Filed pursuant to Rule 424(b)(3)
                                   under the Securities Act of 1933, as amended.
                                                             File No. 333-104655

FIDELITY BANCORP, INC.                                         MAF BANCORP, INC.
[LOGO]                                                                   [LOGO]
                             ______________________

                   PROXY STATEMENT OF FIDELITY BANCORP, INC.
                             ______________________

                        PROSPECTUS OF MAF BANCORP, INC.
                             ______________________

                  MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

TO FIDELITY BANCORP STOCKHOLDERS:

         You are cordially invited to attend a Special Meeting of Stockholders of Fidelity Bancorp, Inc. which will be held on July 16, 2003 at 10:00 a.m., local time, at the offices of Fidelity located at 5455 W. Belmont Avenue, Chicago, Illinois 60641.

         At the meeting, you will be asked to approve the merger agreement between Fidelity and MAF Bancorp, Inc. that provides for MAF's acquisition of Fidelity. If the merger is completed, for each share of Fidelity common stock you own, you will be entitled to receive 0.89 shares of MAF common stock.

         MAF's common stock is traded on the Nasdaq National Market under the symbol "MAFB." The closing price of MAF common stock on June 2, 2003 was $37.12.

         The merger cannot be completed unless a majority of the holders of Fidelity common stock approve the merger agreement. Your Board of Directors has unanimously approved the merger agreement and recommends that you approve it.

         Additional information regarding the transaction, the merger agreement, Fidelity and MAF is set forth in the attached proxy statement. Also for your reference, reprinted at the back of this document are copies of Fidelity's 2002 Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2003. This document also serves as the prospectus for the 2,980,000 shares of MAF common stock that were registered by MAF for use in connection with the merger. WE URGE YOU TO READ THIS ENTIRE DOCUMENT CAREFULLY, INCLUDING "RISK FACTORS" BEGINNING ON PAGE 17.

                                                   Sincerely,

                                                   /s/ Raymond Stolarczyk
                                                   Raymond Stolarczyk
                                                   Chairman of the Board and
                                                   Chief Executive Officer of
                                                   Fidelity Bancorp, Inc.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS DOCUMENT OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATION OF ANY BANK OR NONBANK SUBSIDIARY OF ANY OF THE PARTIES, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

THIS DOCUMENT IS DATED JUNE 6, 2003 AND IS FIRST BEING MAILED TO FIDELITY STOCKHOLDERS ON OR ABOUT JUNE 6, 2003.

                              AVAILABLE INFORMATION

         This document incorporates certain important business and financial information about MAF and Fidelity from other documents that are not included in or delivered with this document. These documents are available to you without charge upon your written or oral request. Requests for these documents should be directed to the following:

             MAF DOCUMENTS                         FIDELITY DOCUMENTS
      ---------------------------                ----------------------

           MAF BANCORP, INC.                     FIDELITY BANCORP, INC.
      55TH STREET & HOLMES AVENUE                5455 W. BELMONT AVENUE
    CLARENDON HILLS, ILLINOIS 60514             CHICAGO, ILLINOIS 60641
       ATTENTION: CAROLYN PIHERA                 ATTENTION: JUDITH LEAF
             (630) 887-5978                          (773) 736-4414

         IN ORDER TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY JULY 9, 2003 TO RECEIVE THEM BEFORE THE SPECIAL
MEETING.

         YOU CAN ALSO OBTAIN DOCUMENTS INCORPORATED BY REFERENCE IN THIS DOCUMENT THROUGH THE SEC WEBSITE AT WWW.SEC.GOV. SEE "WHERE YOU CAN FIND MORE INFORMATION" BEGINNING ON PAGE 70.

                             FIDELITY BANCORP, INC.
                                     [LOGO]
                             5455 W. Belmont Avenue
                             Chicago, Illinois 60641
                       ___________________________________

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                    Date:    July 16, 2003
                    Time:    10:00 a.m., local time
                    Place:   5455 W. Belmont Avenue
                             Chicago, Illinois 60641

To Fidelity Bancorp Stockholders:

         We are pleased to notify you of and invite you to the special meeting of stockholders. At the meeting you will be asked to vote on the following matters:

         o adoption and approval of the Agreement and Plan of Reorganization, dated December 16, 2002, that provides for MAF Bancorp, Inc. to acquire Fidelity, as described in the attached document; and

         o any other business that properly comes before the special meeting, or any adjournments or postponements of the special meeting.

         If the merger is completed, for each share of Fidelity common stock you own, you will be entitled to receive 0.89 shares of MAF common stock. MAF's common stock is traded on the Nasdaq National Market under the symbol "MAFB." The closing price of MAF common stock on June 2, 2003 was $37.12.

         Only holders of Fidelity common stock of record at the close of business on May 22, 2003 are entitled to vote at the meeting. Approval of the merger agreement requires the affirmative vote at the meeting of a majority of the issued and outstanding shares of Fidelity common stock.

         THE BOARD OF DIRECTORS OF FIDELITY UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT.

         To ensure that your shares are voted at the special meeting, please promptly complete, sign and return the proxy form in the enclosed envelope.

Chicago, Illinois
June 6, 2003


                                              By Order of the Board of Directors


                                              /s/ Raymond Stolarczyk
                                              Raymond Stolarczyk
                                              Chairman of the Board and
                                              Chief Executive Officer

                                TABLE OF CONTENTS
                                                                            PAGE

QUESTIONS AND ANSWERS ABOUT THE MERGER.........................................1

SUMMARY  ......................................................................5
         The Parties...........................................................5
         Purpose of the Special Meeting........................................5
         Date, Time and Place of Special Meeting...............................5
         Vote Required.........................................................6
         Terms of the Merger...................................................6
         Reasons for the Merger................................................6
         Recommendation of Fidelity's Board of Directors.......................7
         Fairness Opinion of Fidelity's Financial Advisor......................8
         No Dissenters' Rights of Appraisal....................................8
         Federal Income Tax Consequences.......................................8
         Accounting Treatment..................................................8
         Conditions to the Merger..............................................8
         Regulatory Approvals..................................................9
         Termination...........................................................9
         Termination Fees......................................................9
         Interests of executive officers and directors in the merger that are different than yours.....................................9
         Certain differences in shareholder rights............................10
         Market Price and Dividend Information................................10

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF MAF BANCORP, INC............12

SELECTED CONSOLIDATED FINANCIAL  AND OTHER DATA OF FIDELITY BANCORP, INC......14

COMPARATIVE PER SHARE DATA....................................................16

RISK FACTORS..................................................................17
         The exchange ratio is fixed and will not be adjusted to
              reflect any changes in MAF stock value before the
              effective time of the merger....................................17
         The anticipated benefits of the merger may never be realized.........17
         MAF may have difficulties integrating Fidelity's operations into
              MAF's operations................................................17
         MAF may not be successful in completing its pending acquisition of St. Francis..................................................18
         Changes in government fiscal and monetary policy or
              deteriorating economic conditions could reduce MAF's
              income and cash flows...........................................18
         Future government regulation and legislation could limit
              MAF's future growth.............................................19
         Further deterioration in MAF's investment securities
              portfolio could adversely affect MAF's earnings.................19
         The financial institution industry is very competitive...............20
         Rapid changes in the financial services industry could
              negatively affect MAF's financial performance...................20
         Fidelity's stockholders will not control MAF's future operations and pending or future acquisitions and/or capital-raising
              efforts by MAF may dilute their ownership interest in MAF.......20

                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE

FORWARD-LOOKING STATEMENTS....................................................20

BUSINESS OF MAF...............................................................22
         General  ............................................................22
         Recent Developments..................................................23

DESCRIPTION OF MAF CAPITAL STOCK..............................................24

BUSINESS OF FIDELITY..........................................................24

PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION............................26
         Notes to unaudited Pro Forma Condensed Combined Financial Statements.30

SPECIAL MEETING OF FIDELITY STOCKHOLDERS......................................36
         General  ............................................................36
         Date, Place and Time.................................................36
         Record Date..........................................................36
         Required Vote; Principal Stockholders................................36
         Voting and Revocability of Proxies...................................37
         No Dissenters' Rights of Appraisal...................................37
         Solicitation of Proxies..............................................38

DESCRIPTION OF THE MERGER.....................................................39
         General  ............................................................39
         Background of the Merger.............................................39
         MAF's Reasons for the Merger.........................................42
         Fidelity's Reasons for the Merger and Board Recommendation...........43
         Fairness Opinion of Fidelity's Financial Advisor.....................45
         Material United States Federal Income Tax Consequences of the Merger.51
         Accounting Treatment.................................................53
         Regulatory Approvals.................................................53
         Dissenters' Rights...................................................54
         Restrictions on Resale of MAF Common Stock by Fidelity Affiliates....54

TERMS OF THE MERGER...........................................................56
         Merger Consideration.................................................56
         Time of Completion...................................................56
         Exchange of Certificates.............................................57
         Conditions to the Merger.............................................57
         Conduct of Business Pending the Merger...............................59
         Representations and Warranties.......................................60
         Interests of Certain Persons in the Merger...........................61
         Termination..........................................................66
         Termination Fees.....................................................67
         Amendment, Waiver....................................................67
         Affiliate Lock-up Agreements.........................................68
         Dividends............................................................68
         Expenses ............................................................68
         Nasdaq Stock Listing.................................................68

                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE

COMPARISON OF SHAREHOLDER RIGHTS..............................................69

LEGAL MATTERS.................................................................69

EXPERTS  .....................................................................69

SHAREHOLDER PROPOSALS.........................................................69

WHERE YOU CAN FIND MORE INFORMATION...........................................70

APPENDICES:

Appendix A - Agreement and Plan of Reorganization............................A-1

Appendix B - Fairness Opinion of Stifel, Nicolaus & Company, Incorporated....B-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:       WHAT IS THE PURPOSE OF THIS DOCUMENT?

A: This document serves as both a proxy statement of Fidelity and a prospectus of MAF. As a proxy statement, this document is being used to solicit your proxy to vote in favor of the merger agreement at the special meeting. As a prospectus, it is being provided because MAF is offering to exchange shares of its common stock for your shares of Fidelity common stock when the merger is completed.

Q:       WHY DO FIDELITY AND MAF WANT TO MERGE?

A: Fidelity believes the proposed merger will provide Fidelity stockholders with substantial benefits, and MAF believes that the merger will further its strategic growth plans. The products and markets of Fidelity and MAF generally are complementary and the combined company should be able to better serve customers and compete more effectively within its market. To review the reasons for the merger in more detail, see "Description of the Merger--MAF's Reasons for the Merger" on page 42 and "Description of the Merger--Fidelity's Reasons for the Merger and Board Recommendation" on page 43.

Q:       HOW WILL THE MERGER AFFECT ME?

A: You will be entitled to receive 0.89 shares of MAF common stock in exchange for each share of Fidelity common stock you own at the effective time of the merger.

         MAF will not issue fractional shares. Instead, you will receive cash for any fractional share of MAF common stock owed to you in an amount based on the closing price of MAF common stock on the closing date of the merger. As of the close of business on June 2, 2003, the market value of 0.89 shares of MAF common stock was $33.04. For example:

         o If at closing you own 10,000 shares of Fidelity common stock, then after the merger you will be entitled to receive 8,900 shares of MAF common stock.

         o If at closing you own 50 shares of Fidelity common stock, then after the merger you will be entitled to receive 44 shares of MAF common stock and a check for the market value of the 0.50 fractional share of MAF common stock.

Q: WHAT DOES THE FIDELITY BOARD OF DIRECTORS RECOMMEND?

A: Fidelity's Board of Directors unanimously recommends that you vote "FOR" adoption of the merger agreement. Fidelity's Board of Directors has determined that the merger agreement and the merger are fair to and in the best interests of Fidelity and its stockholders. To review the background and reasons for the merger in greater detail, see pages 39 to 45.

Q:       WHAT VOTE IS REQUIRED TO ADOPT THE MERGER AGREEMENT?

A: Holders of a majority of the outstanding shares of Fidelity common stock must vote in favor of the merger agreement. All of the Fidelity directors and certain executive officers have agreed to vote their shares of Fidelity common stock in favor of the merger agreement at the special meeting. MAF shareholders are not required to vote on the merger agreement.

Q:       WHAT DO I NEED TO DO NOW? HOW DO I VOTE?

A: After you have carefully read and considered the information contained in this document, please complete, sign and date your proxy card and mail your signed proxy card in the enclosed return envelope as soon as possible. This will enable your shares to be represented at the meeting. You may also vote in person at the meeting. If you do not return a properly executed proxy card and do not vote at the special meeting, this will have the same effect as a vote against the adoption and approval of the merger agreement. If you sign, date and send in your proxy card, but you do not indicate how you want to vote, your proxy will be voted in favor of the proposal to adopt and approve the merger agreement.

Q: CAN I CHANGE MY VOTE OR REVOKE MY PROXY AFTER I HAVE MAILED MY SIGNED PROXY FORM?

A: Yes. Until exercised at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

         o filing with the corporate secretary of Fidelity a duly executed revocation of proxy;

         o        submitting a new proxy with a later date; or

         o        voting in person at the special meeting.

         You may request a new proxy card by calling Judith K. Leaf at Fidelity at (773) 736-4414.

Q:       WHAT WILL HAPPEN TO FIDELITY STOCK OPTIONS IN THE MERGER?

A: Holders of Fidelity stock options will be entitled to either (1) convert their Fidelity stock options into MAF stock options or (2) cancel their Fidelity stock options and receive a cash payment.

Q: I AM A FIDELITY EMPLOYEE AND I HOLD MY SHARES IN FIDELITY'S EMPLOYEE STOCK OWNERSHIP PLAN, OR ESOP. WILL I BE ABLE TO VOTE THOSE SHARES?

A: Fidelity's ESOP permits each plan participant to direct the trustee how to vote shares attributable to the participant's plan account. All shares held by the plan have been allocated to participants' plan accounts. If you are a plan participant, you will receive information concerning the procedures for submitting a separate instruction card with your voting directions.

Q:       WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: In general, the exchange of your shares of Fidelity common stock for MAF common stock will be tax-free for United States federal income tax purposes. However, you will recognize gain on cash received instead of fractional shares of MAF's common stock. You should consult with your tax adviser for the specific tax consequences of the merger to you. See page 51.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions you will receive from your broker. Your broker will not be able to vote your shares on the proposed merger without instructions.

Q:       I AM A FIDELITY STOCKHOLDER. SHOULD I SEND IN MY STOCK CERTIFICATES
         NOW?

A: No. After the merger is completed, you will be sent written instructions from MAF's exchange agent for exchanging your stock certificates. Do not send in your stock certificates with your proxy card.

Q:       WILL I HAVE APPRAISAL RIGHTS?

A: No. Under Delaware law, appraisal rights are not available for the shares of any class or series of stock if that stock is listed on a national securities exchange or an interdealer quotation system (i.e., the Nasdaq National Market). Since Fidelity's common stock is listed on Nasdaq, you will not have the right to an appraisal of the fair value of your shares.

Q:       WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A: No changes are expected to MAF or Fidelity dividend policies before the merger, except that Fidelity and MAF have agreed to cooperate to schedule the closing so that you will not receive a dividend during the quarter that the merger is to be consummated from Fidelity if you would also be entitled to receive a dividend from MAF during that quarter.

         Following the merger, MAF expects to continue to pay dividends on its common stock in the amount of $0.18 per share per quarter, or $0.72 per share per year. MAF's $0.72 per share annual dividend is equivalent to an annual dividend amount of $0.64 for each Fidelity share, since you will own a lesser number of shares after the merger as a result of the exchange ratio of 0.89 shares of MAF for each share of Fidelity.

         Although MAF currently expects to pay the dividends described above, MAF cannot assure such payments will be made. Members of MAF's Board of Directors will use their discretion to decide whether to declare dividends and the amount of any dividends. In making their decision, the MAF directors will consider various factors, including MAF's business condition, financial position, earnings and other factors.

Q:       WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: MAF and Fidelity are working toward completing the merger as quickly as possible. In addition to Fidelity stockholder approval, regulatory approvals must also be obtained. MAF and Fidelity currently anticipate completing the merger during July 2003.

Q: IS COMPLETION OF THIS MERGER DEPENDENT ON MAF'S COMPLETION OF ITS RECENTLY ANNOUNCED ACQUISITION OF ST. FRANCIS CAPITAL CORPORATION?

A: No. The completion of this merger is not conditioned upon completion of MAF's acquisition of St. Francis, nor is the completion of the St. Francis acquisition conditioned upon MAF's completion of this merger. As discussed above, MAF and Fidelity anticipate that this merger will close during July 2003. MAF expects that the St. Francis acquisition, which is subject to regulatory approvals and approval by the holders of a majority of MAF's common stock and St. Francis' common stock, will close in the fourth quarter of 2003.

Q:       IS THERE OTHER INFORMATION I SHOULD CONSIDER?

A: Yes. Important business and financial information about both MAF and Fidelity is not included in this document. This information is incorporated by reference to documents that MAF and Fidelity have filed or will file separately with the SEC. See "Available Information" on the inside front cover of this document and "Where You Can Find More Information" on page 70. Also for your reference, reprinted at the back of this document are copies of Fidelity's 2002 Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

Q:       WHO CAN ANSWER MY OTHER QUESTIONS?

A: If you have more questions about the merger or need additional copies of this document or proxy card, you should contact:

                  Fidelity Bancorp, Inc.
                  5455 W. Belmont Avenue
                  Chicago, Illinois 60641
                  Attention: Elizabeth A. Doolan
                  Phone Number: (773) 736-4414

                                     SUMMARY

         This summary highlights certain information contained elsewhere in this document or in documents incorporated by reference into this document. Each item in this summary contains a page reference referring you to a more complete description of that item later in this document. For a more detailed description of the merger and its terms, you are urged to carefully read this entire document, including the appendices and the other documents we refer to.

THE PARTIES

         MAF BANCORP, INC.
         55th Street & Holmes Avenue
         Clarendon Hills, Illinois  60514
         (630) 325-7300

         (See page 22)

         MAF Bancorp, Inc., a Delaware corporation, is a savings and loan holding company operating principally through its bank subsidiary, Mid America Bank, fsb, a federally-chartered savings bank currently with 35 retail branches primarily in Chicago and its western suburbs. MAF also is involved in the residential real estate development business. As of March 31, 2003, MAF had consolidated total assets of $6.0 billion, deposits of $3.8 billion and stockholders' equity of $517 million.

         FIDELITY BANCORP, INC.
         5455 W. Belmont
         Chicago, Illinois 60641
         (773) 736-4414

         (See page 24)

         Fidelity Bancorp, Inc., a Delaware corporation, is a savings and loan holding company operating through its wholly-owned subsidiary, Fidelity Federal Savings Bank, a federally-chartered stock savings bank. Fidelity Federal conducts its business through its main office and four full-service branch offices, located in Chicago, Franklin Park, and Schaumburg, Illinois. As of March 31, 2003, Fidelity had consolidated total assets of $723.2 million, deposits of $458.3 million and stockholders' equity of $61.6 million.

PURPOSE OF THE SPECIAL MEETING

         (See page 36)

         The special meeting will be held for the purpose of considering and voting upon a proposal to approve and adopt the merger agreement.

DATE, TIME AND PLACE OF SPECIAL MEETING

         (See page 36)

         The special meeting of Fidelity stockholders will be held at Fidelity's offices located at 5455 W. Belmont Avenue, Chicago, Illinois 60641, at
10:00 a.m., local time, on July 16, 2003.

VOTE REQUIRED

         (See page 36)

         Fidelity's Board of Directors fixed the close of business on May 22, 2003, as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting. If you held shares of Fidelity common stock on the record date, you will be entitled to notice of, and to vote at, the special meeting. The presence, in person or by proxy, of a majority of the aggregate number of shares of Fidelity common stock issued, outstanding and entitled to vote on the record date is necessary to constitute a quorum at the special meeting.

         The affirmative vote of the holders of a majority of the shares of Fidelity common stock issued, outstanding and entitled to vote at the special meeting will be required to adopt and approve the merger agreement. Adoption and approval of the merger agreement by the requisite vote of the holders of Fidelity common stock is a condition to, and is required for, consummation of the merger.

         As of the record date, 3,159,553 shares of Fidelity common stock were issued, outstanding and entitled to vote, of which approximately 414,275 shares, or approximately 13.11%, were beneficially owned by directors and executive officers of Fidelity, its subsidiaries and their respective affiliates. Each director and certain executive officers of Fidelity have entered into agreements with MAF to vote shares of Fidelity common stock they beneficially own in favor of the adoption and approval of the merger agreement.

TERMS OF THE MERGER

         (See page 56)

         The merger agreement provides for, among other things, the merger of Fidelity with and into MAF. As part of the transaction, Fidelity Federal will be merged with and into Mid America Bank. You are encouraged to read the merger agreement, which is included as Appendix A to this document.

         Under the terms of the merger agreement, each share of Fidelity common stock which is issued and outstanding immediately prior to the effective time of the merger shall be converted into the right to receive 0.89 shares of MAF common stock. Each outstanding Fidelity stock option may either be converted into a MAF stock option or cancelled in exchange for a cash payment.

REASONS FOR THE MERGER

         (See page 42)

         The Board of Directors of Fidelity unanimously determined that the merger agreement and the merger consideration were fair to and in the best interests of Fidelity and its stockholders.

         In its deliberations and in making its determination, with the assistance of its legal and financial advisors, Fidelity's Board of Directors considered many factors including, without limitation, the following:

         o the business, operations, properties, assets, competitive position, financial condition, operating results, management, strategic objectives and prospects of Fidelity;

         o developments within the United States banking industry in general and in the Chicago metropolitan market in particular;

         o the opinion of Fidelity's financial advisor, Stifel, Nicolaus & Company, Incorporated, that the merger consideration is fair, from a financial point of view;

         o information concerning the business, financial condition and results of operations of MAF, including the recent performance of MAF common stock;

         o the fact that MAF common stock has greater liquidity than the shares of Fidelity common stock; and

         o the view, after consultation with Stifel, and in light of the process undertaken by Fidelity to solicit interest from third parties for a strategic transaction, that the willingness of a third party to pay more for Fidelity was not likely.

         MAF's Board of Directors believes that the merger is in the best interests of MAF and its shareholders. MAF's Board of Directors has approved the merger agreement. In deciding to approve the merger agreement, the MAF Board of Directors considered a number of factors, including:

         o        a review of

                  - the business, operations, earnings and financial condition, including the capital levels and asset quality of Fidelity on historical, prospective and pro forma bases and in comparison to other financial institutions in the area,

                  - the demographic, economic and financial characteristics of the markets in which Fidelity operates, including existing competition, history of the market areas with respect to financial institutions, and demand for financial services, on historical and prospective bases, and

                  - the results of MAF's due diligence review of Fidelity;

         o the likelihood of regulators approving the merger without undue conditions or delay;

         o        the compatibility of MAF and its subsidiaries with Fidelity;
                  and

         o a variety of factors affecting and relating to the overall strategic focus of MAF.

         The Boards of Directors of both MAF and Fidelity believe that the merger will result in expanded resources for profitable growth and that the combined resources of MAF and Fidelity will provide greater ability to compete in the changing and competitive financial services industry.

RECOMMENDATION OF FIDELITY'S BOARD OF DIRECTORS

         (See page 43)

         Fidelity's Board of Directors unanimously recommends that you vote FOR adoption and approval of the merger agreement. Fidelity's Board of Directors believes that the terms of the merger agreement are fair and that the merger is in the best interests of Fidelity and its stockholders.

FAIRNESS OPINION OF FIDELITY'S FINANCIAL ADVISOR

         (See page 45)

         In deciding to approve the merger, Fidelity's Board of Directors considered the opinion from Stifel that the exchange ratio in the merger is fair, from a financial point of view. The full text of this opinion, updated as of June 5, 2003, is attached to this document as Appendix B. You are encouraged to read this opinion.

NO DISSENTERS' RIGHTS OF APPRAISAL

         (See page 37)

         Holders of Fidelity common stock who dissent to the merger will not have appraisal rights. Under Delaware law, appraisal rights are not available for the shares of any class or series of stock if that stock is listed on a national securities exchange or an interdealer quotation system (i.e., the Nasdaq National Market). Fidelity's common stock is listed on Nasdaq.

FEDERAL INCOME TAX CONSEQUENCES

         (See page 51)

         Your receipt of the merger consideration generally will be tax-free for United States federal income tax purposes, except to the extent you receive cash instead of fractional shares of MAF common stock. You should consult your tax adviser for a full understanding of the federal, state, local and foreign tax consequences of the merger to you.

ACCOUNTING TREATMENT

         (See page 53)

         The merger will be accounted for as a purchase transaction in accordance with accounting principles generally accepted in the United States of America.

CONDITIONS TO THE MERGER

         (See page 57)

         Consummation of the merger is subject to certain conditions, including:

         o the approval of the merger by the affirmative vote of holders of a majority of the shares of Fidelity common stock entitled to vote at the special meeting;

         o        receipt of all required regulatory approvals discussed below;

         o the continued effectiveness of the registration statement of which this document is a part;

         o the absence of any injunction or legal restraint prohibiting consummation of the merger; and

         o        certain other customary closing conditions.

         There can be no assurance as to when and if all of the conditions will be satisfied (or, where permissible, waived) or that the merger will be consummated.

REGULATORY APPROVALS

         (See page 53)

         Before the merger is consummated, the merger and the bank merger between Mid America Bank and Fidelity Federal must be approved by the Office of Thrift Supervision, or the OTS. MAF filed the required application with the Southeast Regional Director of the OTS, under delegated authority, on February 19, 2003. The parties currently expect to receive regulatory approval by the end of the second quarter of 2003.

         In addition, the bank merger requires prior notification to the FDIC because Mid America Bank will be acquiring Fidelity Federal's two non-banking subsidiaries. Mid America Bank filed its notification with the Regional Director of the FDIC on February 20, 2003. MAF expects to receive notification from the FDIC that it does not intend to object to Mid America Bank's acquisition of the non-banking subsidiaries of Fidelity Federal.

         Although MAF currently anticipates that all necessary regulatory approvals will be received by the end of June 2003, there can be no assurance as to the timing of receipt of the requisite final approvals or that all such approvals will in fact be granted as expected. As described above, receipt of all requisite approvals is a condition precedent to consummation of the merger.

TERMINATION

         (See page 66)

         The merger agreement provides Fidelity with a "walk-away" right, in the event that, during the designated period before closing described in the merger agreement: (1) the average MAF common stock price per share drops more than 17.5% compared to $34.28, the closing price of MAF common stock on December 17, 2002, the business day of announcement of the merger, and (2) the drop in MAF stock price exceeds by more than 17.5 percentage points the percentage decline, if any, in the value of a weighted index of financial institution holding company stocks over a comparable period. Fidelity also has the right to terminate the merger agreement if there are certain delays in the regulatory approval process.

TERMINATION FEES

         (See page 67)

         Under certain circumstances described in the merger agreement, MAF may demand a $4,500,000 termination fee from Fidelity if the transaction does not occur. In addition, Fidelity may, under certain circumstances described in the merger agreement, demand a $1,000,000 termination fee from MAF if the transaction does not occur.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER THAT ARE DIFFERENT THAN YOURS

         (See page 61)

         You should be aware that some Fidelity directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder.

         As a result of the merger, certain officers and directors of Fidelity will be entitled to certain compensation payments and certain other benefits. In addition, Raymond Stolarczyk, Chairman of the Board and Chief Executive Officer of Fidelity, will be appointed to serve as director of both MAF and

Mid America Bank and Thomas Bentel, President of Fidelity, will be appointed a Senior Vice President of both MAF and Mid America Bank following the merger. MAF has also agreed to form an advisory board consisting of all of Fidelity and Fidelity Federal's current directors, other than Mr. Stolarczyk and Mr. Bentel. The merger agreement also contains a provision requiring MAF to provide continuing indemnification and directors' and officers' insurance to Fidelity directors and officers for a period of six years.

         Fidelity's Board of Directors was aware of these interests and took them into account in approving the merger.

CERTAIN DIFFERENCES IN SHAREHOLDER RIGHTS

         (See page 69)

         When the merger is completed, Fidelity stockholders, whose rights are governed by Delaware law and Fidelity's certificate of incorporation and by-laws, will become MAF shareholders, and their rights will still be governed by Delaware law as well as MAF's certificate of incorporation and by-laws, which are substantially similar to those of Fidelity.

MARKET PRICE AND DIVIDEND INFORMATION

         MAF common stock and Fidelity common stock are both quoted on Nasdaq under the symbols "MAFB" and "FBCI," respectively.

         The following table sets forth the last sales prices as reported by Nasdaq for MAF common stock and Fidelity common stock on the dates indicated, and the equivalent per share value for Fidelity Common Stock, giving effect to the merger as of the same dates:

                          CLOSING PRICE      CLOSING PRICE        FIDELITY
                            MAF COMMON          FIDELITY       EQUIVALENT PER
                              STOCK          COMMON STOCK      SHARE VALUE(2)
                              -----          ------------      --------------

December 16, 2002(1)......   $34.83             $27.10            $31.00
June 2, 2003..............   $37.12             $32.87            $33.04
------------------
(1)     Trading date next preceding public announcement of the proposed merger.
(2) The equivalent per share value of Fidelity common stock is calculated based on the closing price for MAF common stock as of the date indicated, multiplied by 0.89.

         The table below shows the reported high and low sales prices of MAF's common stock during the periods indicated as well as its quarterly dividend payments declared during those periods.

                                        HIGH           LOW        DIVIDEND
                                        ----           ---        --------
YEAR ENDED DECEMBER 31, 2001
----------------------------
First Quarter.......................    $29.00        $24.81       $.10
Second Quarter......................     31.25         25.69        .12
Third Quarter.......................     32.73         24.30        .12
Fourth Quarter......................     30.25         26.10        .12

YEAR ENDED DECEMBER 31, 2002
----------------------------
First Quarter.......................    $35.29        $28.70       $.15
Second Quarter......................     40.11         34.37        .15
Third Quarter.......................     38.04         29.60        .15
Fourth Quarter......................     35.41         28.60        .15

YEAR ENDING DECEMBER 31, 2003
-----------------------------
First Quarter.......................    $35.43        $32.61       $.18
Second Quarter
   (through June 2, 2003)...........     37.24         32.90        .18

         The table below shows the reported high and low sales prices of Fidelity's common stock during the periods indicated as well as its quarterly dividend payments declared during those periods. All stock prices and dividend amounts have been adjusted to reflect a 3-for-2 stock split declared by Fidelity on January 22, 2002.

                                        HIGH           LOW        DIVIDEND
                                        ----           ---        --------
YEAR ENDED SEPTEMBER 30, 2001
-----------------------------
First Quarter.......................    $12.54        $11.75       $.08
Second Quarter......................     14.25         12.50        .08
Third Quarter.......................     15.06         13.90        .08
Fourth Quarter......................     16.77         14.83        .08

YEAR ENDED SEPTEMBER 30, 2002
-----------------------------
First Quarter.......................    $20.17        $15.33       $.08
Second Quarter......................     20.25         18.20        .09
Third Quarter.......................     22.50         18.90        .09
Fourth Quarter......................     22.50         20.80        .09

YEAR ENDING SEPTEMBER 30, 2003
------------------------------
First Quarter.......................    $30.50        $21.05       $.10
Second Quarter......................     31.10         28.30        .10
Third Quarter
   (through June 2, 2003)...........     32.92         28.75        .10

                         SELECTED CONSOLIDATED FINANCIAL
                       AND OTHER DATA OF MAF BANCORP, INC.

         The following table sets forth certain summary consolidated financial data of MAF and its subsidiaries at or for the periods indicated. Data at or for the periods ended December 31 are derived from MAF's Annual Reports on Form 10-K for the year then ended and data at or for the periods ended March 31 are derived from MAF's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003. This information should be read in conjunction with MAF's consolidated financial statements and the respective notes, which are included in documents incorporated by reference in this document.


                                                 MARCH 31,                                   DECEMBER 31,
                                          ------------------------ -----------------------------------------------------------------
                                              2003         2002         2002         2001          2000          1999          1998
                                              ----         ----         ----         ----          ----          ----          ----
                                                (UNAUDITED)
                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED FINANCIAL DATA:
   Total assets.......................... $5,984,930    5,617,850   5,937,181    5,595,039     5,195,588     4,658,065     4,121,087
   Loans receivable, net.................  4,395,574    4,251,687   4,530,932    4,447,575     4,328,114     3,884,569     3,319,076
   Mortgage-backed securities............    304,966      219,191     365,638      142,158       104,385       133,954       183,603
   Interest-bearing deposits.............    163,187      112,348      28,210       29,367        53,392        51,306        24,564
   Federal funds sold....................    196,812      167,360     100,205      112,765       139,268        35,013        79,140
   Investment securities.................    493,417      482,593     477,943      487,542       271,902       281,129       260,945
   Real estate held for development
       or sale...........................     20,451       12,265      14,938       12,993        12,718        15,889        25,134
   Deposits..............................  3,814,744    3,647,659   3,751,237    3,557,997     2,974,213     2,699,242     2,656,872
   Borrowed funds........................  1,501,500    1,390,500   1,556,500    1,470,500     1,728,900     1,526,363     1,034,500
   Stockholders' equity..................    517,018      450,212     501,458      435,873       387,729       352,921       344,996
   Book value per share..................      22.18        19.50       21.57        18.97         16.87         14.76         13.81
   Tangible book value per share(1)......      17.79        15.01       17.18        14.37         13.80         12.20         11.32

                                                   THREE MONTHS ENDED
                                                         MARCH 31,                            YEAR ENDED DECEMBER 31,
                                                   --------------------   ----------------------------------------------------------
                                                     2003        2002     2002         2001         2000         1999        1998
                                                     ----        ----     ----         ----         ----         ----        ----
                                                         (UNAUDITED)
                                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED OPERATING DATA:
Interest income...........................         $77,026      81,556    329,490     345,736      343,103      285,092     247,263
Interest expense..........................          35,971      45,592    171,465     214,489      217,173      168,401     150,575
                                                   -------      ------    -------     -------      -------      -------     -------
   Net interest income....................          41,055      35,964    158,025     131,247      125,930      116,691      96,688
Provision for loan losses.................              --          --        300          --        1,500        1,100         800
                                                   -------      ------    -------     -------      -------      -------     -------
   Net interest income after provision
      for loan losses.....................          41,055      35,964    157,725     131,247      124,430      115,591      95,888
Non-interest income:
   Gain on sale of loans receivable.......           7,548       2,340     16,330       8,691        1,108        2,583       3,204
   Net gain (loss) on sale and write-down
      of investment and mortgage-backed
      securities..........................            (360)        465        119         877         (444)       1,776         816
   Gain on sale of loan servicing rights..              --          --         --          --        4,442           --          --
   Income from real estate operations.....           1,635       2,897      9,717      11,484        9,536        9,630       4,517
   Deposit account service charges........           5,439       4,824     22,239      16,535       12,715       10,200       8,626
   Loan servicing fee income (expense)....          (1,376)        (40)    (2,472)       (371)       1,686        1,761       1,400
   Valuation (allowance) recovery of
      mortgage servicing rights...........              --          --     (2,300)       (904)          --          900      (1,269)
   Other..................................           3,128       3,188     12,730      10,806        8,400        7,994       8,256
                                                   -------      ------    -------     -------      -------      -------     -------
      Total non-interest income...........          16,014      13,674     56,363      47,118       37,443       34,844      25,550
Non-interest expense:
   Compensation and benefits..............          15,638      14,226     59,098      48,221       41,197       37,845      34,494
   Office occupancy and equipment.........           3,531       2,867     11,670       9,011        8,124        7,274       6,645
   Advertising and promotion..............           1,321       1,187      4,844       4,355        3,569        3,149       2,281
   Amortization of goodwill(2)............              --          --         --       3,245        3,118        2,648       1,336
   Amortization of core deposit
      intangibles.........................             379         424      1,649       1,333        1,357        1,236       1,075
   Other..................................           5,805       4,877     22,081      17,259       15,638       15,528      13,862
                                                   -------      ------    -------     -------      -------      -------     -------
      Total non-interest expense..........          26,674      23,581     99,342      83,424       73,003       67,680      59,693
                                                   -------      ------    -------     -------      -------      -------     -------
      Income before income taxes..........          30,395      26,057    114,746      94,941       88,870       82,755      61,745
Income taxes..............................          11,107       9,415     40,775      35,466       32,311       31,210      23,499
                                                   -------      ------    -------     -------      -------      -------     -------
   Net income.............................         $19,288      16,642     73,971      59,475       56,559       51,545      38,246
                                                   =======      ======    =======     =======      =======      =======     =======
Basic earnings per share..................         $   .83         .72       3.19        2.62         2.43         2.13       1.70
                                                   =======      ======    =======     =======      =======      =======     =======
Diluted earnings per share................         $   .81         .70       3.11        2.56         2.40         2.07       1.65
                                                   =======      ======    =======     =======      =======      =======     =======



                                               THREE MONTHS ENDED
                                                     MARCH 31,                                 YEAR ENDED DECEMBER 31,
                                               --------------------     ------------------------------------------------------------
                                                 2003        2002         2002        2001          2000          1999        1998
                                                 ----        ----         ----        ----          ----          ----        ----
                                                     (UNAUDITED)
                                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED FINANCIAL RATIOS AND OTHER DATA:
Return on average assets(3)...............        1.30%        1.19         1.29        1.14          1.14         1.20        1.07
Return on average equity(3)...............       15.10        15.04        15.83       14.82         15.57        14.98       13.87
Average stockholders' equity to average
   assets.................................        8.62         7.92         8.14        7.70          7.34         8.03        7.73
Stockholders' equity to total assets......        8.64         8.01         8.45        7.79          7.46         7.58        8.37
Tangible and core capital to total assets
   (Bank only)............................        6.87         6.73         6.78        6.44          6.32         6.32        6.67
Risk-based capital ratio (Bank only)......       12.13        11.98        11.85       11.31         11.98        12.32       13.42
Interest rate spread during period........        2.65         2.34         2.58        2.22          2.30         2.52        2.47
Net yield on average interest-earning
   assets.................................        5.53         6.20         2.92        2.64          2.68         2.87        2.85
Average interest-earning assets to
   average interest-bearing liabilities...      110.45       109.93       110.46      109.62        108.10       108.56      108.62
Non-interest expense to average assets(3).        1.80         1.69         1.73        1.60          1.48         1.58        1.65
Non-interest expense to average assets
   and average loans serviced for
   others(3)..............................        1.33         1.33         1.33        1.33          1.22         1.25        1.28
Efficiency ratio(4).......................       46.45        47.96        46.36       47.00         44.56        45.19       49.16
Non-performing loans to total loans.......         .58          .59          .58         .45           .39          .40         .43
Non-performing assets to total assets.....         .62          .49          .47         .37           .36          .50         .54
Cumulative one-year gap...................       10.72        (6.88)       10.23       (3.57)        (5.18)      (11.47)      (4.23)
Number of deposit accounts................     398,920      383,109      393,801     377,015       339,340      314,396     305,411
Mortgage loans serviced for others........  $2,261,784    1,646,806    2,021,512   1,401,607       785,350    1,226,874   1,065,126
Loan originations and purchases...........  $1,055,901      678,040    3,691,170   2,827,594     1,484,220    1,711,337   1,754,009
Retail banking offices....................          34           33           34          32            27           25          24
STOCK PRICE AND DIVIDEND INFORMATION:
High......................................  $    35.43        35.29        40.11       32.73         30.00        27.50       29.25
Low.......................................       32.61        28.70        28.60       24.30         15.50        18.88       18.75
Close.....................................       33.65        35.25        34.00       29.50         28.44        20.94       26.50
Cash dividends declared per share.........         .18          .15          .60         .46           .39          .34        .257
Dividend payout ratio.....................       21.69%       20.83        18.81       17.56         16.05        15.96       15.12

------------------
(1) In computing tangible book value per share, MAF excludes goodwill and core deposit intangible assets from stockholders' equity.
(2) SFAS Nos. 142 and 147 were adopted January 1, 2002 eliminating the amortization of goodwill.
(3) Ratios for the three-month periods ended March 31, have been annualized.
(4) MAF calculates the efficiency ratio by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gain (loss) on sale and write-down of investment and mortgage-backed securities.

                         SELECTED CONSOLIDATED FINANCIAL
                    AND OTHER DATA OF FIDELITY BANCORP, INC.

         The following table sets forth selected consolidated financial data of Fidelity and its subsidiaries at or for the periods indicated. Data at or for the periods ended September 30 are derived from Fidelity's Annual Reports on Form 10-K for the year then ended and data at or for the period ended March 31 are derived from Fidelity's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003. This information should be read in conjunction with Fidelity's consolidated financial statements and the respective notes, which are included in documents incorporated by reference in this document.


                                       AT MARCH 31,                           AT SEPTEMBER 30,
                                    -----------------       ---------------------------------------------------
                                    2003         2002       2002        2001        2000       1999        1998
                                    ----         ----       ----        ----        ----       ----        ----
                                        (UNAUDITED)
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED FINANCIAL DATA:
Total assets...................     $723,199     685,661    698,915    668,706     637,031     599,281    513,563
Loans receivable, net..........      380,929     426,811    414,685    422,980     534,277     507,557    425,608
Loans held for sale............           82          84         83     41,219          --          --         --
Mortgage-backed securities
   held to maturity............           --          --         --         --       2,901       3,585     11,177
Mortgage-backed securities
   available for sale..........      271,634     179,970    216,505    127,685          --          --         --
Securities available for sale..       22,932      49,872     22,396     42,006      74,366      66,070     58,979
Deposits.......................      458,325     433,953    434,134    399,619     381,433     357,016    330,670
Borrowed funds.................      194,000     196,130    180,650    187,345     205,150     186,250    121,400
Stockholders' equity...........       61,615      48,382     55,991     49,384      42,803      42,021     48,597

                                        FOR THE SIX
                                        MONTHS ENDED
                                          MARCH 31,                    FOR THE YEAR ENDED SEPTEMBER 30,
                                    --------------------    ------------------------------------------------------
                                       2003       2002       2002        2001        2000       1999       1998
                                       ----       ----       ----        ----        ----       ----       ----
                                        (UNAUDITED)
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED OPERATING DATA:
Interest income................     $19,635       22,231    43,840      46,454       43,851      39,294     36,127
Interest expense...............       9,648       12,004    22,242      31,461       29,112      23,762     21,836
                                    -------       ------    ------      ------       ------      ------     ------
Net interest income before
   provision for loan losses...       9,987       10,227    21,598      14,993       14,739      15,532     14,291
Provision for loan losses......         188          250       600         295          180         165        181
                                    -------       ------    ------      ------       ------      ------     ------
Net interest income after
   provision for loan losses...       9,799        9,977    20,998      14,698       14,559      15,367     14,110
Non-interest income:
   Fees and commissions........         264          300       670         457          452         374        332
   Insurance and annuity
      commissions..............         426          430       863         820        1,063         721        717
   Gain on sale of securities..         754          295     1,122         231           --          --         --
   Gain on sale of loans.......          61          666       690         640           --          --         --
   Recovery of impairment of
      securities available for
      sale.....................       3,324           --        --          --           --          --         --
   Other.......................          29           20        41         159           53          51         58
                                    -------       ------    ------      ------       ------      ------     ------
Total non-interest income......       4,858        1,711     3,386       2,307        1,568       1,146      1,107
Non-interest expense...........       5,343        5,583    11,697       9,700        9,320       9,840      9,218
                                    -------       ------    ------      ------       ------      ------     ------
Income before income taxes.....       9,314        6,105    12,687       7,305        6,807       6,673      5,999
Income tax expense.............       2,815        2,282     4,684       2,433        2,565       2,543      2,219
                                    -------       ------    ------      ------       ------      ------     ------
Net income.....................     $ 6,499        3,823     8,003       4,872        4,242       4,130      3,780
                                    =======       ======    ======      ======       ======      ======     ======


                                       AT OR FOR THE SIX
                                          MONTHS ENDED
                                            MARCH 31,                 AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                      --------------------    ------------------------------------------------------
                                         2003       2002       2002        2001        2000       1999       1998
                                         ----       ----       ----        ----        ----       ----       ----
                                        (UNAUDITED)
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED FINANCIAL RATIOS AND
   OTHER DATA:
Return on average assets(1).....         1.82%       1.15       1.20         .77         .70        .74         .76
Return on average stockholders'
   equity(1)....................        22.10       15.14      15.39       11.11       10.17       9.42        7.30
Average stockholders' equity to
   average assets...............         8.24        7.61       7.82        6.90        6.90       7.89       10.46
Stockholders' equity to total
   assets.......................         8.52        7.06       8.01        7.39        6.72       7.01        9.46
Efficiency ratio(2).............        46.38       46.77      46.82       56.07       57.15      59.00       59.86
Interest rate spread during
   period.......................         2.54        2.75       2.93        1.95        2.06       2.43        2.38
Net interest margin.............         2.85        3.15       3.32        2.41        2.49       2.87        2.98
ASSET QUALITY RATIOS:
Non-performing loans to loans
   receivable, net..............          .54         .26        .56         .16         .07        .07         .20
Non-performing assets to total
   assets.......................          .37         .22        .39         .10         .06        .06         .19
Net charge-offs (recoveries) to
   average loans................           --          --         --          --          --       (.05)        .01
Allowance for loan losses to
   total loans..................          .53         .35        .44         .29         .18        .15         .14
Allowance for loan losses to
   non-performing loans.........        97.34      135.63     140.81      182.57      250.66     227.41       71.12
REGULATORY CAPITAL RATIOS (BANK
   ONLY):
Tangible........................         7.88        7.62       8.07        7.51        6.95       6.89        8.91
Core............................         7.88        7.62       8.07        7.51        6.95       6.89        8.91
Total Risk-based................        17.81       18.69      17.29       17.65       14.55      14.71       18.99
OTHER DATA:
Loan originations...............      $57,168      93,755    159,024     140,139     110,184    196,859     142,788
Number of deposit accounts......       24,118      24,087     23,676      24,493      25,356     24,524      21,193
Book value per share
   outstanding(3)...............      $ 19.50       15.70      18.17       16.29       14.09      12.69       12.51
Earnings per share - diluted(3).      $  2.00        1.20       2.49        1.54        1.31       1.17         .89
Cash dividends declared per
   share(3).....................      $   .20         .17        .35         .32         .31        .29         .25
Dividend payout ratio...........         9.62%      13.60      13.41       19.88       22.79      23.51       37.50

---------------------------
(1)     Ratios for the six-month periods ended March 31, have been annualized.
(2) Fidelity calculates the efficiency ratio by dividing non-interest expense by the sum of net interest income and non-interest income, excluding the recovery of impairment of securities available for sale.
(3) All share prices have been adjusted to reflect a 3-for-2 stock split to be effected in the form of a stock dividend to common stockholders declared on January 22, 2002.

                           COMPARATIVE PER SHARE DATA

         The following table presents certain comparative per share data for MAF common stock and Fidelity common stock on a historical and pro forma combined basis and for Fidelity common stock on a pro forma equivalent basis, giving effect to the merger with Fidelity both with and without MAF's proposed acquisition of St. Francis Capital Corporation ("St. Francis"). The consummation of MAF's merger with Fidelity is not conditioned upon completion of its proposed acquisition of St. Francis. See "Business of MAF - Recent Developments." The fiscal year end of Fidelity is within 93 days of MAF's fiscal year end. Upon consummation of the merger, the fiscal year end of the combined entity will be the fiscal year end of MAF.

         This data should be read in conjunction with MAF's and Fidelity's audited and unaudited financial statements and the related notes incorporated by reference into this document. The pro forma combined information is not necessarily indicative of the actual results that would have occurred had the merger been consummated at the beginning of the periods indicated, or of the future operations of the combined entity.

                                    HISTORICAL                                       PRO FORMA
                       -----------------------------------      -------------------------------------------------------
                                                  ST.
                         MAF       FIDELITY     FRANCIS
                        THREE       THREE        THREE
                        MONTHS      MONTHS       MONTHS            WITHOUT ST. FRANCIS           WITH ST. FRANCIS
                        ENDED       ENDED        ENDED          --------------------------   -------------------------
                       MARCH 31,   MARCH 31,    MARCH 31,         MAF          FIDELITY        MAF          FIDELITY
                         2003        2003         2003          COMBINED     EQUIVALENT(1)   COMBINED     EQUIVALENT(1)
                       --------    --------     --------        --------     -------------   --------     -------------
Diluted earnings
   per share.......     $  .81        1.41          .64           .92             .82          .95             .84
Cash dividends
   declared per
   share...........     $  .18         .10          .20           .18             .16          .18             .16
Book value per
   share (at
   period end).....     $22.18       19.50        19.88         23.61           21.01        26.55           23.63
Tangible book
   value per share
   (at period
   end)(2).........     $17.79       19.50        18.51         18.13           16.14        18.21           16.20

                                    HISTORICAL                                       PRO FORMA
                       -----------------------------------      -------------------------------------------------------
                                                       ST.
                         MAF         FIDELITY       FRANCIS
                        TWELVE        TWELVE         TWELVE
                        MONTHS        MONTHS         MONTHS            WITHOUT ST. FRANCIS           WITH ST. FRANCIS
                        ENDED          ENDED          ENDED          --------------------------   -------------------------
                     DECEMBER 31,   SEPTEMBER 30,  SEPTEMBER 30,        MAF          FIDELITY        MAF          FIDELITY
                         2003          2003            2003          COMBINED     EQUIVALENT(1)   COMBINED     EQUIVALENT(1)
                     -----------    -------------  -------------     --------     -------------   --------     -------------
Diluted earnings
   per share........   $ 3.11         2.49            2.25             3.13            2.78          3.28           2.92
Cash dividends
   declared per
   share............   $  .60          .35             .60              .60             .53           .60            .53
Book value per
   share (at period
   end).............   $21.57        18.17           19.15            22.85           20.33         25.68          22.86
Tangible book value
   per share (at
   period end) (2)..   $17.18        18.17           17.77            17.37           15.46         17.35          15.44

---------------------------
(1)     The Fidelity pro forma equivalent per share amounts are calculated by multiplying the pro forma MAF combined per share
        amounts by 0.89.
(2)     In computing tangible book value per share, goodwill and core deposit intangibles are excluded from stockholders'
        equity.

                                  RISK FACTORS

         In addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption "Forward-Looking Statements" on page 20, you should consider the following risk factors carefully in deciding whether to vote for the adoption and approval of the merger agreement.

THE EXCHANGE RATIO IS FIXED AND WILL NOT BE ADJUSTED TO REFLECT ANY CHANGES IN MAF STOCK VALUE BEFORE THE EFFECTIVE TIME OF THE MERGER.

         The precise value of the merger consideration to be paid to Fidelity stockholders will not be known at the time of the special meeting. The merger agreement provides that 0.89 shares of MAF common stock will be issued in the merger in exchange for each share of Fidelity common stock. This exchange ratio is fixed and will not be adjusted to reflect any changes in the value of either MAF or Fidelity common stock between the date of the merger agreement and the effective time of the merger. The value of MAF common stock will fluctuate prior to the effective time of the merger and may be higher or lower than on the date of the merger agreement or the date of the special meeting. Stock price changes may result from a variety of factors, including completion of the merger, general market and economic conditions, changes in our respective businesses, operations and prospects and regulatory concerns. Many of these factors are beyond MAF's control. You should obtain current market quotations on MAF's common stock.

THE ANTICIPATED BENEFITS OF THE MERGER MAY NEVER BE REALIZED.

         The success of the merger will depend partly on MAF's ability to realize cost savings and successfully integrate the operations of Fidelity with those of MAF. The earnings per share impact of the merger is also dependent in part on amortization or accretion of purchase accounting mark-to-market adjustments that MAF will be required to record upon consummation of the merger to reflect the estimated fair values of Fidelity's assets and liabilities. At the time of entering into the merger agreement with Fidelity, based on estimated costs savings and fair value estimates as of September 30, 2002, MAF expected the transaction to be neutral to earnings per share in 2003 and approximately 1-2% accretive to MAF's earnings per share in 2004 (exclusive of the St. Francis acquisition). The actual mark-to-market adjustments will differ from prior estimates due to changes in interest rates, the final composition of Fidelity's assets and liabilities and other factors. The expected earnings per share results also assume that MAF will repurchase in the open market at least 850,000 shares of its common stock under its pending stock repurchase program.

MAF MAY HAVE DIFFICULTIES INTEGRATING FIDELITY'S OPERATIONS INTO MAF'S
OPERATIONS.

         The merger involves the integration of two companies that previously have operated independently of each other. Successful integration of Fidelity's operations will depend primarily on MAF's ability to consolidate operations, systems and procedures and to eliminate redundancies and reduce costs. While MAF has had success in previous acquisitions in integrating operations, there can be no assurance that MAF and Fidelity will be able to integrate their operations without encountering difficulties, including:

         o        loss of key employees and customers;

         o possible inconsistencies in standards, control procedures and policies; and

         o unexpected problems with costs, operations, personnel, technology or credit.

MAF MAY NOT BE SUCCESSFUL IN COMPLETING ITS PENDING ACQUISITION OF ST. FRANCIS.

         As discussed in more detail below, MAF recently announced a proposed acquisition of St. Francis Capital Corporation, a Milwaukee, Wisconsin-based savings and loan holding company. There can be no assurance that this transaction, which is subject to regulatory approvals and the approval of the holders of a majority of MAF's outstanding common stock and St. Francis' outstanding common stock, will be completed within the anticipated time frame or at all. If the merger with St. Francis is consummated, successful integration of St. Francis will depend primarily on MAF's ability to consolidate operations, systems and procedures and to eliminate redundancies and reduce costs. There can be no assurance that MAF will be able to integrate St. Francis' operations without experiencing unanticipated difficulties. If MAF does encounter increased costs, delays or other difficulties in connection with the integration, it may be unable to achieve the economic benefits expected from the acquisition and this would likely have an adverse effect on MAF's earnings. In addition, earnings could be adversely affected if MAF does not realize expected cost savings from this acquisition within the expected time frame, or at all.

         Upon consummation of the merger with St. Francis, MAF will be required to record purchase accounting mark-to-market adjustments to reflect the fair value of the assets and liabilities of St. Francis and will amortize or accrete these items into income over the average useful lives of such assets and liabilities. The actual mark-to-market adjustments will be determined on the closing date of the merger. Based on estimates of fair values as of March 31, 2003, MAF expects to record adjustments that will result in net accretion, or a net increase in earnings. However, the actual mark-to-market adjustments may differ materially from current estimates due to changes in interest rates, the final composition of St. Francis' assets and liabilities and other factors. MAF's current estimate of the pro forma impact on earnings of the St. Francis acquisition could be adversely affected by these changes.

         Additionally, the composition of St. Francis' loan portfolio differs somewhat from MAF's current loan portfolio. As of March 31, 2003, St. Francis' loan portfolio included 16.7% of 1-4 family residential loans, 33.7% of commercial and construction real estate loans, 11.4% of multi-family loans, 9.2% of commercial business loans and 29.0% of consumer loans. MAF's loan portfolio as of March 31, 2003 included 77.3% of 1-4 family residential loans, 5.4% of commercial, construction and other real estate loans, 6.6% of multi-family loans, 0.5% of commercial business loans and 10.2% of consumer loans. On a pro forma combined basis, giving effect to the mergers with both St. Francis and Fidelity, MAF's loan portfolio would be comprised 63.0% of 1-4 family residential loans, 11.5% of commercial, construction and other real estate loans, 9.1% of multi-family loans, 2.5% of commercial business loans and 13.9% of consumer loans. If the merger with St. Francis is consummated, the combined loan portfolio will contain an increased risk of potential losses. If MAF encounters difficulties in the management of a larger portfolio of commercial business, commercial real estate and consumer loans, this could adversely effect MAF's earnings.

CHANGES IN GOVERNMENT FISCAL AND MONETARY POLICY OR DETERIORATING ECONOMIC CONDITIONS COULD REDUCE MAF'S INCOME AND CASH FLOWS.

         MAF's net income and cash flows greatly depend on the difference between the interest earned on interest-earning assets, such as loans and investment securities, and the interest paid on interest-bearing liabilities, such as deposits and borrowings. The interest earned on MAF's assets and paid on MAF's liabilities is sensitive to many factors beyond MAF's control, including general economic conditions and the monetary and fiscal policies of various governmental and regulatory agencies, especially the U.S. Treasury and the Federal Reserve Board. Unanticipated changes in interest rates, or a flattening of the yield curve, will influence the origination of loans, the purchase of investments, the generation of deposits and the rates received on loans and investment securities and paid on deposits. Fluctuations in these areas may affect MAF adversely.

         In addition, deteriorating economic conditions in the Chicago metropolitan area could result in increased delinquencies in MAF's or Fidelity's loan portfolio, decreased demand for loan products and residential real estate, and changes in secondary mortgage market conditions, which could adversely affect MAF's earnings. Declining real estate markets also could result in unanticipated slowdowns or difficulties in MAF's real estate development operations, which could also adversely affect MAF's earnings. If MAF's proposed acquisition of St. Francis is consummated, deteriorating economic conditions in the greater Milwaukee area may also have an adverse effect on MAF's earnings.

FUTURE GOVERNMENT REGULATION AND LEGISLATION COULD LIMIT MAF'S FUTURE GROWTH.

         MAF and its subsidiaries are subject to extensive federal regulation, supervision and legislation that govern almost all aspects of the operations of MAF and Mid America Bank. These laws and regulations may change from time to time and are intended primarily for the protection of customers. Mid America Bank must also comply with numerous consumer lending laws, including truth-in-lending, fair lending and anti-discrimination laws.

         In addition, Mid America Bank is subject to an Agreed Consent Order that it entered into on December 30, 2002, to resolve allegations by the U.S. Department of Justice that it violated certain fair lending laws, which Mid America Bank denied. The order requires Mid America Bank to undertake a number of actions over the next five years to promote home mortgage lending in communities with significant minority populations. Mid America Bank is currently in compliance with all terms of this order, and does not expect the terms of the order will have any material impact on its earnings.

         Changes in laws and regulations or in governmental or bank regulatory policies or interpretations applicable to MAF and Mid America Bank also may have a negative impact on MAF's ability to expand its services and to increase the value of its business. While MAF cannot predict what effect any presently contemplated or future changes in the laws or regulations would have on MAF, these changes or interpretations could be materially adverse to MAF.

FURTHER DETERIORATION IN MAF'S INVESTMENT SECURITIES PORTFOLIO COULD ADVERSELY AFFECT MAF'S EARNINGS.

         MAF and its subsidiaries maintain a diversified investment securities portfolio that includes United States Government and agency securities, asset-backed securities, corporate debt securities, bank trust preferred securities and marketable equity securities. At March 31, 2003, MAF had $289.0 million of investment securities classified as available for sale and recorded at fair value. Of this amount, $82.0 million, or approximately 28%, were corporate debt and asset-backed securities. In addition to general market factors, the valuation of corporate debt and asset-backed securities may suffer in periods of economic recession or other adverse industry conditions, such as the challenges currently facing the airline, telecommunications, technology and energy industries.

         During the fourth quarter of 2002, MAF recorded a $3 million writedown on an $8.5 million floating-rate debt security backed by aircraft and related leases to a major airline that was not repaid at maturity in December 2002 and is now in default. At March 31, 2003, MAF took aggregate writedowns of $8.1 million on the amortized cost of two floating-rate asset-backed debt securities, reducing them to a combined estimated fair value of $10.5 million. One of the securities is collateralized by aircraft leased to a number of airlines and the other is secured by various less-than-investment-grade, high yield securities. If management determines that losses relating to securities in MAF's investment securities portfolio are other than temporary in nature, MAF would incur a charge to earnings.

THE FINANCIAL INSTITUTION INDUSTRY IS VERY COMPETITIVE.

         MAF and its subsidiaries compete directly with financial institutions in the Chicago metropolitan area and, if MAF's proposed acquisition of St. Francis is consummated, will compete directly with financial institutions in the greater Milwaukee area that are well established and some of which have significantly greater resources than MAF and its subsidiaries. As a result of those greater resources, the larger financial institutions may be able to provide a broader range of services to their customers than MAF and its subsidiaries. The long-term success of MAF will depend in part on MAF's ability to compete successfully with other financial institutions in their service areas.

RAPID CHANGES IN THE FINANCIAL SERVICES INDUSTRY COULD NEGATIVELY AFFECT MAF'S FINANCIAL PERFORMANCE.

         MAF's ability to maintain its history of strong financial and stock price performance will depend, in part, on its ability to continue to meet the needs and demands of its customers. In addition to the challenge of attracting and retaining customers for traditional banking services, competitors of MAF and its subsidiaries now include securities dealers, brokers, mortgage bankers, investment advisors and finance and insurance companies who seek to offer one-stop financial services to their customers that may include services that MAF does not offer to its customers. This increasingly competitive environment is a result primarily of changes in regulation, technology and product delivery systems, and the accelerating pace of consolidation among financial service providers.

FIDELITY'S STOCKHOLDERS WILL NOT CONTROL MAF'S FUTURE OPERATIONS AND PENDING OR FUTURE ACQUISITIONS AND/OR CAPITAL-RAISING EFFORTS BY MAF MAY DILUTE THEIR OWNERSHIP INTEREST IN MAF.

         Together, Fidelity's stockholders own 100% of Fidelity and have absolute power to approve or reject any matters requiring stockholder approval under Delaware law and Fidelity's certificate of incorporation and by-laws. After the merger, Fidelity stockholders will become owners of approximately 11% of the outstanding shares of MAF common stock. Even if all former Fidelity stockholders voted together on all matters presented to MAF shareholders from time to time, the former Fidelity stockholders most likely would not have a significant impact on the approval or rejection of future MAF proposals submitted to a shareholder vote.

         Additionally, future business acquisitions and capital-raising efforts could be advisable for and material to MAF. MAF may issue additional shares of common stock in these instances, which would dilute your ownership interest in MAF. If MAF's acquisition of St. Francis is consummated, approximately 7.4 million additional shares of MAF common stock will be issued to St. Francis stockholders and former Fidelity stockholders will hold approximately 8% of MAF's outstanding common stock following the transaction.

                           FORWARD-LOOKING STATEMENTS

         Certain statements contained in this document, including information incorporated in this document by reference, that are not historical facts constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The sections of this document which contain forward-looking statements include, but are not limited to, "Questions and Answers about the Merger," "Summary," "Risk Factors," "Pro Forma Condensed Combined Financial Information," "Description of the Merger--Background of the Merger,"
                                       20

"Description of the Merger--MAF's Reasons for the Merger," and "Description of the Merger--Fidelity's Reasons for the Merger and Board Recommendation."

         Forward-looking statements involve certain risks and uncertainties. You should understand that the following important factors, in addition to those discussed in "Risk Factors" and elsewhere in this document and in the documents which are incorporated by reference into this document, could affect the future results of MAF and Fidelity before the merger, and of MAF after the merger, and could cause those results to differ materially from those expressed in the forward-looking statements:

         o difficulties in achieving anticipated cost savings related to the operation of the acquired banking offices of Fidelity;

         o revenues following the merger may be lower than expected, or withdrawals of customer deposits, operating costs, customer loss and business disruption following the merger may be greater than expected;

         o costs or difficulties related to the integration of the businesses of MAF and Fidelity may be greater than expected;

         o unanticipated changes in interest rates or flattening of the yield curve may reduce margins or adversely affect loan demand;

         o deteriorating economic conditions could result in increased delinquencies in MAF's or Fidelity's loan portfolio;

         o changes in purchase accounting adjustments and/or amortization periods;

         o legislative or regulatory developments may adversely affect the businesses in which MAF and Fidelity are engaged;

         o        changes in monetary and fiscal policies of the U.S.
                  Government, including policies of the U.S. Treasury and the Federal Reserve Board;

         o the quality or composition of MAF's or Fidelity's loan or investment portfolios may deteriorate, or suffer further deterioration in the value of investment securities;

         o a decrease in demand for loan products, financial services and residential real estate in MAF's and Fidelity's market area;

         o        changes in secondary mortgage market conditions;

         o the willingness of customers to substitute MAF's and Fidelity's products and services for competitors' products and services may be less than expected;

         o changes in business conditions for MAF Developments, Inc., a subsidiary of MAF, including unanticipated slowdowns in real estate lot sales, problems in closing pending real estate contracts or delays in real estate development projects;

         o the possible short-term dilutive effect of other potential acquisitions, if any;

         o higher than anticipated costs or unanticipated difficulties in connection with MAF's pending acquisition of St. Francis;

         o obtaining regulatory approvals for the merger may be more difficult or slower than expected;

         o        competitive pressures in the banking industry may increase;
                  and

         o changes in accounting principles, policies and guidelines may adversely affect the reported operating results or financial condition of MAF.

         Further information on other factors which could affect the financial results of MAF before and after the merger is included in MAF's filings with the SEC, incorporated by reference into this document. See "Where You Can Find More Information" on page 70.

                                 BUSINESS OF MAF

GENERAL

         Financial and other information relating to MAF, including information relating to MAF's current directors and executive officers, is set forth in MAF's 2002 Annual Report on Form 10-K, MAF's Proxy Statement for the 2003 Annual Meeting of Shareholders filed with the SEC on March 24, 2003, and MAF's Current Reports on Form 8-K filed during 2003, which are incorporated by reference to this document and copies of which may be obtained from MAF as indicated under "Where You Can Find More Information" on page 70.

         MAF, a Delaware corporation, is a registered savings and loan holding company primarily engaged in the retail banking business through its wholly-owned subsidiary, Mid America Bank and, to a lesser extent, in the residential real estate development business through MAF Developments. As of March 31, 2003, MAF had consolidated total assets of $6.0 billion, deposits of $3.8 billion and stockholders' equity of $517 million.

         MAF's primary assets are its investments in Mid America Bank, as well as in MAF Developments. MAF also maintains a small investment portfolio.

         Mid America Bank is a consumer-oriented financial institution offering various financial services to its customers currently through 35 retail banking offices. The market area of Mid America Bank includes the suburban and urban communities in the Chicago metropolitan area, including 10 locations on the north and northwest side of the City of Chicago, a strong presence in western Cook County and affluent DuPage County, and increasing penetration of the rapidly-growing collar counties of Will and Kane as well as a presence in the southwest suburbs of Chicago. Mid America Bank is principally engaged in the business of attracting deposits from the general public and using such deposits, along with other borrowings, to make loans secured by real estate, primarily 1-4 family residential mortgage loans. To a lesser extent, Mid America Bank also makes multi-family mortgage, commercial, residential construction, land acquisition and development as well as consumer loans, primarily home equity loans and lines of credit. In 2001, Mid America Bank formed a commercial business lending unit to target lending and deposit relationships with small to medium-sized businesses in its primary market areas. Through subsidiaries, Mid America Bank operates an insurance agency that provides general insurance services, a title agency that provides limited title search services for certain loan transactions of Mid America Bank's loan customers, and offers investment services and securities brokerage primarily to Mid America Bank customers through its affiliation with INVEST Financial Corporation, a registered broker-dealer. The Bank also has a wholly-owned captive reinsurance company, which shares in a portion of mortgage insurance premiums received by certain mortgage insurance companies on Mid America Bank's mortgage loan originations in return for assuming some of the risk of loss.

RECENT DEVELOPMENTS

         On May 21, 2003, MAF and St. Francis jointly announced that MAF agreed to acquire St. Francis in an all-stock, strategic alliance that will expand MAF's market presence into the Milwaukee area. The completion of MAF's acquisition of St. Francis is not conditioned upon completion of MAF's acquisition of Fidelity, nor is the completion of the Fidelity acquisition conditioned upon MAF's completion of the merger with St. Francis.

         St. Francis, with assets of approximately $2.3 billion at March 31, 2003, is the holding company for St. Francis Bank, which has 22 branch offices in Milwaukee and its surrounding areas. In addition to giving MAF a significant entry into an attractive, adjacent new market, the transaction is expected to provide increased diversification to MAF's loan portfolio. As of March 31, 2003, St. Francis' loan portfolio included 16.7% of 1-4 family residential loans, 33.7% of commercial and construction real estate loans, 11.4% of multi-family loans, 9.2% of commercial business loans and 29.0% of consumer loans. MAF's loan portfolio as of March 31, 2003 included 77.3% of 1-4 family residential loans, 5.4% of commercial, construction and other real estate loans, 6.6% of multi-family loans, 0.5% of commercial business loans and 10.2% of consumer loans.

         Pursuant to the merger agreement with St. Francis, each share of St. Francis common stock will be converted into the right to receive 0.79 shares of MAF common stock. Based on the closing price of MAF common stock on June 2, 2003, the transaction is valued at approximately $293 million in the aggregate. MAF expects to issue approximately 7,424,839 additional shares of MAF common stock to St. Francis shareholders upon consummation of the transaction plus an additional 1,090,872 shares upon conversion of St. Francis stock options. Following the completion of the St. Francis acquisition and the acquisition of Fidelity, MAF expects to have total assets of more than $9 billion and a market capitalization of approximately $1.1 billion.

         The transaction, which is subject to approval by the OTS and the FDIC, and the approval of MAF and St. Francis stockholders, is structured to be tax-free to the stockholders of St. Francis. The companies currently expect the transaction to close in the fourth quarter of 2003. In connection with the merger with St. Francis, St. Francis Bank will be merged with Mid America Bank, the banking subsidiary of MAF Bancorp. MAF's current plans are to operate in the Milwaukee area under the St. Francis name following the merger.

         MAF currently estimates that cost savings from the merger with St. Francis will be equal to approximately 18% of St. Francis' total non-interest expenses, with approximately 55% of those savings reflected in 2004 operations and 95% achieved for 2005. MAF currently expects to complete the data processing conversion in the spring of 2004. Based on these cost savings estimates and the estimate of the purchase accounting mark-to-market adjustments as of March 31, 2003, MAF expects the transaction will add approximately $.29 to 2004 diluted EPS, representing accretion of approximately 8%. On a diluted cash EPS basis, which adjusts GAAP EPS to eliminate the accretion or amortization of purchase accounting adjustments, the Company expects the transaction to be approximately 1% accretive in 2004.

         MAF also announced on May 21, 2003 that it was expanding its stock repurchase program. MAF had previously announced in December 2002 plans to repurchase additional shares in connection with the Fidelity transaction. Under the new stock repurchase program, which incorporates all previously announced plans, MAF plans to repurchase up to a total of 1.6 million shares in the open market or in privately negotiated transactions.

                        DESCRIPTION OF MAF CAPITAL STOCK

         MAF is incorporated under the laws of the State of Delaware.

         The authorized stock of MAF is divided into two classes, preferred stock, par value $.01 per share, of which MAF is authorized to issue 5,000,000 shares, and common stock, par value $.01 per share, of which MAF is authorized to issue 80,000,000 shares. As of May 9, 2003, there were 23,316,374 shares of MAF common stock issued and outstanding.

         Preferred Stock. MAF is authorized to issue shares of preferred stock from time to time in one or more series. Preferred stock may have the designations, powers, preferences and relative participating, optional or other rights and qualifications, limitations or restrictions as may be provided for the issue of the series by resolution adopted by MAF's Board of Directors. The preferred stock may have priority over MAF common stock regarding dividends and distribution of MAF's assets upon any liquidation, dissolution or winding up of MAF. The preferred stock may be redeemable for cash, property or rights of MAF, may be convertible into shares of MAF common stock, and may have voting rights entitling the holder to not more than one vote per share. No shares of preferred stock currently are outstanding.

         Common Stock. Holders of MAF common stock are entitled to dividends out of funds legally available for that purpose when, as and if declared by MAF's Board of Directors. The dividend rights of MAF common stock are subject to the rights of MAF preferred stock that may be issued. Each holder of MAF common stock is entitled to one vote for each share held. MAF common stock has no preemptive rights, cumulative voting rights, conversion rights or redemption provisions. Holders of MAF common stock who beneficially own in excess of 10% of the outstanding shares of MAF common stock, or the limit, are not entitled to vote with respect to the shares held in excess of the limit.

         In the case of any liquidation, dissolution or winding up of the affairs of MAF, holders of MAF common stock will be entitled to receive, pro rata, any assets distributable to common shareholders in respect of the number of shares held by them. The liquidation rights of MAF common stock are subject to the rights of holders of MAF preferred stock that may be issued.

         All outstanding shares of MAF common stock are, and shares to be issued pursuant to the merger agreement will be when issued, fully paid and nonassessable.

                              BUSINESS OF FIDELITY

         Fidelity, a Delaware corporation, is the holding company for Fidelity Federal Savings Bank, a federally-chartered stock savings bank. Fidelity's common stock is listed on the national market tier of Nasdaq and trades under the symbol "FBCI." As of March 31, 2003, Fidelity had consolidated total assets of $723.2 million, deposits of $458.3 million and stockholders' equity of $61.6 million.

         Originally organized in 1906, Fidelity Federal conducts its business through its main office and four full-service branch offices, located in Chicago, Franklin Park, and Schaumburg, Illinois. Fidelity
Federal's results of operations are dependent on net interest income, which is the difference between interest earned on its loan and investment portfolios, and its cost of funds, consisting of interest paid on deposits and Federal Home Loan Bank advances. In addition to traditional mortgage, commercial, and construction loans, consumer loans, and retail banking products, Fidelity Federal generates non-interest income such as transactional fees and fees and commissions from its full-service securities brokerage services offered through INVEST Financial Corporation as well as insurance and annuity products. The brokerage services, as well as the insurance and annuity products, are offered through Fidelity Corporation, a wholly-owned subsidiary. Fidelity Federal's operating expenses primarily consist of employee compensation, occupancy expenses, federal deposit insurance premiums and other general and administrative expenses. Fidelity Federal's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

               PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

         The following unaudited Pro Forma Condensed Combined Statement of Financial Condition and Pro Forma Condensed Combined Statements of Operations are based upon the historical results of MAF for the year ended December 31, 2002, and at and for the three months ended March 31, 2003, and of Fidelity and St. Francis, for the year ended September 30, 2002, and at and for the three months ended March 31, 2003, giving effect to the acquisitions using the purchase method of accounting. The fiscal year end of MAF is December 31, while the fiscal year end for Fidelity and St. Francis is September 30. Pro forma adjustments, and the assumptions on which they are based, are described below and in the accompanying footnotes to the pro forma condensed combined financial statements. These financial statements should be read in conjunction with the historical financial statements of MAF and Fidelity incorporated by reference into this Proxy Statement/Prospectus. The pro forma condensed combined financial statements are not necessarily indicative of the results that actually would have occurred had the companies constituted a single entity during the respective periods, nor are they indicative of future results of operations. Completion of MAF's acquisition of Fidelity is not conditioned upon completion of MAF's acquisition of St. Francis.

         The pro forma condensed combined financial statements have been prepared using an assumed MAF stock value of $34.24, which represents a resulting assumed purchase price of $30.47 for each share of Fidelity common stock and an assumed MAF stock value of $34.83, which represents a resulting assumed purchase price of $27.52 for each share of St. Francis common stock. The assumed MAF stock values reflect the MAF average trading price at the time of announcement of the respective acquisitions, computed in accordance with applicable accounting standards.

         The pro forma condensed combined financial statements also do not take into account the following items, which will impact the financial condition, results of operations and reported per share amounts of the merged entity.

         o Earnings from March 31, 2003 to the actual closing date of the transaction.

         o Estimated expense savings to be derived from, among other things, the termination of certain Fidelity and St. Francis executive officers, elimination of duplicate backroom operations and conversion to MAF's in-house data processing system.

         o Expected revenue enhancements from implementing MAF's retail strategy, products and services in the Fidelity and St. Francis branches.

         o A reduction in the number of outstanding shares of common stock of MAF and St. Francis resulting from stock repurchases by each of the companies between the dates of the pro forma financial statements and the closing date.

          PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION
                              AS OF MARCH 31, 2003
                                   (UNAUDITED)

                                                                                PRO
                                                                               FORMA
                                                                              COMBINED
                                            HISTOR-   HISTOR-      PRO       WITHOUT       HISTORICAL
                                             ICAL      ICAL        FORMA        ST.           ST.        PRO FORMA        PRO FORMA
                                              MAF    FIDELITY   ADJUSTMENTS   FRANCIS      FRANCIS     ADJUSTMENTS        COMBINED
                                           --------  --------   -----------   ----------   ----------  -----------       ---------
                                                                           (In thousands)
ASSETS:
Cash and due from banks................ $   96,452     4,291   (5,000)(Note 2)    95,743      41,776   (13,300)(Note 2)     124,219
Interest-bearing deposits..............    200,059       656                     200,715          --                        200,715
Federal funds sold.....................    196,812       100                     196,912       3,251                        200,163
Investment securities available for
   sale, at fair value.................    289,004    22,932                     311,936      42,848                        354,784
Stock in Federal Home Loan Bank of
   Chicago, at cost....................    204,413    33,273                     237,686     109,241                        346,927
Mortgage-backed securities, at
   amortized cost......................         --        --                          --     104,791       890 (Note 3)     105,681
Mortgage-backed securities available
   for sale, at fair value.............    304,966   271,634                     576,600     587,144                      1,163,744
Loans receivable held for sale.........     68,076        82                      68,158      59,576                        127,734
Loans receivable.......................  4,346,969   382,944    5,375 (Note 3) 4,735,288   1,234,287    13,000 (Note 3)   5,982,575
   Less: allowance for loan losses.....     19,471     2,015                      21,486      14,265                         35,751
                                         ---------   -------    -----          ---------   ---------    ------            ---------
   Net loans receivable................  4,327,498   380,929    5,375          4,713,802   1,220,022    13,000            5,946,824
Accrued interest receivable............     22,630     3,320                      25,950       7,933                         33,883
Foreclosed real estate.................      2,127        --                       2,127       1,642                          3,769
Real estate held for development or
   sale................................     20,451        --                      20,451      32,105                         52,556
Premises and equipment, net............     74,449     3,490                      77,939      30,707                        108,646
Core deposit intangibles...............      6,875        --    1,040 (Note 3)     7,915          --    10,531 (Note 3)      18,446
Other assets...........................     75,772     2,492      565 (Note 4)    78,829      39,510    11,213 (Note 4)     129,552
Goodwill...............................     95,346        --   42,504 (Note 3)   137,850      12,891   122,488 (Note 3)     260,338
                                                                                                       (12,891)(Note 4)
                                         ---------   -------    -----          ---------   ---------    ------            ---------
                                        $5,984,930   723,199   44,484          6,752,613   2,293,437   131,931            9,177,981
                                         =========   =======    =====          =========   =========    ======            =========

LIABILITIES AND STOCKHOLDERS' EQUITY:
LIABILITIES:
   Deposits............................  3,814,744   458,325    1,535 (Note 3) 4,274,604   1,363,866     5,300 (Note 3)   5,643,770
   Borrowed funds......................  1,501,500   194,000    4,875 (Note 3) 1,700,375     680,007    39,700 (Note 3)   2,420,082
   Advances by borrowers for taxes and
      insurance........................     38,152     2,161                      40,313       4,269                         44,582
   Accrued expenses and other
      liabilities......................    113,516     7,098                     120,614      58,408                        179,022
                                         ---------   -------    -----          ---------   ---------    ------            ---------
      Total Liabilities................ $5,467,912   661,584    6,410          6,135,906   2,106,550    45,000            8,287,456
                                         ---------   -------    -----          ---------   ---------    ------            ---------

STOCKHOLDERS' EQUITY:
   Common stock........................        254        57      (29)(Note 5)       282         146       (72)(Note 5)         356
   Additional paid-in capital..........    204,839    38,122   61,539 (Note 5)   304,500      89,408   184,336 (Note 5)     578,244
   Retained earnings, substantially
      restricted.......................    357,841    53,739  (53,739)(Note 5)   357,841     168,896  (168,896)(Note 5)     357,841
   Accumulated other comprehensive
      income, net of tax...............      3,865       152     (152)(Note 5)     3,865         291      (291)(Note 5)       3,865
   Treasury stock, at cost.............    (50,668)  (30,328)  30,328 (Note 5)   (50,668)    (71,854)   71,854 (Note 5)     (50,668)
   Stock in gain deferral plan.........        887        --                         887          --                            887
   Common stock in RRP(1)..............         --      (127)     127 (Note 5)                    --                             --
                                         ---------   -------    -----          ---------   ---------    ------            ---------
      Total stockholders' equity....... $  517,018    61,615   38,074            616,707     186,887    86,931              890,525
                                         ---------   -------    -----          ---------   ---------    ------            ---------
                                        $5,984,930   723,199   44,484          6,752,613   2,293,437   131,931            9,177,981
                                         =========   =======    =====          =========   =========    ======            =========

-----------------
(1) Recognition and Retention Plan.

See accompanying notes to unaudited Pro Forma Condensed Combined Financial Information.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                        THREE MONTHS ENDED MARCH 31, 2003
                                   (UNAUDITED)

                                                                                PRO
                                                                               FORMA
                                                                              COMBINED
                                            HISTOR-   HISTOR-      PRO       WITHOUT       HISTORICAL
                                             ICAL      ICAL        FORMA        ST.           ST.         PRO FORMA       PRO FORMA
                                              MAF    FIDELITY   ADJUSTMENTS   FRANCIS      FRANCIS      ADJUSTMENTS       COMBINED
                                           --------  --------   -----------   ----------   ----------   -----------       ---------
                                                              (Dollars in thousands, except per share amounts)
INTEREST INCOME:
   Loans receivable................     $   66,985     6,662     (412)(Note 3)    73,235      19,199    (1,075)(Note 3)      91,359
   Mortgage-backed securities......          3,523     2,286      (33)(Note 3)     5,776       5,157       (75)(Note 3)      10,858
   Investment securities and other.          6,518       805      (50)(Note 2)     7,273       1,310      (133)(Note 2)       8,450
                                        ---------- ---------    -----         ----------   ---------     -----           ----------
                                            77,026     9,753     (495)            86,284      25,666    (1,283)             110,667
INTEREST EXPENSE:
   Deposits........................         16,962     2,850     (728)(Note 3)    19,084       6,557    (1,075)(Note 3)      24,566
   Borrowed funds..................         19,009     1,898   (1,106)(Note 3)    19,801       7,444    (3,900)(Note 3)      23,345
                                        ---------- ---------    -----         ----------   ---------     -----           ----------
      Total interest expense.......         35,971     4,748   (1,834)            38,885      14,001    (4,975)              47,911
                                        ---------- ---------    -----         ----------   ---------     -----           ----------
      Net interest income..........         41,055     5,005    1,339             47,399      11,665     3,692               62,756
Provision for loan losses..........             --        94                          94         172                            266
                                        ---------- ---------    -----         ----------   ---------     -----           ----------
   Net interest income after
      provision....................         41,055     4,911    1,339             47,305      11,493     3,692               62,490

NON-INTEREST INCOME:
      Gain on sale of loans
        receivable.................          7,548        18                       7,566       5,634                         13,200
      Net gain (loss) on sale and
        write-down of investment
        and mortgage-backed
        securities.................           (360)      483                         123       1,166                          1,289
   Income from real estate
      operations...................          1,635        --                       1,635         917                          2,552
   Deposit account service charges.          5,439        69                       5,508       1,657                          7,165
   Loan servicing fee income ......         (1,376)       42                      (1,334)        480                           (854)
   Brokerage commissions...........            731       209                         940         465                          1,405
   Other...........................          2,397     3,344(1)                    5,741         172                          5,913
                                        ---------- ---------    -----         ----------   ---------     -----           ----------
      Total non interest income....         16,014     4,165                      20,179      10,491                         30,670

NON-INTEREST EXPENSE:
   Compensation and benefits.......         15,638     1,656                      17,294       7,727                         25,021
   Office occupancy and equipment..          3,531       401                       3,932       2,398                          6,330
   Advertising and promotion.......          1,321       132                       1,453          --                          1,453
   Data processing.................            973       122                       1,095         243                          1,338
   Amortization of core deposit
      intangibles..................            379        --       51 (Note 3)       430          --       500 (Note 3)         930
   Other...........................          4,832       431                       5,263       2,784                          8,047
                                        ---------- ---------    -----         ----------   ---------     -----           ----------
      Total non-interest expense...         26,674     2,742       51             29,467      13,152       500               43,119
                                        ---------- ---------    -----         ----------   ---------     -----           ----------
      Income before income taxes...         30,395     6,334    1,288             38,017       8,832     3,192               50,041
Income taxes.......................         11,107     1,727      477             13,311       2,540     1,181               17,032
                                        ---------- ---------    -----         ----------   ---------     -----           ----------
Net income.........................     $   19,288     4,607      811             24,706       6,292     2,011               33,009
                                        ========== =========    =====         ==========   =========     =====           ==========
EARNINGS PER SHARE (NOTE 6):
   Basic...........................     $      .83      1.46                         .95         .67                            .98
                                        ========== =========    =====         ==========   =========     =====           ==========
   Diluted.........................     $      .81      1.41                         .92         .64                            .95
                                        ========== =========    =====         ==========   =========     =====           ==========

WEIGHTED-AVERAGE SHARES
   OUTSTANDING (NOTE 6):
   Basic...........................     23,300,671 3,148,919                  26,112,673   9,391,722                     33,537,512
                                        ========== =========    =====         ==========   =========     =====           ==========
   Diluted.........................     23,852,184 3,271,069                  26,763,646   9,820,376                     34,625,208
                                        ========== =========    =====         ==========   =========     =====           ==========

----------------------
(1) Approximately $3,324,000 of Fidelity's other non-interest income for the three months ended March 31, 2003 is related to the recovery of a previously charged-off investment.

See accompanying notes to unaudited Pro Forma Condensed Combined Financial Information.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                TWELVE MONTHS ENDED DECEMBER 31, 2002 FOR MAF AND
                 SEPTEMBER 30, 2002 FOR FIDELITY AND ST. FRANCIS
                                   (UNAUDITED)

                                                                                 PRO
                                                                                FORMA
                                                                               COMBINED
                                          HISTOR-     HISTOR-        PRO        WITHOUT      HISTORICAL
                                           ICAL        ICAL         FORMA         ST.           ST.         PRO FORMA     PRO FORMA
                                           MAF       FIDELITY    ADJUSTMENTS    FRANCIS       FRANCIS      ADJUSTMENTS     COMBINED
                                         --------    --------    -----------   ----------   ----------     -----------    ---------
                                                            (Dollars in thousands, except per share amounts)
INTEREST INCOME:
   Loans receivable.................  $   288,790      31,269  (1,473)(Note 3)    318,586      87,901   (4,300) (Note 3)    402,187
   Mortgage-backed securities.......       11,295       8,787    (117)(Note 3)     19,965      29,955     (300) (Note 3)     49,620
   Investment securities and other..       29,405       3,784    (200)(Note 2)     32,989       5,289     (532) (Note 2)     37,746
                                      -----------   ---------  ------          ----------   ---------  -------           ----------
                                          329,490      43,840  (1,790)            371,540     123,145   (5,132)             489,553
INTEREST EXPENSE:
   Deposits.........................       90,963      13,656  (1,365)(Note 3)    103,254      36,287   (4,300) (Note 3)    135,241
   Borrowed funds...................       80,502       8,586  (2,883)(Note 3)     86,205      31,132  (15,600) (Note 3)    101,737
                                      -----------   ---------  ------          ----------   ---------  -------           ----------
      Total interest expense........      171,465      22,242  (4,248)            189,459      67,419  (19,900)             236,978
                                      -----------   ---------  ------          ----------   ---------  -------           ----------
      Net interest income...........      158,025      21,598   2,458             182,081      55,726   14,768              252,575

Provision for loan losses...........          300         600                         900       3,289                         4,189
                                      -----------   ---------  ------          ----------   ---------  -------           ----------
   Net interest income after
      provision.....................      157,725      20,998   2,458             181,181      52,437   14,768              248,386

NON-INTEREST INCOME:
      Gain on sale of loans
        receivable..................       16,330         690                      17,020      12,751                        29,771
      Net gain on sale and
        write-down of investment
        and mortgage-backed
        securities..................          119       1,122                       1,241       1,312                         2,553
   Income from real estate
      operations....................        9,717          --                       9,717       3,190                        12,907
   Deposit account service charges..       22,239         281                      22,520       5,586                        28,106
   Loan servicing fee income........       (4,772)        389                      (4,383)      1,182                        (3,201)
   Brokerage commission.............        2,702         863                       3,565       1,556                         5,121
   Other............................       10,028          41                      10,069         819                        10,888
                                      -----------   ---------  ------          ----------   ---------  -------           ----------
      Total non-interest income.....       56,363       3,386                      59,749      26,396                        86,145

NON-INTEREST EXPENSE:
   Compensation and benefits........       59,098       6,544                      65,642      27,349                        92,991
   Office occupancy and equipment...       11,670       1,993                      13,663       8,781                        22,444
   Federal deposit insurance
      premiums......................          667          83                         750         254                         1,004
   Advertising and promotion........        4,844         550                       5,394         957                         6,351
   Data processing..................        3,655         498                       4,153       1,735                         5,888
   Amortization of core deposit
      intangibles...................        1,649          --     196 (Note 3)      1,845          --    1,917  (Note 3)      3,762

   Other............................       17,759       2,029                      19,788       9,018                        28,806
                                      -----------   ---------  ------          ----------   ---------  -------           ----------
      Total non-interest expense....       99,342      11,697     196             111,235      48,094    1,917              161,246
                                      -----------   ---------  ------          ----------   ---------  -------           ----------
      Income before income taxes....      114,746      12,687   2,262             129,695      30,739   12,851              173,285
Income taxes........................       40,775       4,684     837              46,296       8,867    4,755               59,918
                                      -----------   ---------  ------          ----------   ---------  -------           ----------
Net income..........................  $    73,971       8,003   1,425              83,399      21,872    8,096              113,367
                                      ===========   =========  ======          ==========   =========  =======           ==========
EARNINGS PER SHARE (NOTE 6):
   Basic............................  $      3.19        2.61                        3.21        2.36                          3.39
                                      ===========   =========                  ==========   =========                    ==========
   Diluted..........................  $      3.11        2.49                        3.13        2.25                          3.28
                                      ===========   =========                  ==========   =========                    ==========

WEIGHTED-AVERAGE SHARES OUTSTANDING
   (NOTE 6):
   Basic...........................    23,162,422   3,069,172                  25,974,424   9,262,052                    33,399,263
                                      ===========   =========                  ==========   =========                    ==========
   Diluted.........................    23,748,411   3,211,814                  26,659,873   9,727,091                    34,521,435
                                      ===========   =========                  ==========   =========                    ==========

See accompanying notes to unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1:  Basis of Presentation

         The mergers will be accounted for by MAF using the purchase method of accounting in accordance with Statement of Financial Accounting Standards ("SFAS No. 141"). Under this method, the aggregate cost of the merger will be allocated to assets acquired and liabilities assumed based on their estimated fair values as of the Closing Date. For purposes of pro forma presentation, estimates of the fair values of Fidelity's and St. Francis's assets and liabilities as of March 31, 2003, have been combined with the book values of MAF's assets and liabilities as of March 31, 2003.

         The unaudited Pro Forma Condensed Combined Statement of Financial Condition at March 31, 2003 is based on the unaudited consolidated statements of financial condition of MAF and subsidiaries, Fidelity and subsidiaries, and St. Francis and subsidiaries, adjusted for the impact of SFAS No. 141. The unaudited Pro Forma Combined Condensed Statements of Operations for the years ended December 31, 2002 and September 30, 2002 and the three-month period ended March 31, 2003, are based on the consolidated statements of operations of MAF and subsidiaries, Fidelity and subsidiaries, and St. Francis and subsidiaries, adjusted for the impact of SFAS No. 141, assuming the mergers occurred on the first day of each respective year.

         Certain amounts in the historical financial statements of Fidelity and St. Francis have been reclassified and adjusted to conform to MAF's historical financial statement presentation.

Note 2:  Cash and Due from Banks

         As part of the Fidelity transaction, MAF expects to incur, on a pre-tax basis, $5.0 million in transaction costs, primarily for professional expenses, change in control benefits and severance payments to certain employees, data processing contract termination, printing and other expenses. As part of the St. Francis transaction, MAF expects to incur, on a pre-tax basis, $13.3 million in transaction costs, primarily for professional expenses, change in control benefits and severance payments to certain employees, data processing contract termination, printing and other expenses.

         Interest income on investment securities in the unaudited Pro Forma Condensed Combined Statements of Operations for the three months ended March 31, 2003, and the MAF year ended December 31, 2002 and Fidelity year ended September 30, 2002, is reduced by $50,000 and $200,000, respectively, to reflect the reduction in cash of $5.0 million assumed to be invested at an average interest rate of 4.00%.

         Interest income on investment securities in the unaudited Pro Forma Condensed Combined Statements of Operations for the three months ended March 31, 2003, and the MAF year ended December 31, 2002 and St. Francis year ended September 30, 2002, is reduced by $133,000 and $532,000, respectively, to reflect the reduction in cash of $13.3 million assumed to be invested at an average interest rate of 4.00%.

Note 3:  Allocation of Purchase Accounting Adjustments

         In accordance with SFAS No. 142, intangible assets acquired that can be separately identified shall be assigned a portion of the total cost of the acquired company if the fair values of those assets can be reliably determined. Any identified intangible shall be recorded as the cost of the intangible and amortized over its estimated life.

         The following table provides a reconciliation of the excess cost of the Fidelity merger to MAF (based on estimated value of the merger consideration assuming an MAF common stock value of $34.24 per share) over the fair value of net assets acquired from Fidelity (in thousands):

     MAF stock to be issued (2,812,002 shares)................    $ 96,283
     Value of 179,962 Fidelity carryover options,
        net of $564,000 of tax benefits.......................       2,842
     Transaction costs........................................       5,000
                                                                  --------
                                                                   104,125
     Less:
        Stockholders' equity of Fidelity......................      61,615
        Purchase accounting adjustments, net..................         158
        Accumulated other comprehensive income, net of tax....        (152)
                                                                  --------
           Cost in excess of fair value of net assets acquired    $ 42,504
                                                                  ========

         The following table provides a reconciliation of the excess cost of the St. Francis merger to MAF (based on estimated value of the merger consideration assuming an MAF common stock value of $34.83 per share) over the fair value of net assets acquired from St. Francis (in thousands):

      MAF stock to be issued (7,424,839 shares)...............    $258,607
      Value of 1,380,850 St. Francis carryover options, net
         of $3.6 million of tax benefits......................      11,611
      Transaction costs.......................................      13,300
                                                                  --------
                                                                   283,518
      Less:
         Stockholders' equity of St. Francis..................     186,887
         Purchase accounting adjustments, net.................     (12,675)
         Elimination of existing goodwill.....................     (12,891)
         Accumulated other income, net of tax.................        (291)
                                                                  --------
            Cost in excess of fair value of net assets
              acquired........................................    $122,488
                                                                  ========

         Fair value adjustments as of March 31, 2003, were calculated for investment securities, mortgage-backed securities, loans receivable, core deposit accounts, certificates of deposit and other borrowings. The fair values ultimately recorded by MAF may be materially different from the values indicated due to (a) changes in future interest rates and economic conditions beyond the control of management, (b) changes in the composition of Fidelity and St. Francis's assets and liabilities, and (c) refinements to the underlying assumptions made by MAF.

         A summary of the fair value adjustments of Fidelity as of March 31, 2003, is presented below (in thousands):

      Mortgage-backed securities..............................    $   246
      Loans receivable........................................      5,375
      Core deposit intangible.................................      1,040
      Certificates of deposit.................................     (1,535)
      Borrowings..............................................     (4,875)
      Deferred tax liability..................................        (93)
                                                                  -------
         Total purchase accounting adjustments, net...........    $   158
                                                                  =======

         A summary of the fair value adjustments of St. Francis as of March 31, 2003, is presented below (in thousands):

     Mortgage-backed securities..............................    $    460
     Mortgage-backed securities, at amortized cost...........         890
     Loans receivable........................................      13,000
     Core deposit intangible.................................      10,531
     Certificates of deposit.................................      (5,300)
     Borrowings..............................................     (39,700)
     Deferred tax asset......................................       7,444
                                                                 --------
        Total purchase accounting adjustments, net...........    $(12,675)
                                                                 ========

         Interest income on loans receivable in the unaudited Pro Forma Condensed Combined Statements of Operations for the three months ended March 31, 2003, and the year ended December 31, 2002, is reduced by $412,000 and $1.5 million, respectively, for the Fidelity acquisition reflecting the amortization of the premium calculated on loans receivable using the level-yield method over an estimated average life of five years, and by $1.1 million and $4.3 million, respectively, for the St. Francis acquisition, reflecting the amortization of the premium calculated on loans receivable using the level-yield method over an estimated average life of four years.

         Interest income on mortgage-backed securities in the unaudited Pro Forma Condensed Combined Statements of Operations for the three months ended March 31, 2003, and the year ended December 31, 2002, is reduced by $33,000 and $117,000, respectively, for the Fidelity acquisition reflecting the amortization of the premium calculated on mortgage-backed securities using the level yield method over an estimated life of three years and by $75,000 and $300,000, respectively, for the St. Francis acquisition, reflecting the amortization of the premium calculated on mortgage-backed securities using the level-yield method over an estimated average life of four years.

         Interest expense on deposits in the unaudited Pro Forma Condensed Combined Statements of Operations for the three months ended March 31, 2003, and the year ended December 31, 2002, is reduced by $728,000 and $1.4 million, respectively, for the Fidelity acquisition to reflect amortization of the premium on certificates of deposit using the level-yield method over an estimated average life of 15 months, and by $1.1 million and $4.3 million, respectively, for the St. Francis acquisition to reflect amortization of the premium on certificates of deposit using the level-yield method over an estimated average life of 12 months.

         Interest expense on borrowings in the unaudited Pro Forma Condensed Combined Statements of Operations for the three months ended March 31, 2003, and the year ended December 31, 2002, is reduced by $1.1 million and $2.9 million, respectively, for the Fidelity acquisition, to reflect amortization of the premium on borrowings using the level-yield method over an average life of two years and by $3.9 million and $15.6 million respectively, for the St. Francis acquisition to reflect amortization of the premium on borrowings using the level-yield method over an average life of three years.

         Amortization of core deposit intangibles expense in the unaudited Pro Forma Condensed Combined Statements of Operations for the three months ended March 31, 2003 and the year ended December 31, 2002, is increased by $51,000 and $196,000, respectively, for the Fidelity acquisition, to reflect amortization of the core deposit intangible on an accelerated basis over 10 years and by $500,000 and $1.9 million, respectively, for the St. Francis acquisition to reflect amortization of the core deposit intangible on an accelerated basis over 10 years.

Note 4:  Other Assets

         The Pro Forma Combined Statement of Financial Condition as of March 31, 2003, includes adjustments to other assets as follows:

         o For the Fidelity acquisition, a $565,000 increase in other assets for the tax impact of purchase accounting adjustments, the reversal of SFAS No. 115 mark-to-market entries on mortgage-backed securities, and tax benefits related to carryover options.

          o For the St. Francis acquisition, an $11.2 million increase in other assets for the tax impact of purchase accounting adjustments, the reversal of SFAS No. 115 mark-to-market entries on mortgage-backed and investment securities, and tax benefits related to carryover options.

         The Pro Forma Combined Statement of Financial Condition as of March 31, 2003, includes the elimination of $12.9 million of existing goodwill at St. Francis.

Note 5:  Stockholders' Equity

         As of March 31, 2003, there were 23,310,396 shares of MAF common stock, 3,159,553 shares of Fidelity, and 9,398,531 shares of St. Francis common stock outstanding. Under the Fidelity merger agreement, each share of Fidelity outstanding at the effective time will be purchased for stock consideration valued at $30.47 per share (assuming an MAF common stock value of $34.24 per share, at the fixed exchange ratio of 0.89 MAF shares for each Fidelity share outstanding). As of March 31, 2003, the Fidelity merger would have resulted in the issuance of an additional 2,972,168 shares of MAF common stock, including 2,812,002 for existing shares and 160,166 assumed to be issued upon the exercise of 179,962 Fidelity carryover stock options. Under the St. Francis merger agreement, each share of St. Francis outstanding at the effective time will be purchased for stock consideration valued at $27.52 per share (assuming an MAF common stock value of $34.83 per share, at the fixed exchange ratio of 0.79 MAF shares for each St. Francis share outstanding). As of March 31, 2003, the St. Francis merger would have resulted in the issuance of an additional 8,515,711 shares of MAF common stock, including 7,424,839 for existing shares and 1,090,872 assumed to be issued upon the exercise of 1,380,850 St. Francis carryover stock options.

         The following tables detail the adjustments to stockholders' equity, based on the assumed purchase price and the shares of Fidelity and St. Francis's common stock, and carryover options, outstanding on March 31, 2003, in the unaudited Pro Forma Condensed Combined Statement of Financial Condition (in thousands):

                                                                        ACCUMULATED
                                                                           OTHER                    COMMON
                                COMMON        PAID-IN       RETAINED   COMPREHENSIVE    TREASURY    STOCK
FIDELITY MERGER:                STOCK         CAPITAL       EARNINGS      INCOME         STOCK      IN RRP
Elimination of Fidelity
   stockholders' equity......   $   (57)      $(38,122)     $(53,739)      $(152)       $30,328       $127
Issuance of MAF Common stock.        28         96,255            --          --             --         --
Value of Fidelity carryover
   stock options.............        --          3,406            --          --             --         --
                                -------       --------      --------       -----        -------       ----
   Total pro forma adjustment   $   (29)      $ 61,539      $(53,739)      $(152)       $30,328       $127
                                =======       ========      ========       =====        =======       ====

                                                                                     ACCUMULATED
                                                                                        OTHER
                                             COMMON        PAID-IN       RETAINED   COMPREHENSIVE    TREASURY
ST. FRANCIS MERGER:                          STOCK         CAPITAL       EARNINGS      INCOME         STOCK
Elimination of St. Francis's
   stockholders' equity.............         $(146)      $(89,408)    $(168,896)       $(291)       $71,854
Issuance of MAF stock...............            74        258,533            --           --             --
Value of St. Francis carryover
   stock options....................            --         15,211            --           --             --
                                             -----       --------     ---------        -----        -------
   Total pro forma adjustments......         $ (72)      $184,336     $(168,896)       $(291)       $71,854
                                             =====       ========     =========        =====        =======

Note 6:  Earnings Per Share

         Basic earnings per share in the Pro Forma Combined Condensed Statements of Operations were computed by dividing pro forma net income by the total average shares outstanding, assuming the issuance of 10,236,841 shares of MAF common stock as of January 1, 2002, and the elimination of the Fidelity and St. Francis average shares outstanding as of January 1, 2002.

         Diluted earnings per share in the Pro Forma Combined Condensed Statements of Operations were computed by dividing net income by the total average shares outstanding, assuming the issuance of 10,236,841 shares of MAF common stock plus the dilutive effect of stock options and the elimination of the Fidelity and St. Francis average shares outstanding as of January 1, 2002. The dilutive effect of outstanding stock options was computed using the average market price of MAF Common Stock for the period.

Note 7: Quarter Ended December 31, 2002 results for Fidelity and St. Francis

         In accordance with Regulation S-X, the pro forma results detailed above do not include the results for Fidelity and St. Francis for the three months ended December 31, 2002 because their fiscal year ends are September 30, which differs from the December 31 year end of MAF.

         Total assets of Fidelity at December 31, 2002 were $729.9 million including loans receivable of $401.8 million. Total deposits were $463.3 million. Net income for the three months ended December 31, 2002 was $1.9 million and basic and diluted earnings per share were $.61 and $.58, respectively.

         Total assets of St. Francis at December 31, 2002 were $2.23 billion including loans receivable of $1.22 billion. Total deposits were $1.40 billion. Net income for the three months ended December 31, 2002 was $6.1 million and basic and diluted earnings per share were $.65 and $.62, respectively.

                    SPECIAL MEETING OF FIDELITY STOCKHOLDERS

GENERAL

         This document is being furnished to you in connection with the solicitation by Fidelity's Board of Directors of proxies to be voted at the special meeting to be held on July 16, 2003, and at any adjournment of the special meeting. At the special meeting, you will be asked to vote on a proposal to approve the merger agreement. Each copy of this document, which is being mailed to holders of Fidelity common stock on or about June 6, 2003, is accompanied by a proxy card for use at the special meeting.

DATE, PLACE AND TIME

         The special meeting will be held at Fidelity's offices located at 5455
W. Belmont Avenue, Chicago, Illinois, on July 16, 2003 at 10:00 a.m., local time.

RECORD DATE

         The close of business on May 22, 2003 has been fixed by Fidelity's Board of Directors as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting. Each outstanding share of Fidelity common stock you own on the record date entitles you to one vote on all matters to be acted upon at the special meeting.

REQUIRED VOTE; PRINCIPAL STOCKHOLDERS

         Delaware law requires that the merger agreement be approved by the affirmative vote of the holders of a majority of the outstanding shares of Fidelity common stock.

         As of the record date, 3,159,553 shares of Fidelity common stock were issued, outstanding and entitled to vote, of which approximately 414,275 shares, or approximately 13.11% were beneficially owned by directors and executive officers of Fidelity, its subsidiaries and their respective affiliates. Pursuant to the terms of the merger agreement, all directors and certain executive officers of Fidelity have entered into affiliate lock-up agreements with MAF, pursuant to which each of them has agreed, among other things, to vote all of his or her shares of Fidelity common stock in favor of the adoption and approval of the merger agreement and against actions that would interfere with or impede the consummation of the merger. See "Terms of the Merger--Affiliate Lock-up Agreements."

         Under Fidelity's ESOP, each participant is entitled to direct the trustee with respect to voting of the shares of Fidelity common stock allocated to such participant's account in the ESOP. Glenview State Bank serves as the corporate trustee for the ESOP. Subject to its duties under ERISA, the ESOP trustee will vote all allocated shares held in the ESOP in accordance with the instructions received. As of the record date, all of the 341,425 shares of Fidelity common stock in the ESOP had been allocated to participating employees, including 71,647 shares allocated to accounts of executive officers.

         Information with respect to the beneficial ownership of Fidelity common stock by persons or entities owning more than 5% of such stock and more detailed information with respect to beneficial ownership of Fidelity common stock by Fidelity executive officers and directors is included in the proxy statement for Fidelity's 2002 Annual Meeting of Stockholders, and such information is incorporated herein by reference to Fidelity's Annual Report on Form 10-K for the fiscal year ended September 30, 2002.

VOTING AND REVOCABILITY OF PROXIES

         You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, we recommend you vote by proxy even if you plan to attend the special meeting. You always can change your vote at the special meeting.

         Voting instructions are included on your proxy card. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the merger. If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted FOR approval of the merger agreement. Failure to return a properly executed proxy card or to vote in person and abstentions will have the same effect as a vote AGAINST adoption and approval of the merger agreement.

         If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own best judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the special meeting in order to solicit additional proxies. However, no proxy voted against the proposal to adopt and approve the merger agreement will be voted in favor of an adjournment or postponement to solicit additional votes in favor of the merger agreement. If the special meeting is postponed or adjourned, Fidelity common stock may be voted by the persons named in the proxy card and on the new special meeting date as well, unless you have revoked your proxy. Fidelity does not know of any other matters to be presented at the special meeting.

         If Fidelity common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet.

         You may revoke your proxy before it is voted by:

         o filing with the Secretary of Fidelity a duly executed revocation of proxy;

         o        submitting a new proxy with a later date; or

         o        voting in person at the special meeting.

         Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:
Fidelity Bancorp, Inc., 5455 West Belmont Avenue, Chicago, Illinois, 60641,
Attention: Secretary.

NO DISSENTERS' RIGHTS OF APPRAISAL

         Under the provisions of Delaware law, if you dissent to the merger you will not have a statutory right to have the value of your shares appraised. See "Description of the Merger--Dissenters' Rights."

SOLICITATION OF PROXIES

         Fidelity will pay the costs associated with the solicitation of proxies at the special meeting. In addition to solicitation by mail, directors, officers, and employees of Fidelity, who will not be specifically compensated for such services, may solicit proxies from the stockholders of Fidelity, personally or by telephone, telegram or other forms of communication. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners.

         PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. DO NOT RETURN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

                            DESCRIPTION OF THE MERGER

GENERAL

         The merger agreement provides for the merger of Fidelity with and into MAF. MAF will be the surviving corporation in the merger. The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware. MAF anticipates filing this document as soon as practicable after the last of the conditions precedent to the merger has been satisfied or waived. See "Terms of the Merger--Conditions of the Merger." A copy of the merger agreement is attached as Appendix A to this document. WE URGE YOU TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.

         Upon completion of the merger, each outstanding share of Fidelity common stock will be converted into the right to receive 0.89 shares of MAF common stock. Cash will be paid to you instead of issuing any fractional share interest.

BACKGROUND OF THE MERGER

         Consistent with the past practices of Fidelity's Board of Directors to consider various strategies from time to time in furtherance of its objective to enhance stockholder value, in October 2002, the Board requested that Stifel make an updated presentation at the Board meeting on October 21, 2002 concerning the range of strategic options available to Fidelity. Fidelity had retained Stifel as its financial advisor in March 2002 to assist Fidelity in evaluating a stock-for-stock merger transaction that had been proposed by MAF following a number of informal discussions between senior officers of MAF and senior officers of Fidelity beginning in early 2002. Discussions relating to that proposal had previously terminated, as discussed below.

         As part of its presentation, Stifel guided the directors through financial analyses it prepared, which included a comprehensive assessment, using reasonable assumptions, of various business combination scenarios assuming the combination of Fidelity with a number of other public companies. During the Board meeting, Stifel and Fidelity's Board of Directors deliberated extensively on the merits and viability of a number of strategic options, including transactions involving a business combination. After engaging in an extensive discussion and taking into consideration the consolidation trends in the United States banking industry, the possible opportunity for stockholders of Fidelity to receive a premium for their Fidelity common stock, the availability of increased access to additional products and services for Fidelity's customers and recent announcements by various large financial institutions, including several large out-of-state financial institutions, of their particular interest in undertaking expansion activities in the Chicago metropolitan market, the Fidelity Board concluded that Fidelity should explore whether a business combination would result in a significant enhancement to stockholder value. Fidelity's Board of Directors then authorized management and Stifel to initiate a process, to be managed by Stifel, to explore and evaluate Fidelity's strategic options, including, without limitation, transactions involving a business combination.

         Among other things, Stifel's presentation at Fidelity's October 21, 2002 Board meeting included an update of the information provided, and presentations made, to Fidelity's Board of Directors in March 2002 regarding the earlier merger proposal from MAF. In addition, Fidelity's outside legal counsel, Barack Ferrazzano, made a number of presentations advising the directors of their legal duties and obligations. Barack Ferrazzano also updated and reviewed with Fidelity's Board of Directors the legal duties and obligations of the directors in connection with the consideration and adoption of the process to be managed by Stifel. The Board authorized Stifel to solicit preliminary expressions of interest from prospective business combination partners and to provide additional information to interested parties on a confidential basis. Fidelity's Board of Directors determined that the preliminary process should be conducted comprehensively, but quickly, in order to minimize a number of risks, including the risk that speculative trading might occur in Fidelity's common stock.

         Following the October meeting, Stifel initiated the process approved by Fidelity's Board of Directors by contacting and providing non-disclosure agreements to 16 financial institutions that it considered capable and appropriate prospective business combination partners with Fidelity. In early November 2002, Stifel distributed confidential information packages to the 14 financial institutions that executed a non-disclosure agreement. MAF was one of the 14 institutions.

         A special meeting of the Board of Directors was held on November 26, 2002, for Stifel to provide a further update and present any proposals received from interested institutions prior to that date. At the special meeting, Stifel reported that of the 14 institutions that received a confidential information package, five responded to Stifel with a preliminary expression of interest, and four of those submitted written proposals. Two of the four interested institutions submitted cash proposals. A third interested institution submitted a proposal offering Fidelity the right to choose cash or stock. MAF, the fourth institution that submitted a written proposal, submitted an all-stock proposal, initially valuing Fidelity at approximately $93.2 million. The fifth interested institution contacted Stifel and indicated that it could submit a written proposal, but in a valuation range that was significantly lower than that proposed by the other four institutions. After a number of conversations with Stifel, that institution chose not to submit a written proposal.

         Each of the proposals was conditioned on the completion of a comprehensive due diligence investigation and, in addition to indicating the amount and type of consideration proposed, contained different terms regarding termination fees, deal protection, treatment of compensation arrangements and benefit plans and other matters. Fidelity's Board of Directors considered the merits of the various proposals, including the form of consideration provided by each. After evaluating the written proposals and considering the analysis and counsel of its advisors, Fidelity's Board of Directors instructed Stifel to contact the four institutions that submitted written proposals to request that each re-evaluate its ability to increase its valuation of Fidelity as contemplated in its proposal and, where applicable, to offer Fidelity the right to elect a stock transaction.

         After contacting the four institutions, Stifel received favorable responses from MAF and one other institution. Each indicated that it would increase its proposed acquisition price to the $100 million price range. MAF continued to propose an all-stock transaction and the other institution indicated verbally to Stifel that while its initial offer contemplated a cash transaction, it would also consider providing Fidelity the ability to elect a stock transaction.

         Based on these results, management invited MAF and the other financial institution to conduct due diligence, although in the case of the second institution, the invitation was conditioned on the receipt of a written confirmation of its discussions with Stifel. MAF commenced a due diligence review on December 3, 2002, to bring current the due diligence investigation it conducted earlier in the year in connection with the previous proposal to acquire Fidelity made by MAF. In connection with the evaluation of the merger transaction proposed in early 2002, Stifel had provided to Fidelity's Board of Directors a number of comprehensive presentations concerning a broad range of strategic options, and Barack Ferrazzano had made presentations, and provided counsel to directors, regarding their legal duties and obligations. After Fidelity's Board of Directors had authorized management to pursue discussions with MAF concerning a possible transaction, the parties had executed a mutual confidentiality agreement and conducted thorough due diligence investigations regarding the other party. This included Fidelity's due diligence investigation regarding MAF's proposed acquisition of St. Francis in a separate transaction and the business of St. Francis pursuant to the terms of a tri-party confidentiality agreement. Commencing in early April and continuing through June, MAF and Fidelity and their respective advisors proceeded to negotiate the terms of a potential all-stock merger transaction. In late June 2002, MAF advised Fidelity that the U.S. Department of Justice had initiated a review of MAF's mortgage lending practices to evaluate its compliance with the federal fair lending laws. At that time, the parties determined to suspend further negotiations pending MAF's resolution of the matter. Management of MAF updated senior officers of Fidelity periodically over the next several months regarding MAF's progress, but with the matter still unresolved in September 2002, the parties agreed they would terminate their discussions regarding the earlier proposed transaction.

         When MAF commenced its updated due diligence review on December 3, 2002, Fidelity also had its counsel distribute to MAF's counsel a proposed definitive merger agreement. No distribution was made to the other financial institution because, after a number of conversations with Stifel and after review by the senior executives of the institution, it declined to submit a proposal consistent with its prior discussions with Stifel.

         On December 5, 2002, Fidelity's Board of Directors held a special meeting at which Stifel gave an update on the status of the discussions with MAF and the other financial institutions. Stifel reported that, of the four institutions that had submitted written proposals, only two were willing to significantly improve their proposals and that, as of that date, the highest improved proposal was submitted by MAF. Fidelity's Board of Directors evaluated the advice provided by Stifel and legal counsel and instructed management to continue to pursue the negotiation of a transaction with MAF and to provide the Fidelity Board with additional information after substantial progress had been made in the negotiation of the merger agreement.

         Following the Board meeting, Fidelity, Barack Ferrazzano and Stifel also updated their due diligence investigation of MAF. Fidelity and MAF negotiated the terms of the Agreement and Plan of Reorganization through December 16, 2002. The negotiations were expedited due to the prior negotiations in connection with the earlier transaction proposed by MAF. In addition, during the negotiation process, senior members of MAF's management met with Fidelity's management on a number of occasions to facilitate the resolution of open issues.

         Throughout the negotiation with MAF, Fidelity and its advisors were mindful that the investigation by the U.S. Department of Justice was on-going and that the investigation would need to be resolved in a manner that would allow MAF to obtain all necessary regulatory approvals for the transactions proposed by MAF and contemplated in the merger agreement. At each of its meetings, Fidelity's Board of Directors was apprised of reports from MAF regarding the status of its efforts to finalize resolution of the matter with the Department of Justice. On December 13, 2002, Barack Ferrazzano conducted further due diligence regarding the final terms of the proposed settlement agreement between MAF and the Department of Justice and prepared a detailed report which was provided to Fidelity's Board of Directors prior to the Board meeting on December 16, 2002. In addition, following a meeting between MAF and the OTS to confirm MAF's understanding that the execution of a proposed Agreed Consent Order would allow the OTS to accept, process and consider for approval the applications that MAF would be required to file relating to the proposed merger, Fidelity negotiated additional provisions in the proposed merger agreement intended to protect the interests of Fidelity and its stockholders. Among other things, these provisions enable Fidelity to abandon the proposed transaction with MAF if regulatory review of the transaction does not proceed within contemplated timeframes.

         After receiving confirmation from its financial and legal advisors of their opinions that the proposed settlement contemplated in the draft Agreed Consent Order, when considered in light of the revisions that had been negotiated to the proposed merger agreement, would be unlikely to adversely affect MAF's stock price or its ability to consummate the proposed merger, Fidelity's Board of Directors determined that the ongoing U.S. Department of Justice review should not prevent approval of the merger agreement if the merger would otherwise enhance stockholder value.

         Fidelity's Board of Directors held a special meeting on December 16, 2002, to review in detail the proposed merger agreement and to receive the advice of Stifel with respect to the fairness of the proposed merger. In addition to summarizing the draft Agreed Consent Order, Barack Ferrazzano guided Fidelity's Board of Directors through the merger agreement, including the provisions that had been negotiated since Fidelity's Board of Directors received a draft of the merger agreement for review in anticipation of the meeting. After the detailed review of the draft merger agreement, Stifel reviewed the process leading to the proposed transaction with MAF, provided a comprehensive financial analysis of the proposed transaction and informed Fidelity's Board of Directors that, based on its analysis, the merger consideration offered by MAF was fair, from a financial point of view, to Fidelity's stockholders. After discussion of Stifel's presentation and fairness opinion, Fidelity's Board of Directors approved the merger agreement. The merger agreement was executed later that evening, and Fidelity and MAF issued a joint press release on December 17, 2002 announcing their proposed merger.

MAF'S REASONS FOR THE MERGER

         MAF's Board of Directors believes that the merger is in the best interests of MAF and its shareholders. In deciding to approve the merger agreement, MAF's Board of Directors considered a number of factors, including:

         o        a review of

                  - the business, operations, earnings, and financial condition, including the capital levels and asset quality, of Fidelity on historical, prospective, and pro forma bases and in comparison to other financial institutions in the area,

                  - the demographic, economic and financial characteristics of the markets in which Fidelity operates, including existing competition, history of the market areas with respect to financial institutions, and demand for financial services, on historical and prospective bases, and

                  - the results of MAF's due diligence review of Fidelity; and

         o the likelihood of regulators approving the merger without undue conditions or delay;

         o the compatibility and the community bank orientation of both MAF and its subsidiaries with Fidelity and its subsidiaries; and

         o a variety of factors affecting and relating to the overall strategic focus of MAF.

         While MAF's Board of Directors considered these and other factors, MAF's Board of Directors did not assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. MAF's Board of Directors collectively made its determination with respect to the merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the merger is in the best interests of MAF and MAF's shareholders.

         The terms of the merger were the result of arm's-length negotiations between representatives of MAF and representatives of Fidelity. Based upon its consideration of the factors discussed above, the

Board of Directors of MAF approved the merger agreement and the merger as being in the best interests of MAF and its shareholders.

FIDELITY'S REASONS FOR THE MERGER AND BOARD RECOMMENDATION

         FIDELITY'S BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, FIDELITY AND ITS STOCKHOLDERS. FIDELITY'S BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AS BEING ADVISABLE AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

         Fidelity's Board of Directors, with the assistance of outside financial and legal advisors, has evaluated the financial, legal and market conditions bearing on the decision to recommend the merger. The terms of the merger, including the price, are a result of arm's-length negotiations between representatives of Fidelity and representatives of MAF.

         In reaching its conclusion to approve the merger agreement and the transactions contemplated thereby, Fidelity's Board of Directors consulted with Fidelity management, as well as its financial and legal advisors, and considered a number of factors, including the following:

         o the business, operations, properties, assets, competitive position, financial condition, operating results, management, strategic objectives and prospects of Fidelity;

         o the current and prospective economic and competitive environments facing Fidelity and other financial institutions characterized by:

                  - the intensifying competition from both banks and non-bank financial services organizations;

                  - the increasing consolidation in the U.S. banking industry in general and in the Chicago metropolitan market in particular;

                  - the increasing pressure on maintenance of the current net interest margin;

                  - the increasing need for strong fee-based income producing sources of income within a bank holding company; and

                  - the growing costs and complexity associated with regulatory compliance for public companies in the banking industry;

         o the high costs of technology and new facilities required to continue to grow assets and income and the uncertainty of whether Fidelity could continue to achieve results equal to its recent historical levels;

         o the fact that a stockholder group with significant ownership of Fidelity stock had from time to time expressed concerns about Fidelity's future prospects as an institution operating in a highly competitive industry given its size, including in a filing with the SEC on October 23, 2002 and in subsequent discussions with management;

         o        a review of:

                  - the business, operations, earnings and financial condition, including the capital levels and asset quality, of MAF on each of a historical, prospective and pro forma basis and in comparison to other financial institutions in the area;

                  - the anticipated cost savings and efficiencies available to the combined company as a result of the proposed transaction;

                  - the demographic, economic and financial characteristics of the markets in which MAF operates, including existing competition, history of the market areas with respect to financial institutions and average demand for credit, on each of a historical and prospective basis; and

                  - the nature of the investigation by the Department of Justice and the likelihood of regulators approving the merger without undue conditions or delay;

         o the fact that MAF common stock has greater liquidity than the shares of Fidelity common stock;

         o the prospects for growth and expanded products and services, and other anticipated impacts of the merger on depositors, employees, customers and communities served by Fidelity;

         o that the members of Fidelity's Board of Directors, all of whom own shares of Fidelity common stock, have expressed support for the merger and have entered into agreements to vote in favor of the merger, that these stockholders will receive the same consideration as the other stockholders of Fidelity if the merger is completed and that these voting agreements would not preclude consideration and acceptance of a superior acquisition proposal;

         o that under the terms of the merger agreement, Fidelity would be able to continue to declare and pay to its stockholders quarterly dividends in the amount of $0.10 per share until the effective time, subject to an obligation to coordinate in the timing of the payment of dividends during the quarter in which the merger closes to avoid a double payment of dividends to Fidelity's stockholders;

         o        Fidelity's and MAF's compatible banking philosophies;

         o the view, after consultation with Stifel and in light of the process undertaken by Fidelity to solicit interest from third parties for a strategic transaction, that the willingness of a third party to pay more for Fidelity was not likely; and

         o the opinion of Stifel that, as of December 16, 2002, the merger consideration was fair from a financial point of view to holders of Fidelity common stock (other than MAF). See "--Fairness Opinion of Fidelity's Financial Advisor" below.

         Fidelity's Board of Directors also considered a variety of risks and other potentially negative factors concerning the merger, including:

         o the potential disruption of Fidelity's business that might result from the announcement of the merger;

         o the possible difficulties of integrating the operations, management and corporate cultures of Fidelity and MAF; and

         o the uncertainty regarding stockholders', customers' and employees' perceptions of the merger.

         Fidelity's Board of Directors viewed these considerations as not being sufficient, individually or in the aggregate, to outweigh the advantages of the merger.

         In reaching its determination to accept the merger agreement proposed by MAF, Fidelity's Board of Directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given different weights to different factors. The importance of these factors relative to one another cannot precisely be determined or stated herein and there can be no assurance that the expected results or benefits of the proposed merger will actually occur. Although there can be no assurance, Fidelity's Board of Directors also believes that the merger will provide Fidelity's stockholders with increased value and liquidity for their stock and will provide its communities and customers with expanded services and products.

         Certain members of Fidelity's Board of Directors have interests in the merger in addition to their interests as stockholders generally, including entitlement to certain cash payments that will be made as a result of the merger under various benefit plans currently in place and to be made under agreements entered into between the individuals and MAF in connection with the merger. You may wish to consider such interests in evaluating Fidelity's Board of Directors' recommendation that you vote in favor of the merger. See "Terms of the Merger--Interests of Certain Persons in the Merger."

FAIRNESS OPINION OF FIDELITY'S FINANCIAL ADVISOR

         Fidelity has retained Stifel, Nicolaus & Company, Incorporated as its financial advisor in connection with the merger because Stifel is a nationally recognized investment-banking firm with substantial expertise in transactions similar to the merger. Stifel is an investment banking and securities firm with membership on all principal United States' securities exchanges. As part of its investment banking activities, Stifel is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

         In connection with the December 16, 2002 meeting of Fidelity's Board of Directors, Stifel rendered its opinion that, as of that date, the exchange ratio pursuant to the merger agreement was fair to the holders of Fidelity common stock from a financial point of view. Stifel has confirmed its December 16, 2002 opinion by delivery of its written opinion to Fidelity's Board of Directors, dated June 5, 2003, that, based upon and subject to the various considerations set forth in the opinion, as of the date of the opinion the exchange ratio pursuant to the merger agreement is fair to the holders of Fidelity common stock from a financial point of view.

         The full text of Stifel's opinion dated June 5, 2003, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Appendix B to this document and is incorporated herein by reference, and should be read in its entirety in connection with this document. The summary of the opinion of Stifel set forth in this document is qualified in its entirety by reference to the full text of that opinion.

         No limitations were imposed by Fidelity on the scope of Stifel's investigation or the procedures to be followed by Stifel in rendering its opinion. Stifel was not requested to and did not make any recommendation to Fidelity's Board of Directors as to the form or amount of the consideration to be paid to Fidelity or its stockholders, which was determined through arm's-length negotiations between the parties. In arriving at its opinion, Stifel did not ascribe a specific range of values to Fidelity. Its opinion is based on the financial and comparative analyses described below. Stifel's opinion was directed solely to Fidelity's Board of Directors for its use in connection with its consideration of the merger. Stifel's opinion addressed only the fairness of the exchange ratio from a financial point of view, did not address any other aspect of the merger, and was not intended to be and does not constitute a recommendation to any stockholder of Fidelity as to how such stockholder should vote with respect to the merger. Stifel was not requested to opine as to, and its opinion does not address, Fidelity's underlying business decision to proceed with or effect the merger or the relative merits of the merger compared to any alternative transaction that might be available to Fidelity.

         In connection with its December 16, 2002 opinion, Stifel, among other things:

         o reviewed the form of the merger agreement as executed on December 16, 2002;

         o reviewed the financial statements of Fidelity to be included in its Form 10-K for the year ended September 30, 2002, its Form 10-Ks for the five years ended September 30, 2001 and its Form 10-Q for the quarter ended June 30, 2002;

         o reviewed the financial statements of MAF included in its Form 10-Ks for the five years ended December 31, 2001 and its Form 10-Q for the quarter ended September 30, 2002;

         o reviewed certain internal financial analyses and forecasts for Fidelity and MAF prepared by their respective managements;

         o conducted conversations with Fidelity's and MAF's senior management regarding recent developments and management's financial forecasts for each of Fidelity and MAF;

         o compared certain financial and securities data of Fidelity and MAF with various other companies whose securities are traded in public markets and reviewed the historical stock prices and trading volumes of the common stock of Fidelity and MAF;

         o reviewed the financial terms of certain other business combinations; and

         o conducted other financial studies, analyses and investigations as it deemed appropriate for purposes of its opinion.

         Stifel also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and its knowledge of the bank and thrift industries generally.

         In rendering its opinion, Stifel relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to it or that was otherwise reviewed by it and did not assume any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to Stifel (including, without limitation, projected cost savings and operating synergies resulting from the merger), Stifel assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of Fidelity and MAF as to the future operating and financial performance of Fidelity and MAF, respectively, that they would be realized in the amounts and time periods estimated and that they provided a reasonable basis upon which Stifel could form its opinion. Stifel also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Fidelity or MAF since the date of the last financial statements made available to it. Stifel also assumed, without independent verification and with Fidelity's consent, that the aggregate allowances for loan losses set forth in the financial statements of Fidelity and MAF are in the aggregate adequate to cover all such loan losses. Stifel did not make or obtain any independent evaluation, appraisal or physical inspection of Fidelity's or MAF's assets or liabilities, the collateral securing any of such assets or liabilities, or the collectibility of any such assets nor did it review loan or credit files of Fidelity or MAF. Stifel relied on advice of Fidelity's counsel and accountants as to certain legal and accounting matters with respect to Fidelity, the merger agreement and the transactions and other matters contained or contemplated therein. Stifel assumed, with Fidelity's consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the merger will be satisfied and not waived.

         In rendering its opinion, Stifel assumed that the merger will be consummated as provided in the merger agreement and will constitute a tax-free reorganization as contemplated by the merger agreement. Stifel's opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of its opinion, and does not imply any conclusion as to the price or trading range of the Fidelity common stock or the MAF common stock, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

         The financial forecasts furnished to Stifel for Fidelity and MAF and estimates of cost savings and operating synergies resulting from the merger were prepared by the managements of Fidelity and MAF and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As a matter of policy, Fidelity and MAF do not publicly disclose internal management forecasts, projections or estimates of the type furnished to Stifel in connection with its analysis of the financial terms of the merger, and such forecasts and estimates were not prepared with a view towards public disclosure. These forecasts and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of the management of either Fidelity or MAF, including, without limitation, factors related to the integration of Fidelity and MAF and general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts and estimates.

         In connection with rendering its December 16, 2002 opinion, Stifel performed a variety of financial analyses that are summarized below. Such summary does not purport to be a complete description of such analyses. Stifel believes that its analyses and the summary set forth in this document must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinions. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Stifel made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Fidelity or MAF. Any estimates contained in Stifel's analyses are not necessarily indicative of actual future values or results, which may be significantly more or less favorable than suggested by such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the actual prices at which companies or their securities actually may be sold. No company or transaction utilized in Stifel's analyses was identical to Fidelity or MAF or the merger. Accordingly, an analysis of the results described below is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared. None of the analyses performed by Stifel was assigned a greater significance by Stifel than any other. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which Fidelity common stock or MAF common stock may trade in the public markets.

         The following is a summary of the financial analysis performed by Stifel in connection with providing its opinion on December 16, 2002. In connection with its written opinion dated June 5, 2003,

Stifel has performed procedures to update certain of its analyses and review the assumptions on which such analyses were based and the factors considered in connection therewith. In updating its opinion, Stifel has not utilized any methods of analysis in addition to those described.

         Pro Forma Effect of the Merger. Stifel reviewed certain estimated future operating and financial information developed by Fidelity and MAF and certain estimated future operating and financial information for the pro forma combined entity resulting from the merger for the 12-month periods ended December 31, 2003 and December 31, 2004. Based on this analysis, Stifel compared certain of Fidelity's estimated future per share results with such estimated figures for the pro forma combined entity. On a pro forma basis, the merger is forecast to be accretive to Fidelity's earnings per share for the 12-month periods ended December 31, 2003 and December 31, 2004. Stifel also reviewed certain historical financial information in order to determine the effect of the merger on Fidelity's book value and tangible book value. Based on this analysis, at September 30, 2002, on a pro forma basis the merger is forecast to be accretive to Fidelity's book value per share at September 30, 2002 and dilutive to Fidelity's tangible book value per share as of that date. Stifel also compared Fidelity's stand-alone common stock dividends per share with such estimated figures for the pro forma combined entity. On a pro forma basis, the merger is forecast to be accretive to Fidelity's dividends per share.

         Analysis of Thrift Merger Transactions. Stifel analyzed certain information relating to recent transactions in the thrift industry, consisting of (1) 38 acquisitions announced between January 1, 2002 and December 9, 2002, involving sellers in all regions of the United States with announced transactions values and excluding merger of equals transactions, referred to below as Group A, (2) nine acquisitions announced between January 1, 2002 and December 9, 2002, involving sellers in the midwestern region of the United States with announced transactions values and excluding merger of equals transactions, referred to below as Group B, and (3) eight selected acquisitions announced between January 1, 2002 and December 9, 2002, involving sellers in the United States with announced transactions values between $50 million and $250 million and excluding merger of equals transactions, referred to below as Group
C. Stifel calculated the following ratios with respect to the merger and the selected transactions:

                                                                                           GROUP A
                                                                    FIDELITY/              SELECTED
                           RATIOS                                      MAF               TRANSACTIONS
                                                                                            MEDIAN
Deal Price Per Share/Book Value Per Share.................           178.1%                 142.8%
Deal Price Per Share/Tangible Book Value Per Share........           178.1%                 150.6%
Adjusted Deal Price/6.50% Equity..........................           196.3%                 173.0%
Deal Price Per Share/Last 12 Months Earnings Per Share*...            13.0x                  19.3x
Deal Price/Assets.........................................            14.4%                  14.8%
Premium over Tangible Book Value/Deposits.................            10.1%                   6.8%
Deal Price/Deposits.......................................            23.1%                  20.7%


                                                                                           GROUP B
                                                                    FIDELITY/              SELECTED
                           RATIOS                                      MAF               TRANSACTIONS
                                                                                            MEDIAN
Deal Price Per Share/Book Value Per Share.................           178.1%                 112.8%
Deal Price Per Share/Tangible Book Value Per Share........           178.1%                 112.8%
Adjusted Deal Price/6.50% Equity..........................           196.3%                 124.6%
Deal Price Per Share/Last 12 Months Earnings Per Share*...            13.0x                  27.6x
Deal Price/Assets.........................................            14.4%                  12.8%
Premium over Tangible Book Value/Deposits.................            10.1%                   2.5%
Deal Price/Deposits.......................................            23.1%                  14.7%


                                                                   FIDELITY/          GROUP C SELECTED
                           RATIOS                                     MAF               TRANSACTIONS
                                                                                           MEDIAN
Deal Price Per Share/Book Value Per Share................            178.1%                 168.3%
Deal Price Per Share/Tangible Book Value Per Share.......            178.1%                 168.3%
Adjusted Deal Price/6.50% Equity.........................            196.3%                 189.3%
Deal Price Per Share/Last 12 Months Earnings Per Share*..             13.0x                  21.1x
Deal Price/Assets........................................             14.4%                  16.5%
Premium over Tangible Book Value/Deposits................             10.1%                   9.3%
Deal Price/Deposits......................................             23.1%                  23.9%

------------------
* Last 12 Months Earnings Per Share exclude all non-recurring items.

         This analysis resulted in a range of imputed values for Fidelity common stock of between $24.45 and $45.46 based on the median multiples for Group A, between $19.31 and $64.94 based on the median multiples for Group B, and between $28.81 and $49.53 based on the median multiples for Group C.

         Present Value Analysis. Applying discounted cash flow analysis to the theoretical future earnings and dividends of Fidelity, Stifel compared the consideration to be received in exchange for one share of Fidelity common stock under the terms of the merger agreement as executed on December 16, 2002 to the calculated future value of one share of Fidelity's common stock on a stand-alone basis. The analysis was based upon management's projected earnings growth, a range of assumed price/earnings ratios, and a 12.0%, 14.0% and 16.0% discount rate. Stifel selected the range of terminal price/earnings ratios on the basis of past and current trading multiples for other publicly traded comparable thrifts. The stand-alone present value of Fidelity's common stock calculated on this basis ranged from $16.66 to $22.86 per share.

         Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Stifel estimated the net present value of the future streams of after-tax cash flow that Fidelity could produce to benefit a potential acquiror, referred to below as dividendable net income. In this analysis, Stifel assumed that Fidelity would perform in accordance with management's estimates and calculated assumed after-tax distributions to a potential acquiror such that Fidelity's tangible common equity ratio would be maintained at 6.5% of assets. Stifel calculated the sum of (1) the estimated terminal values per share of Fidelity common stock based on assumed multiples to Fidelity's projected 2007 earnings ranging from 13.0x to 17.0x, plus (2) the assumed 2002 - 2006 dividendable net income streams per share, in each case discounted to present values at assumed discount rates ranging from 12.5% to 17.5%. This discounted cash flow analysis indicated an implied equity value reference range of $21.91 to $45.08 per share of Fidelity's common stock. This analysis did not purport to be indicative of actual future results and did not purport to reflect the prices at which shares of Fidelity's common stock may trade in the public markets. A discounted cash flow analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including estimated revenue enhancements, earnings growth rates, dividend payout rates and discount rates.

         Contribution Analysis. Stifel reviewed certain financial information for Fidelity and MAF for their respective fiscal years ended September 30, 2001 and December 31, 2001, including net interest income, non-interest income, non-interest expense and net income. In addition, Stifel reviewed financial information at September 30, 2002 for total assets, total loans, loan loss reserves, total deposits, total equity and total tangible equity. Stifel also reviewed projected net income for the 12-month periods ended December 31, 2002 and December 31, 2003 and projected cash net income for the 12-month period ended December 31, 2003 for Fidelity and MAF prepared by their respective managements. Stifel then compared the financial information for Fidelity to the pro forma combined figures for Fidelity and MAF. The contribution analysis for these financials indicated that Fidelity would contribute between 3% and

13% of the pro forma combined figures for Fidelity and MAF. This analysis resulted in a range of imputed values for Fidelity common stock of between $7.72 and $36.62 based on Fidelity's contribution to the pro forma combined figures for Fidelity and MAF.

         Analysis of Premium to Market Price for Merger Transactions. Stifel analyzed the premiums paid to the then current market price one day, one week and one month prior to the date of announcement of a transaction for 465 transactions in the bank and thrift industries announced in the United States between December 9, 1997 and December 9, 2002. Stifel calculated the following ratios with respect to the merger and such transactions:

                                                                          TRANSACTIONS ANNOUNCED BETWEEN
                                                                                12/9/97 & 12/9/02
                                                 FIDELITY/                      -----------------
            MARKET PREMIUM DATA                     MAF         25TH PERCENTILE       MEDIAN     75TH PERCENTILE
            -------------------                     ---         ---------------       ------     ---------------
Premium to stock price 1 day prior to
   announcement..........................          13.1%              12.6%            27.1%          45.2%
Premium to stock price 1 week prior to
   announcement..........................          12.9%              17.7%            31.0%          48.9%
Premium to stock price 1 month prior to
   announcement..........................          27.0%              20.9%            35.9%          53.0%

         This analysis resulted in a range of imputed values for Fidelity common stock of between $29.02 and $40.19 based on the range of premiums for such transactions. When analyzing this range, it is important to note that a shareholder activist group had filed a Schedule 13-D, amendments to the Schedule 13-D and a proxy statement with the SEC during the 14-month period prior to the announcement date of the proposed merger.

         Comparison of Selected Companies. Stifel reviewed and compared certain multiples and ratios for the merger with a peer group of nine selected thrifts with assets between $350 million and $800 million which Stifel deemed to be relevant. The group of selected thrifts consisted of Ameriana Bancorp, Citizens First Financial Corp., First Federal Bancshares of Arkansas, Inc., Guaranty Federal Bancshares, Inc., HMN Financial, Inc., MutualFirst Financial, Inc., North Central Bancshares, Inc., Pulaski Financial Corp., and PVF Capital Corp. In order to calculate a range of imputed values for a share of Fidelity common stock, Stifel applied a 35.9% control premium to the trading prices of the selected group of comparable companies and compared the resulting theoretical offer price to each of book value, tangible book value, adjusted 6.5% equity, estimated 2002 earnings as provided by Institutional Brokers Estimate System ("IBES"), estimated 2003 earnings as provided by IBES, assets, tangible book value to deposits and deposits. Stifel then applied the resulting range of multiples and ratios for the peer group specified above to the appropriate financial results of Fidelity. This analysis resulted in a range of imputed values for Fidelity common stock of between $15.72 and $49.39 based on the minimum and maximum multiples and ratios for the peer group. The 35.9% control premium selected by Stifel was based on a five year analysis of market premiums paid in bank and thrift merger transactions.

         Additionally, Stifel calculated the following ratios with respect to the nine selected comparable companies after application of the 35.9% control premium:


                                                             FIDELITY/         9 SELECTED COMPARABLE COMPANIES
                        RATIOS                                  MAF              MINIMUM             MAXIMUM
                        ------                                  ---              -------             -------
Deal Price Per Share/ Book Value Per Share..........           178.1%             118.7%              231.1%
Deal Price Per Share/Tangible Book Value Per Share..           178.1%             123.1%              231.1%
Adjusted Deal Price/6.50% Equity....................           196.3%             124.9%              277.8%
Deal Price Per Share/Estimated 2002 Earnings Per
   Share............................................            13.3x              12.3x               20.9x
Deal Price Per Share/Estimated 2003 Earnings Per
   Share............................................            14.6x              11.8x               18.7x
Deal Price/Assets...................................            14.4%              10.5%               20.4%
Premium over Tangible Book Value/Deposits...........            10.1%               2.2%               21.2%
Deal Price/Deposits.................................            23.1%              12.0%               37.4%

         As described above, Stifel's opinion was among the many factors taken into consideration by Fidelity's Board of Directors in making its determination to approve the merger.

         Pursuant to the terms of Stifel's engagement, Fidelity paid Stifel a nonrefundable cash fee of $25,000 upon the delivery of a written report addressing the Company's strategic options, a nonrefundable cash fee of $100,000 upon the signing of the merger agreement and a nonrefundable cash fee of $100,000 at the time of mailing of this document. In addition, Fidelity has agreed to pay Stifel an additional fee of 0.80% to 1.00% of the total aggregate consideration paid in the transaction (based on the consideration per share to be received by Fidelity's common stockholders upon consummation of the merger), less the fees already paid, subject to and conditioned upon consummation of the merger. Based upon MAF's June 2, 2003 stock price, the aggregate fee would be approximately $1.1 million. Fidelity has also agreed to reimburse Stifel for certain out-of-pocket expenses and has agreed to indemnify Stifel, its affiliates and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

         During the past year, Stifel has traded equity securities of Fidelity and MAF for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in those securities. In addition, from time to time during the past two years, Stifel has provided financial advisory and investment banking services to MAF and has received customary fees in connection with its engagements.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         General. The following discussion addresses the material United States federal income tax consequences of the merger that are generally applicable to Fidelity stockholders. It does not address the tax consequences of the merger under foreign, state, or local tax laws or the tax consequences of transactions completed before or after the merger. Also, the following discussion does not deal with all federal income tax considerations that may be relevant to certain Fidelity stockholders in light of their particular circumstances, such as stockholders who:

         o        are dealers in securities;

         o        are insurance companies or tax-exempt organizations;

         o        are subject to alternative minimum tax;

         o hold their shares as part of a hedge, straddle, or other risk reduction transaction; or

         o        are foreign persons.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO YOU BASED ON YOUR OWN CIRCUMSTANCES, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES.

         The following discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations, judicial decisions, and administrative rulings and practice, as of the date of this document, all of which are subject to change. Any change could be applied to transactions that were completed before the change, and could affect the accuracy of the statements and conclusions in this discussion and the tax consequences of the merger to MAF, Fidelity and the Fidelity stockholders.

         Tax Opinion of Vedder Price. Fidelity has not requested, nor will it request, a ruling from the Internal Revenue Service with regard to the federal tax consequences of the merger. Instead, as a condition to the closing of the merger, Vedder Price, legal counsel to MAF, will render its opinion to MAF and Fidelity, subject to customary representations and assumptions referred to in the opinion, substantially to the effect that:

         o the merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and Fidelity and MAF will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

         o no gain or loss will be recognized by MAF or Fidelity as a result of the transactions contemplated in the merger;

         o no income, gain or loss will be recognized by Fidelity stockholders upon the receipt of MAF common stock in exchange for Fidelity common stock, except with respect to cash received for a fractional share of MAF common stock;

         o the basis of the MAF common stock received by Fidelity stockholders in the merger will be the same as the basis of the Fidelity common stock surrendered, decreased by the amount of any cash received and increased by the amount of any gain recognized in the exchange;

         o the holding period of the MAF common stock received by Fidelity stockholders will include the holding period of the Fidelity common stock surrendered, provided that the Fidelity common stock was held as a capital asset in the hands of the Fidelity stockholders on the date of the exchange;

         o the basis of the Fidelity assets in the hands of MAF will be the same as the basis of such assets in the hands of Fidelity immediately prior to the exchange; and

         o the holding period of the Fidelity assets transferred to MAF will include the period during which such assets were held by Fidelity prior to the exchange.

         Vedder Price's opinion will be based upon the assumption that the merger will take place in the manner described in the merger agreement and will also assume the truth and accuracy of certain factual representations that have been made by MAF and Fidelity and which are customarily given in transactions of this nature. Vedder Price's opinion is not binding on the Internal Revenue Service or the courts and there can be no assurance that the Internal Revenue Service will not take a contrary position to one or more positions reflected herein or that the opinion will be upheld by the courts if challenged by the Internal Revenue Service.

         THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX CONSEQUENCES OF THE MERGER THAT MAY BE RELEVANT TO A PARTICULAR FIDELITY STOCKHOLDER. YOU ARE

URGED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU AS A RESULT OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

         Withholding. Cash payments in respect of a fractional share of MAF common stock may be subject to the information reporting requirements of the Internal Revenue Service and to backup withholding at the current rate of 30%. Backup withholding will not apply to a payment made to you if you complete and sign the substitute Form W-9 that will be included as part of the transmittal letter and notice from MAF's exchange agent, or you otherwise prove to MAF and its exchange agent that you are exempt from backup withholding.

         Reporting and Record Keeping. If you exchange shares of Fidelity common stock in the merger for MAF common stock, you are required to retain records of the transaction, and to attach to your federal income tax return for the year of the merger a statement setting forth all relevant facts with respect to the nonrecognition of gain or loss upon the exchange. At a minimum, the statement must include:

         o        your tax basis in the Fidelity common stock surrendered; and

         o the amount of cash (if any) received and the fair market value, as of the effective date of the merger, of the MAF common stock received in exchange therefor.

ACCOUNTING TREATMENT

         MAF will account for the merger using the purchase method of accounting in accordance with accounting principles generally accepted in the United States of America. Under this method, the aggregate cost of the merger will be allocated to assets acquired and liabilities assumed based on their estimated fair values as of the closing date. The excess cost of the acquisition over the fair value of net assets acquired will then be allocated to identified intangible assets, with any remaining unallocated cost recorded as goodwill.

REGULATORY APPROVALS

         The merger of MAF and Fidelity and the bank merger between Mid America Bank and Fidelity Federal are both subject to prior approval of the OTS. MAF's application for OTS approval will be evaluated based on, among other things, the financial and managerial resources and the future prospects of MAF and Mid America Bank, the risks to the federal deposit insurance funds and the convenience and needs of relevant communities. Also, the Director of the OTS will not approve any proposed acquisition (1) that would result in a monopoly, or would be in furtherance of any combination or conspiracy to monopolize or an attempt to monopolize the savings and loan business in any part of the United States, or (2) the effect of which, in any section of the country, may be substantially to lessen competition, or tend to create a monopoly, or (3) that in any other manner would be in restraint of trade, unless it finds the anti-competitive effects of the proposed acquisition are clearly outweighed in the public interest by the probable effect of the acquisition in meeting the convenience and needs of the communities to be served. The OTS may deny an application if it finds that the financial and managerial resources and future prospects of the parties to the transaction would cause the proposed acquisition to be detrimental to the parties or the insurance risk of the FDIC's deposit insurance funds. The OTS also must review the records of the bank subsidiaries of MAF and Fidelity under the Community Reinvestment Act of 1977, as amended, commonly known as the CRA. The CRA requires that the OTS analyze, and take into account when evaluating an application, each bank's record of meeting the credit needs of its local communities, including low- and moderate-income neighborhoods, consistent with safe and sound operation.

         The merger may not be consummated until up to 30 days after OTS approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the OTS' approval, unless a court specifically orders otherwise. Publication of notice of the merger application is required and public comment on the application is permitted. The OTS is authorized to permit interested parties to intervene in the proceedings.

         The OTS must act on the application within the 60-day period after the date a complete application is submitted to the OTS. The OTS can extend the review period for an additional 30 calendar days if the OTS determines that additional time is required to analyze the proposed transaction.

         MAF filed its application with the Southeast Regional Director of the OTS under delegated authority on February 19, 2003. The OTS, by letter dated March 21, 2003, requested supplemental information and MAF responded to the OTS' request on April 7, 2003. The OTS, by letter dated April 23, 2003, notified MAF that its application was sufficient as of April 23, 2003 for purposes of commencing the 60-day review period. There can be no assurance that the OTS will approve the merger and we do not know when MAF will obtain a decision on the application. The parties currently expect to receive regulatory approval by the end of the second quarter of 2003.

         In addition, Mid America Bank's acquisition of Fidelity Federal requires prior notification to the FDIC, because Mid America Bank will be acquiring Fidelity Federal's two non-banking subsidiaries. Mid America Bank filed its notification with the Regional Director of the FDIC on February 20, 2003. MAF expects to receive notification from the FDIC that it does not intend to object to Mid America Bank's acquisition of the non-banking subsidiaries of Fidelity Federal. A copy of the bank merger agreement is included as an exhibit to the merger agreement, and is included in Appendix A to this document.

         The merger and the bank merger cannot proceed without obtaining all requisite regulatory approvals. See "Terms of the Merger--Conditions to the Merger," "Terms of the Merger--Termination," and "Terms of the Merger--Amendment; Waiver." MAF and Fidelity have agreed to take all reasonable actions necessary to obtain approvals and comply with the requirements of the applicable regulatory authorities. There can be no assurance that any regulatory approvals will not contain a term or condition that causes the approvals to fail to satisfy the conditions described above.

         MAF and Fidelity are not aware of any other governmental approvals or actions that are required for consummation of the merger except as described above. If any other approval or action is required, both parties contemplate seeking approval or action. There can be no assurance that any approval or action, if needed, could be obtained and, if the approvals or actions are obtained, there can be no assurance as to the timing of any approvals of actions.

DISSENTERS' RIGHTS

         Holders of Fidelity common stock who dissent to the merger will not have appraisal rights. Under Delaware law, appraisal rights are not available for the shares of any class or series of stock if that stock is listed on a national securities exchange or an interdealer quotation system (i.e., the Nasdaq National Market). Fidelity's common stock is listed on Nasdaq.

RESTRICTIONS ON RESALE OF MAF COMMON STOCK BY FIDELITY AFFILIATES

         This document does not cover any resales of the shares of MAF common stock to be issued in the merger, and no person is authorized to use this document in connection with any such resale.

         All shares of MAF common stock issued to stockholders of Fidelity in connection with the merger will be freely transferable, except that shares received by persons deemed to be "affiliates" of

Fidelity under the Securities Act of 1933 at the time of the special meeting may be resold by them only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of Fidelity for this purpose generally include directors, executive officers and the holders of 10% or more of the outstanding shares of Fidelity common stock.

         Generally, pursuant to Rule 145 under the Securities Act, during the one-year period following completion of the merger, affiliates of Fidelity may not resell publicly the MAF common stock received by them in connection with the merger except in compliance with certain limitations as to the amount of MAF common stock sold in any three-month period and as to the manner of sale. After the initial one-year period, affiliates of Fidelity who have not become affiliates of MAF may resell their shares without restriction. The ability of affiliates to resell shares of MAF common stock received in the merger under Rule 145 as summarized in this section generally will be subject to MAF having satisfied its reporting requirements under the Securities Exchange Act of 1934 for specified periods prior to the time of sale. Affiliates also would be permitted to resell MAF common stock received in the merger pursuant to an effective registration statement under the Securities Act covering the shares or an available exemption from registration requirements under the Securities Act.

         Fidelity caused each person deemed by Fidelity to be an affiliate (for purposes of Rule 145) to execute and deliver a written agreement with MAF, that is intended to ensure the affiliate's compliance with the Securities Act.

                              TERMS OF THE MERGER

         The following description of the merger is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this document and is incorporated herein by reference. YOU ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.

MERGER CONSIDERATION

         On the closing date, subject to the terms and conditions of the merger agreement, Fidelity will merge with and into MAF. The charter and by-laws of MAF in effect at the effective time of the merger will govern the surviving corporation. Each share of Fidelity common stock that is issued and outstanding immediately prior to the effective time will be converted into the right to receive 0.89 shares of MAF common stock. Cash will be paid instead of fractional shares of MAF common stock.

         On the record date, Fidelity had 3,159,553 shares of common stock outstanding. Based on this number, a total of approximately 2,812,002 shares of MAF common stock would be issued in the merger.

         Each share of MAF common stock outstanding immediately prior to the effective time will remain outstanding and unchanged as a result of the merger.

         Stock Options. Fidelity stock options that are outstanding and unexercised immediately before the effective time of the merger will be convertible into either MAF stock options or cash. If a Fidelity option holder enters into a conversion agreement with Fidelity before the effective time, each Fidelity stock option will be converted into the right to receive an option to purchase MAF common stock. The number of shares of MAF common stock subject to the converted stock option will be equal to the number of shares of Fidelity common stock subject to the Fidelity stock option multiplied by 0.89. The exercise price of the converted stock option will equal the Fidelity stock option's exercise price divided by 0.89. Except as described above, the converted stock options will have the same terms and conditions as the Fidelity stock options, except that any limited rights related to the Fidelity stock options will be cancelled and of no further force and effect.

         If a Fidelity option holder fails to enter into a conversion agreement with Fidelity before the effective time, each Fidelity stock option will be converted into the right to receive cash equal to the (1) number of shares of Fidelity common stock subject to the Fidelity stock option multiplied by (2) excess of the value of 0.89 shares of MAF common stock over the Fidelity stock option's per share exercise price.

         Adjustment of Exchange Ratio. The merger agreement provides that, if between the date of the merger agreement and the effective time, shares of MAF common stock are changed into a different number of shares by reason of any stock split or combination, or a stock dividend or other distribution of MAF's common stock is declared with a record date prior to the effective time, then the exchange ratio will be appropriately adjusted. If between the date of the merger agreement and the effective time, Fidelity splits or combines shares of Fidelity common stock, or pays a stock dividend or other stock distribution, then the exchange ratio will be appropriately adjusted to reflect such split, combination, dividend or distribution.

TIME OF COMPLETION

         The completion of the merger will take place no later than ten business days after the day the last of the conditions to closing set forth in the merger agreement has been fulfilled or waived or at another time that both parties mutually agree upon. The completion of the merger sometimes is referred to in this document as the "closing date." The time the merger becomes effective is sometimes referred to in this document as the "effective time."

EXCHANGE OF CERTIFICATES

         MAF will be engaging Computershare Investor Services LLP to act as its exchange agent to handle the exchange of Fidelity common stock for the MAF common stock and the payment of cash for any fractional share interests. Within three business days of the effective time, the exchange agent will send to you a letter of transmittal for use in the exchange with instructions explaining how you should surrender your Fidelity common stock certificates to the exchange agent. If you surrender your certificates to the exchange agent, together with a properly completed letter of transmittal, you will receive the merger consideration. If you do not exchange your Fidelity common stock, you will not be entitled to receive any dividends or other distributions by MAF until your certificates are surrendered. After surrender of the certificates representing Fidelity shares, any unpaid dividends or distributions with respect to the MAF common stock represented by the certificates will be paid. If you hold your shares of Fidelity common stock in "street name" through a broker, your broker is responsible for ensuring that your Fidelity common stock certificates are properly surrendered and that the appropriate amount of shares of MAF common stock and cash are credited to your account.

CONDITIONS TO THE MERGER

         Consummation of the merger is subject to the satisfaction of certain conditions unless waived, to the extent waiver is permitted by applicable law.

         Conditions to Obligations of MAF. The obligations of MAF to effect the merger are subject to the fulfillment at the effective time of, among others, the following conditions (unless waived by MAF):

         o the representations and warranties of Fidelity contained in the merger agreement were true in all material respects on the date of the merger agreement and are true in all material respects at and as of the effective time (as qualified in the merger agreement);

         o Fidelity has performed in all material respects all obligations and complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by Fidelity at or before the effective time;

         o except as contemplated by the merger agreement, there has been no action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the merger by any federal or state government or governmental agency or instrumentality or court, that would:

                  - prohibit MAF's ownership or operation of all or a material portion of Fidelity's business or assets, whether immediately at the effective time or as of some future date,

                  - compel MAF to dispose of or hold separate all or a material portion of Fidelity's business or assets, whether immediately at the effective time or as of some future date, as a result of the merger agreement, or

                  - render MAF or Fidelity unable to consummate the transactions contemplated by the merger agreement;

         o all consents, waivers, amendments and authorizations required to be obtained by Fidelity prior to the effective time have been obtained;

         o as of the closing date, there has been no material adverse change from what Fidelity represented and warranted to in the merger agreement;

         o Fidelity has delivered various certificates of officers of Fidelity, opinions of counsel and letters from independent auditors;

         o no court decision or proceeding to impose substantial damages or penalties or requesting an injunction to prevent the merger has occurred or is pending;

         o the bank merger agreement has been approved by Fidelity and Fidelity Federal and the terms and conditions of that agreement have been satisfied; and

         o MAF has received resignations of certain executive officers and directors of Fidelity.

         Conditions to Obligations of Fidelity. The obligations of Fidelity to effect the merger shall be subject to the fulfillment at the effective time of the following conditions (unless waived by Fidelity):

         o the representations and warranties of MAF contained in the merger agreement were true in all material respects on the date of the merger agreement and are true in all material respects at and as of the effective time (as qualified in the merger agreement);

         o MAF has performed in all material respects all obligations and complied in all material respects with all covenants and agreements required by the merger agreement to be performed or complied with by MAF at or before the effective time;

         o MAF has delivered various certificates of MAF's officers and opinions of counsel;

         o the shares of MAF common stock to be issued in the merger are listed on Nasdaq as of the effective time; and

         o as of the closing date there has been no material adverse change from what MAF represented and warranted to in the merger agreement.

         Mutual Closing Conditions. The obligation of each party to consummate the merger is further conditioned on the following:

         o the receipt of all necessary regulatory approvals, including the approval of the OTS, the FDIC and any other applicable regulatory authority, required to consummate the merger;

         o receipt of an opinion from MAF's counsel substantially to the effect that, among other matters, MAF and Fidelity will not recognize taxable gain or loss as a result of the merger and that Fidelity's stockholders will not recognize taxable gain upon the receipt of MAF common stock in exchange for Fidelity common stock, except for any cash received instead of fractional shares;

         o the registration statement this document is a part of is effective under the Securities Act and there is no stop order suspending effectiveness of the registration statement and/or proceedings seeking a stop order;

         o the absence of a preliminary or a permanent injunction or other order by any federal or state court preventing consummation of the merger; and

         o adoption and approval of the merger agreement by the requisite vote of the stockholders of Fidelity.

CONDUCT OF BUSINESS PENDING THE MERGER

         Under the merger agreement, Fidelity is generally obligated to:

         o carry on its business in substantially the same manner as previously conducted;

         o maintain its books in accordance with accounting principles generally accepted in the United States of America;

         o conduct its business and operations only in accordance with safe and sound banking and business practices and in compliance with federal and state law requirements;

         o use all reasonable efforts to preserve intact its business organizations;

         o generally keep available the services of its present officers and employees; and

         o preserve its relationships with customers, suppliers and others having business dealings with them so that Fidelity's goodwill and ongoing business is unimpaired at the effective time.

         The merger agreement also provides that prior to the effective time, unless MAF gives its prior written consent, Fidelity may not, and may not allow its subsidiaries to, among other things:

         o declare or pay any dividend other than the regular quarterly dividend of $0.10 per share;

         o sell, lease or otherwise dispose of any assets, except in the ordinary course of business, that are material, individually or in the aggregate, to the business or financial condition of Fidelity on a consolidated basis;

         o effect any acquisition of any corporation, partnership, association or other organization or division thereof;

         o except as contemplated in the merger agreement, issue or redeem any of its capital stock;

         o incur any material liabilities or obligations or enter into any material contracts, except in the ordinary course of business;

         o increase the compensation of employees, directors or officers, except in accordance with past practices concerning employees other than senior management;

         o change retirement benefits or other benefit plans, except as provided for in the merger agreement;

         o        propose or adopt any amendments to its charter or bylaws;

         o change the interest rate risk or risk management policies or change other material policies concerning the business of Fidelity; and

         o enter into certain loans, investments or FHLB borrowing transactions, except for transactions that are within the parameters specified in the merger agreement.

REPRESENTATIONS AND WARRANTIES

         The merger agreement contains representations and warranties made by Fidelity and MAF. These include, among other things, representations relating to:

         o        valid corporate organization and existence;

         o        ownership of subsidiaries;

         o corporate power and authority to enter into the merger and the merger agreement;

         o        capitalization;

         o        financial statements;

         o        absence of material adverse changes;

         o        government approvals required in connection with the merger;

         o        compliance with material contracts;

         o        absence of investigations and litigation;

         o        compliance with laws;

         o        governmental registrations, licenses or permits;

         o        governmental reports;

         o        investment banker/finder fees;

         o absence of any breach of organizational documents, law or other material agreements or obligations as a result of the merger;

         o        fairness opinions;

         o        insurance matters

         o        employee benefits and employees; and

         o        compliance with SEC filing requirements.

         Fidelity makes additional representations and warranties to MAF in the merger agreement relating to, among other things:

         o        tax matters;

         o        inapplicability of Fidelity's rights agreement;

         o        information regarding loans and investments;

         o        accuracy of shareholder communications;

         o        environmental matters;

         o        title to real and personal property;

         o        bankruptcy claims;

         o        interest rate risk management arrangements;

         o        allowance for loan and lease losses;

         o        insider interests;

         o        inapplicability of antitakeover provisions; and

         o        absence of indemnification claims.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In connection with the merger agreement, MAF and Fidelity entered into a letter agreement (the "benefits letter") providing for the amendment of certain plans and programs maintained by Fidelity and Fidelity Federal for directors, executive officers and employees and also entered into letters of understanding concerning compensation and other benefit matters for certain officers of Fidelity and Fidelity Federal.

         Set forth below is certain information relating to these plans and arrangements of Fidelity and Fidelity Federal, as they are affected by the merger, the merger agreement, the benefits letter and the letters of understanding, including an estimate of settlement and termination amounts to be paid as a result of the merger.

         Employee Stock Ownership Plan. Fidelity maintains an employee stock ownership plan (the "ESOP"), covering all of its full-time employees. Pursuant to the terms of the merger agreement, the ESOP has been "frozen" and no additional contributions will be made under the ESOP. As soon as practicable after the effective time, MAF will merge the ESOP into MAF's ESOP.

         Set forth below is the estimated number of shares of Fidelity common stock and the equivalent number of shares of MAF common stock which will be allocated to the accounts of the executive officers of Fidelity and Fidelity Federal as of the effective time. As of the date of this document, all of the ESOP participants and the executive officers named below are fully vested in their ESOP accounts.

                                           ESTIMATED NUMBER OF SHARES
                                ------------------------------------------------
                                FIDELITY COMMON STOCK          MAF COMMON STOCK
                                ---------------------          ----------------
Raymond S. Stolarczyk.........        30,071                        26,763
Thomas E. Bentel..............        30,241                        26,914
Elizabeth A. Doolan...........        11,337                        10,090

         Employee Severance Compensation Plan. Pursuant to the merger agreement and the benefits letter, Fidelity agreed to replace its previously established severance program with a Severance Benefits Program for Fidelity Employees (the "Severance Program"). Under the new Severance Program, severance benefits will be paid to a covered Fidelity employee who, within 12 months after the effective date of the merger, has his or her employment terminated by MAF or Mid America Bank (other than for misconduct or substandard performance in accordance with personnel policies) or the employee terminates his or her employment due to a salary reduction or for geographic reasons.

         An employee entitled to severance pay will generally receive two weeks' pay for each full year of continuous service, up to a maximum of 26 weeks. However, under the new plan:

         o an employee that has more than 20 years of continuous service will be entitled to receive 52 weeks' severance pay;

         o an employee who has at least one year of continuous service will be entitled to a minimum of four weeks' severance pay; and

         o an employee with less than one year of continuous service will be entitled to receive two weeks' severance pay.

         In addition to severance pay, eligible employees will also be entitled to maintain certain health insurance coverage during the severance pay period and to receive certain outplacement services. Severance benefits will be reduced by the amount of any unemployment compensation received during the severance pay period and no severance benefits will be paid unless the employee executes a release of claims.

         Stock Option Plans. Certain directors, officers and employees of Fidelity hold stock options granted pursuant to Fidelity's 1993 Incentive Stock Option Plan and 1993 Stock Option Plan for Outside Directors. As of March 31, 2003, a total of 179,962 stock options were outstanding at a weighted-average exercise price of $11.55 per share.

         The merger agreement provides for the conversion of Fidelity stock options that are outstanding and unexercised immediately before the effective time of the merger into either MAF stock options or cash. If an option holder enters into a conversion agreement with Fidelity before the effective time, each Fidelity stock option held will be converted into the right to receive an option to purchase MAF common stock. The number of shares of MAF common stock subject to the converted stock option will be equal to the number of shares of Fidelity common stock subject to the Fidelity stock option multiplied by 0.89. The exercise price of the converted stock option will equal the Fidelity stock option's exercise price divided by 0.89. Except as described above, the converted stock options will have the same terms and conditions as the Fidelity stock options, except that any limited rights related to the Fidelity stock options will be cancelled and of no further force and effect.

         If an option holder fails to enter into a conversion agreement with Fidelity before the effective time, each Fidelity stock option held will be converted into the right to receive cash equal to the number of shares of Fidelity common stock subject to the Fidelity stock option multiplied by the excess of the value of 0.89 shares of MAF common stock over the Fidelity stock option's per share exercise price.

         Set forth below is certain information with respect to the effect of the merger on the options held by Fidelity's directors and executive officers under the stock option plans, assuming such options are converted into MAF stock options. The table reflects the number of shares subject to options held by each director or executive officer as of March 31, 2003.

                                     FIDELITY                                 MAF COMMON
                                   COMMON STOCK                              STOCK TO BE
                                    COVERED BY                                SUBJECT TO
                                     FIDELITY                                 CONVERTED             AVERAGE
                                  OPTIONS TO BE       AVERAGE EXERCISE         FIDELITY             EXERCISE
                                    CONVERTED         PRICE PER SHARE          OPTIONS          PRICE PER SHARE
                                    ---------         ---------------          -------          ---------------
EXECUTIVE OFFICERS
------------------
Raymond S. Stolarczyk......            7,500              $19.47                6,675               $21.88
Thomas E. Bentel...........           73,608              $ 7.71               65,511               $ 8.66
Elizabeth A. Doolan........           10,800              $12.35                9,612               $13.88

NON-EMPLOYEE DIRECTORS
----------------------
Paul J. Bielat.............           10,959              $10.74                9,754               $12.07
Edward J. Burda............           10,959              $14.18                9,754               $15.93
Patrick J. Flynn...........           10,960              $10.74                9,754               $12.07
Richard J. Kasten..........            5,459              $11.71                4,859               $13.16

         Letters of Understanding with Fidelity Officers. Pursuant to the merger agreement, MAF entered into a letter of understanding with each of Messrs. Stolarczyk and Bentel, being the Fidelity executive officers with whom Fidelity and Fidelity Federal had previously entered into an employment agreement, and with certain other officers of Fidelity and Fidelity Federal. In general, the letters of understanding with Messrs. Stolarczyk and Bentel provide for the termination of their employment at or following the effective time of the merger, the payment of the severance benefits and other benefits which were otherwise required under the employment agreements, special termination agreements and other Fidelity plans upon the termination of employment following the merger (but which do not exceed certain maximum payment amounts calculated in connection with negotiation of the merger agreement and which will not result in the payment of any nondeductible payments by MAF or Fidelity).

         Messrs. Stolarczyk and Bentel have each been a party to employment agreements since the conversion of Fidelity Federal from a mutual to a stock institution in 1993. Under the employment agreements, each of the officers is entitled to a lump sum severance benefit in the event of termination of employment following a change in control (the merger is a change in control under the employment agreements) and to the continuation of certain employee benefits. The amount of the lump sum payment is three times the sum of:

         o the officer's average annual salary over the three years immediately preceding termination of employment; plus

         o the highest bonus paid to the officer over the three years immediately preceding termination of employment; plus

         o the sum of Fidelity or Fidelity Federal's contribution to the ESOP and 401(k) Plan made on behalf of the officer over the three years immediately preceding termination of employment, divided by three.

         Pursuant to the letters of understanding, each of the officers has executed an amendment to the employment agreements to provide for a lump sum cash severance benefit calculated in connection with negotiation of the merger agreement; provided, however, that in no event may the severance benefit cause any compensation payable to the officer by Fidelity, Fidelity Federal, MAF or Mid America Bank to constitute an "excess parachute payment" under Section 280G of the Code. As a result, a lump sum severance payment of not more than $983,508 and $739,003 will be paid to Messrs. Stolarczyk and Bentel, respectively, with respect to the termination of their employment following the merger, and each of them will be entitled to the continuation of certain medical and dental insurance benefits.

         Pursuant to the letters of understanding, Messrs. Stolarczyk and Bentel have also executed an amendment to Fidelity Federal's supplemental executive retirement plan ("SERP") to provide for a benefit not greater than the present value of the benefits under the plan as calculated in connection with the negotiation of the merger agreement. The benefit payable to Messrs. Stolarczyk and Bentel under the SERP will not exceed $1,471,345 and $531,228, respectively.

         Elizabeth A. Doolan and six other officers of Fidelity and/or Fidelity Federal, are a party to special termination agreements with Fidelity and Fidelity Federal. Under the special termination agreements, each officer is entitled to severance benefits in the event of termination of employment after a change in control. The severance benefits provided for under these agreements consist of a lump sum payment in the amount of two times (one time in the case of one officer) the sum of:

         o the officer's average annual salary over the two years immediately preceding the termination of employment;

         o the highest bonus paid to the officer over the two years immediately preceding termination of employment; plus

         o the sum of Fidelity and Fidelity Federal's contribution to the ESOP and 401(k) Plan made on behalf of the officer over the two years immediately preceding termination, divided by two.

         Pursuant to the letters of understanding executed by the seven officers that are subject to special termination agreements, each of the officers has executed an amendment to the special termination agreements to provide for a severance payment upon the termination of the officer's employment following the effective time of the merger limited to the payments calculated in connection with the negotiation of the merger agreement, provided that in no event may the severance payment, when considered with any other benefit being provided to the officer, cause any compensation payable to the officer by Fidelity, Fidelity Federal, MAF or Mid America Bank to constitute an excess parachute payment under the Code. As a result, the severance payments to be made to Ms. Doolan will be limited to $228,841 and to the other six officers will be limited to $1,023,788, in the aggregate.

         Upon the termination of their employment following the merger, each of the officers will be entitled to the continuation of certain medical and dental insurance benefits for a period of two years (one year in the case of one officer) or, upon their election, may receive a cash payment equal to the equivalent of such benefits.

         Employment Arrangement with MAF and Mid America Bank. In connection with the execution of the merger agreement, MAF entered into an offer letter with Mr. Bentel relating to his continued employment by MAF and Mid America Bank following the merger. MAF and Mid America Bank believe that the continued employment of Mr. Bentel as an executive officer of MAF and Mid America Bank is important to a successful integration of Fidelity Federal's operations into Mid America Bank.

         Pursuant to his offer letter, MAF and Mid America Bank have agreed to enter into a three year employment agreement with Mr. Bentel under which Mr. Bentel will serve as a Senior Vice President of MAF and Mid America Bank. The agreement provides for an aggregate annual base salary of $200,000 and participation in MAF's and Mid America Bank's employee benefit plans generally applicable to Mid America Bank's employees, and includes the grant of an option to purchase 15,000 shares of MAF common stock to be made on the closing date. Under the agreement, Mr. Bentel is entitled to a retention bonus of not more than $739,003 in consideration of the termination of Mr. Bentel's existing employment agreement with Fidelity and Fidelity Federal and waiver of the lump sum severance payment of that amount under Mr. Bentel's existing employment agreement described above. The retention bonus is to be paid as promptly as practicable after the effective time, and in no event more than 30 days following the effective time of the merger. The agreement provides that in the event Mr. Bentel's employment is involuntarily terminated, or Mr. Bentel resigns due to a breach of the agreement by MAF or Mid America Bank prior to the expiration of the three-year term, the annual compensation payments and certain insurance benefits will be paid for the balance of the term.

         Board of Directors. Also in connection with the merger agreement, MAF agreed to appoint Mr. Stolarczyk to the Board of Directors of MAF and Mid America Bank for a term expiring at the third annual meeting of MAF stockholders following the effective time.

         Advisory Board. Pursuant to the merger agreement, MAF agreed to form an advisory board of Mid America Bank consisting of all of the current directors of Fidelity and Fidelity Federal, other than Messrs. Stolarczyk and Bentel for the purpose of assisting and advising with respect to (1) the integration of the operations of Fidelity Federal into those of Mid America Bank, and (2) the operations of Mid America Bank. The advisory board function will be reviewed annually. Advisory board members will receive meeting fees equal to those currently in effect for Fidelity Federal.

         Effect on Employee Benefit Plans of Fidelity and Fidelity Federal. Under the merger agreement and benefits letter, as soon as reasonably practicable after the effective time of the merger, MAF will provide or cause to be provided to each employee who was an employee of Fidelity or Fidelity Federal at the time of the merger the opportunity to participate in MAF's and Mid America Bank's employee benefit plans and other employment-related programs. At the time the MAF employee benefit plans are first extended to employees who were employees of Fidelity or Fidelity Federal, those employees will not be subject to any pre-existing conditions, exclusions or waiting periods which impose a greater limitation than the similar provisions of Fidelity's employee benefit plans immediately prior to the change to the MAF employee benefit plans.

         Pursuant to the benefits letter, MAF Bancorp has agreed to merge the Fidelity ESOP into the MAF ESOP as noted above, and to merge Fidelity's 401(k) Plan into MAF's Profit Sharing/401(k) Plan. With respect to Fidelity's retirement plan, MAF and Fidelity have agreed to maintain the plan through the end of the calendar quarter in which the effective time occurs. After that time, the plan will be "frozen," all participants will become fully vested in their benefits and no additional benefits will accrue. MAF intends to terminate this plan as promptly as practicable after the end of the calendar quarter in which the effective time occurs and will distribute all benefits following receipt of a favorable determination by the IRS that such termination does not adversely affect the qualification of the plan. In addition, Fidelity's Recognition and Retention Plan (the "RRP") will be terminated at the effective time. Upon termination, the benefits under the RRP will be paid in a lump sum in shares of MAF common stock, within 30 days after the effective time.

         Finally, the merger agreement and benefits letter provide that after the merger, MAF will honor and will cause Mid America Bank to honor Fidelity's and Fidelity Federal's employee benefit plans, programs and agreements described above, each as in effect at the time of the merger and as may be amended or terminated in accordance with the merger agreement and benefits letter, and will maintain the employee benefit plans of Fidelity and Fidelity Federal for the benefit of the former Fidelity employees until such time as corresponding MAF or Mid America Bank plans and programs are extended to the former Fidelity employees, and will give former Fidelity employees credit for service with Fidelity or Fidelity Federal in determining eligibility for and vesting of benefits under MAF or Mid America Bank plans and programs. In addition, immediately prior to the merger, Fidelity will terminate its "sick time trust" and distribute all amounts accrued under the trust to Fidelity employees.

         Continued Indemnification and D&O Insurance. The merger agreement provides that for a period of six years after the closing of the merger, MAF and Mid America Bank will jointly and severally indemnify and hold harmless the present and former directors, officers, employees or agents of Fidelity or any of its subsidiaries, or trustees of any benefit plan of Fidelity or any of its subsidiaries, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters involving Fidelity and/or any of its subsidiaries existing or occurring at or before the consummation of the merger, including in connection with the transactions contemplated by the merger agreement, to the fullest extent permitted or required by law or the applicable company's charter documents and by-laws. Subject to certain conditions, MAF has further agreed to maintain in effect Fidelity's existing policy of officers' and directors' liability insurance or to provide a substitute policy offering at least the same coverage as the current policy for a period of six years following the consummation of the merger.

         MAF has also agreed to honor all rights to exculpation, indemnification, advancement of expenses and similar obligations of Fidelity and each of its subsidiaries contained in their respective organizational documents.

TERMINATION

         Fidelity has the right to terminate the merger agreement, among other things, if (1) the average per share price of MAF common stock for the 20-day period ending seven business days before closing is less than 82.5% of $34.28, the closing price of MAF common stock on December 17, 2002, the business day of the announcement of the merger and (2)(a) there is no decline in the value of the weighted index of financial institution holding company stocks described in the merger agreement, or (b) there is a decline in the value of such index and the drop in MAF's stock price described in (1) above exceeds by more than 17.5 percentage points the percentage decline in the value of such index (the "walk-away right").

         Pursuant to the terms and conditions of the merger agreement, the merger agreement may also be terminated at any time prior to the effective time by MAF or Fidelity:

         o        upon the mutual consent of the parties;

         o upon the existence of a final and unappealable judicial or regulatory determination that any material provision of the merger agreement is illegal, invalid or unenforceable, or denying any required regulatory application;

         o upon the failure of the Fidelity stockholders to adopt and approve the merger agreement;

         o upon the material breach of a representation, warranty or covenant by the other party if such breach causes the failure to satisfy a condition precedent of the terminating party; or

         o        on or after September 30, 2003.

         Fidelity may terminate the merger agreement if:

         o        Fidelity exercises the walk-away right;

         o Fidelity receives and accepts a superior acquisition proposal (unless Fidelity does not provide proper notice to MAF of its intention to terminate the merger agreement); or

         o MAF fails to timely file required regulatory application with the OTS, the OTS fails to timely notify MAF of the sufficiency of the application, or the OTS fails to timely issue to MAF a written denial, approval or extension of the application.

TERMINATION FEES

         As a condition and inducement to MAF's willingness to enter into the merger agreement, Fidelity agreed to pay MAF a termination fee of $4,500,000 immediately upon demand, but only if Fidelity has not validly terminated the merger agreement because (1) of a material breach by MAF, (2) Fidelity has exercised the walk-away right or (3) MAF fails to timely file regulatory applications or the OTS fails to timely respond to MAF, upon the earliest of the following to occur:

         o        Fidelity's Board of Directors:

                  - withdraws, modifies or amends in any respect its approval or recommendation of the merger agreement or the transactions contemplated by the merger agreement;

                  - has not, at the appropriate time, unanimously recommended or has withdrawn, modified or amended in any respect its recommendation that its stockholders vote in favor of the merger agreement;

                  -        has not included its recommendation in this document;
                           or

                  -        has resolved to do any of the above; or

         o        Fidelity has:

                  - terminated the merger agreement based upon its good-faith judgment that another proposal is more favorable to their stockholders;

                  - entered into an agreement or understanding with another party that provided for: (1) a merger, consolidation, or similar transaction of Fidelity or Fidelity Federal; (2) an acquisition of all or substantially all of the assets of Fidelity or Fidelity Federal; (3) an acquisition by another person, alone or together with such person's affiliates and associates or any group, of beneficial ownership of 15% or more of Fidelity common stock; or
                           (4) a tender or exchange offer to acquire 15% or more of Fidelity common stock; or

                  - terminated the merger agreement because stockholders fail to adopt the merger agreement and the Fidelity Board failed to recommend the merger to Fidelity stockholders; or

         o the announcement of a tender or exchange offer with the intent to accomplish any of the above that is not rejected by Fidelity's Board of Directors.

         Fidelity also may be entitled to receive a termination fee of $1,000,000 if Fidelity is entitled to terminate the merger agreement in the event MAF fails to timely file required regulatory application with the OTS, the OTS fails to timely notify MAF of the sufficiency of the application, or the OTS fails to timely issue to MAF a written denial, approval or extension of the application.

AMENDMENT, WAIVER

         The merger agreement may be amended by the parties at any time before or after approval of the merger agreement by the stockholders of Fidelity. After approval of the merger agreement, no amendment may be made which requires approval of Fidelity stockholders without their further approval.

Either party may, to the extent legally allowed, waive any terms, provisions or conditions of the merger agreement at any time.

AFFILIATE LOCK-UP AGREEMENTS

         In connection with the merger agreement, MAF entered into affiliate letters dated as of December 16, 2002 with all directors and certain executive officers of Fidelity under which each individual has agreed to vote the Fidelity common stock which the individual is entitled to vote:

         o        in favor of adoption of the merger agreement;

         o against any action or agreement which would result in a breach of any covenant, representation or warranty or any other obligation of Fidelity under the merger agreement; and

         o against any action or agreement which would impede or interfere with the transactions contemplated by the merger agreement, including, but not limited to:

                  - any change in the management or Fidelity's Board of Directors, except as otherwise agreed to in writing by MAF;

                  - any change in the present capitalization or dividend policy of Fidelity; or

                  - any other material change in Fidelity's corporate structure or business.

         Each individual also agreed to not sell, assign, transfer or otherwise dispose of any shares of Fidelity owned by the individual prior to the effective time and to use his or her best efforts to cause the merger to be consummated. The form of affiliate letter is an exhibit to the merger agreement and is included in Appendix A to this document. The affiliate letters entered into with Mr. and Mrs. Stolarczyk permit each of them to exercise some or all of their options to purchase shares of Fidelity common stock and to pay for any exercise with shares of common stock of Fidelity. On January 17, 2003, Mr. Stolarczyk exercised options to purchase 83,876 shares of Fidelity common stock and, in exchange, tendered 18,088 shares of Fidelity common stock. On June 4, 2003, Mr. and Mrs. Stolarczyk exercised options to purchase 4,986 shares of Fidelity common stock and, in exchange, tendered 2,958 shares of Fidelity common stock.

DIVIDENDS

         Under the merger agreement, unless the parties agree otherwise, Fidelity will not declare dividends other than regular quarterly cash dividends at a rate of $0.10 per share. Fidelity cannot make any changes to its normal practice of establishing dividend record or dividend payment dates. Fidelity and MAF have agreed to cooperate to schedule the closing so that Fidelity will not pay a dividend during the quarter that the merger is to be consummated if Fidelity's stockholders would also be holders of record of MAF's common stock on the dividend record date during such quarter.

EXPENSES

         All expenses incurred in connection with the merger agreement will be paid by the party incurring the expenses, provided that the fees paid to governmental, banking and regulatory authorities will be paid by MAF.

NASDAQ STOCK LISTING

         MAF common stock currently is listed on Nasdaq under the symbol "MAFB." The shares to be issued to the Fidelity stockholders as merger consideration also will be eligible for trading on Nasdaq.

                        COMPARISON OF SHAREHOLDER RIGHTS

         Currently, the rights of Fidelity stockholders are governed by Delaware law, as well as Fidelity's certificate of incorporation and by-laws. Upon completion of the merger, the rights of Fidelity stockholders will be governed by the certificate of incorporation and by-laws of MAF as well as Delaware law, because Fidelity stockholders will become MAF shareholders. The rights of Fidelity stockholders and MAF shareholders currently are substantially similar and there will be no material differences in shareholder rights following the effective time for former Fidelity stockholders under MAF's certificate of incorporation and by-laws.

                                 LEGAL MATTERS

         Vedder, Price, Kaufman & Kammholz, 222 North LaSalle Street, Chicago, Illinois 60601, will pass upon certain federal income tax consequences of the proposed merger and the validity of the authorization and issuance of the MAF common stock to be issued pursuant to the merger. Certain other legal matters in connection with the merger will be passed upon for Fidelity by Barack Ferrazzano Kirschbaum Perlman & Nagleberg LLC, 333 West Wacker Drive, Chicago, Illinois 60606.

                                    EXPERTS

         The consolidated financial statements of MAF as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference in this document in reliance on the report of KPMG LLP, MAF's independent certified public accountants, which report is incorporated by reference in this document, and upon the authority of said firm as experts in accounting and auditing. Their report refers to a change in the method of accounting for goodwill in 2002.

         The consolidated financial statements of Fidelity as of September 30, 2002 and 2001, and for each of the years in the three-year period ended September 30, 2002, have been incorporated by reference in reliance on the report of Crowe Chizek and Company LLC, Fidelity's independent certified public accountants, which report is incorporated by reference in this document, and upon the authority of said firm as experts in accounting and auditing.

                             SHAREHOLDER PROPOSALS

         After the merger is completed, the next annual meeting of MAF's shareholders will be held in 2004. To be eligible for inclusion in MAF's proxy materials for that annual meeting, any shareholder proposal must be received at MAF's principal office at 55th Street & Holmes Avenue, Clarendon Hills, Illinois 60514, no later than November 26, 2003.

         All shareholder proposals submitted for inclusion in MAF's proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, and, as with any shareholder proposal, MAF's certificate of incorporation and by-laws and Delaware law.

         If the merger occurs as contemplated, Fidelity will not have another annual meeting of stockholders. If the merger does not occur, Fidelity's next meeting of stockholders will be held in 2004. To be eligible for inclusion in Fidelity's proxy materials for that annual meeting, any stockholder proposal must be received at Fidelity's principal officers at 5455 West Belmont Avenue, Chicago, Illinois, 60641, by no later than September 15, 2003.

                      WHERE YOU CAN FIND MORE INFORMATION

         MAF and Fidelity are each subject to the informational reporting requirements of the Securities Exchange Act of 1934 and file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549; The Woolworth Building, 233 Broadway, New York, New York 10279; or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for additional information about the public reference rooms. You may also obtain these reports, proxy and information statements and other information filed electronically from:

         o        the SEC's website at http://www.sec.gov; or

         o        MAF's website at http://www.mafbancorp.com.

         This document is a part of a registration statement filed by MAF with the SEC on Form S-4 to register the shares of MAF common stock to be issued to Fidelity stockholders in the merger and omits certain information, exhibits and undertakings contained in the registration statement, as permitted by SEC rules. This additional information may be inspected and copied as set forth above. This document is a prospectus of MAF in addition to being a proxy statement of Fidelity for its special meeting.

         Accompanying this document are copies of Fidelity's 2002 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003. These documents are reprinted at the end of this booklet. See Fidelity's website at www.fidelityfsb.com for further information about Fidelity.

         The SEC allows MAF and Fidelity to incorporate by reference information into this document. This means that MAF and Fidelity can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this document, except for any information superseded by information in this document.

         The following documents, which have previously been filed by MAF (File No. 0-18121) with the SEC, are incorporated by reference in this document:

         (1) MAF's Annual Report on Form 10-K for the year ended December 31, 2002;

         (2) Proxy Statement in connection with MAF's 2003 Annual Meeting of Shareholders, filed on March 24, 2003;

         (3) MAF's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

         (4)      MAF's Current Report on Form 8-K dated January 28, 2003;

         (5)      MAF's Current Report on Form 8-K dated April 22, 2003;

         (6)      MAF's Current Report on Form 8-K dated May 21, 2003; and

         (7) the description of MAF's common stock contained in MAF's Registration Statement on Form 8-A dated November 14, 1989.

         The following documents, which have previously been filed by Fidelity (File No. 0-12753) with the SEC, are incorporated by reference in this document:

         (1) Fidelity's Annual Report on Form 10-K for the year ended September 30, 2002;

         (2) Proxy Statement in connection with Fidelity's 2003 Annual Meeting of Stockholders, filed on January 13, 2003;

         (3) Fidelity's Quarterly Report on Form 10-Q for the quarter ended December 31, 2002;

         (4) Fidelity's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

         (5)      Fidelity's Current Report on Form 8-K dated February 12, 2003;

         (6)      Fidelity's Current Report on Form 8-K dated April 22, 2003;
                  and

         (7) the description of Fidelity's Common Stock contained in Fidelity's Registration Statement on Form 8-A dated February 19, 1997.

         All documents filed by MAF and Fidelity with the SEC pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and before the special meeting will be deemed incorporated by reference into this document and to be a part of this document. Statements contained in an incorporated document will be deemed to be modified or superseded for purposes of this document to the extent that a statement contained in this document (or in any other subsequently filed document also incorporated by reference in this document) modifies or supersedes the statement. Any statement so modified or superseded will not be deemed to constitute a part of this document, except as so modified or superseded. The information relating to MAF and Fidelity contained in this document should be read together with their respective documents that are incorporated in this document by reference.

         You should rely only on the information contained or incorporated by reference in this document. MAF and Fidelity have not authorized anyone to provide you with information that is different from what is contained in this document. You should not assume that the information contained in this document is accurate as of any date other than the date of this document, and neither the mailing of this document to stockholders nor the issuance of MAF common stock in the merger shall create any implication to the contrary.

                                                                      APPENDIX A
















                      AGREEMENT AND PLAN OF REORGANIZATION

                                  by and among

                               MAF BANCORP, INC.,
                             a Delaware corporation

                                       and

                             FIDELITY BANCORP, INC.,
                             a Delaware corporation



                                December 16, 2002


                                TABLE OF CONTENTS

                                                                                                               PAGE
I.       THE MERGER............................................................................................A-1
         1.1      Effects of the Merger........................................................................A-1
         1.2      Conversion of Shares upon the Merger.........................................................A-2
         1.3      Stock Options................................................................................A-2
         1.4      Consummation of the Merger; Effective Time...................................................A-3
         1.5      Exchange of Company Common Stock.............................................................A-4
II.      REPRESENTATIONS AND WARRANTIES OF PURCHASER...........................................................A-5
         2.1      Organization.................................................................................A-5
         2.2      Authorization................................................................................A-6
         2.3      Conflicts....................................................................................A-6
         2.4      Capitalization; Ownership of the Company.....................................................A-7
         2.5      Purchaser Financial Statements; Material Changes.............................................A-8
         2.6      Purchaser SEC Filings........................................................................A-8
         2.7      Purchaser Reports............................................................................A-8
         2.8      Compliance With Laws.........................................................................A-9
         2.9      Disclosure...................................................................................A-9
         2.10     Litigation...................................................................................A-9
         2.11     Defaults.....................................................................................A-9
         2.12     Absence of Purchaser Material Adverse Change................................................A-10
         2.13     Undisclosed Liabilities.....................................................................A-10
         2.14     Licenses....................................................................................A-10
         2.15     Government Approvals........................................................................A-10
         2.16     Fees........................................................................................A-10
         2.17     Fairness Opinion............................................................................A-10
         2.18     Taxation of the Merger......................................................................A-10
         2.19     Insurance...................................................................................A-10
         2.20     Employee Benefit Plans......................................................................A-10
III.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................................................A-11
         3.1      Organization................................................................................A-11
         3.2      Authorization...............................................................................A-11
         3.3      Conflicts...................................................................................A-12
         3.4      Capitalization and Stockholders.............................................................A-12
         3.5      Company Financial Statements; Material Changes..............................................A-13
         3.6      Company SEC Filings.........................................................................A-13
         3.7      Company Reports.............................................................................A-13
         3.8      Compliance With Laws........................................................................A-14
         3.9      Litigation..................................................................................A-14
         3.10     Defaults....................................................................................A-15
         3.11     Absence of Company Material Adverse Change..................................................A-15
         3.12     Undisclosed Liabilities.....................................................................A-15
         3.13     Licenses....................................................................................A-15
         3.14     Governmental and Stockholder Approvals......................................................A-15
         3.15     Antitakeover Provisions Inapplicable........................................................A-15
         3.16     Disclosure..................................................................................A-15
         3.17     Taxes.......................................................................................A-16

                                       A-i




                                TABLE OF CONTENTS
                                   (continued)
                                                                                                               PAGE

         3.18     Insurance...................................................................................A-17
         3.19     Loans; Investments..........................................................................A-17
         3.20     Interest Rate Risk Management Arrangements..................................................A-18
         3.21     Allowance for Loan and Lease Losses.........................................................A-18
         3.22     Company Benefit Plans.......................................................................A-18
         3.23     Environmental Matters.......................................................................A-21
         3.24     Material Contracts..........................................................................A-22
         3.25     Real Property...............................................................................A-22
         3.26     Indemnification.............................................................................A-23
         3.27     Insider Interests...........................................................................A-23
         3.28     Rights Agreement............................................................................A-23
         3.29     Bankruptcy Claims...........................................................................A-23
         3.30     Fairness Opinion............................................................................A-23
         3.31     Fees........................................................................................A-23
IV.      COVENANTS............................................................................................A-24
         4.1      Conduct of Business by the Company Until the Effective Time.................................A-24
         4.2      Conduct of Business by Purchaser Until the Effective Time...................................A-28
         4.3      Certain Actions.............................................................................A-29
         4.4      Request for Consent.........................................................................A-29
V.       ADDITIONAL AGREEMENTS................................................................................A-30
         5.1      Inspection of Records; Confidentiality......................................................A-30
         5.2      Meetings of the Company.....................................................................A-30
         5.3      Bank Merger.................................................................................A-30
         5.4      D&O Indemnification.........................................................................A-31
         5.5      Affiliate Letters...........................................................................A-32
         5.6      Regulatory Applications.....................................................................A-32
         5.7      Financial Statements and Reports............................................................A-32
         5.8      Registration Statement; Stockholder Approval................................................A-32
         5.9      Notice......................................................................................A-33
         5.10     Press Releases..............................................................................A-33
         5.11     Delivery of Supplements to Disclosure Schedules.............................................A-34
         5.12     Tax Opinion.................................................................................A-34
         5.13     Tax Treatment...............................................................................A-34
         5.14     Resolution of Company Benefit Plans.........................................................A-34
         5.15     Appointment to Purchaser Board of Directors.................................................A-36
         5.16     Advisory Board..............................................................................A-36
         5.17     Rights Agreement............................................................................A-36
         5.18     Environmental Investigation.................................................................A-36
         5.19     Cooperation.................................................................................A-37
VI.      CONDITIONS...........................................................................................A-37
         6.1      Conditions to the Obligations of the Parties................................................A-37
         6.2      Conditions to the Obligations of Purchaser..................................................A-38
         6.3      Conditions to the Obligations of the Company................................................A-40
VII.     TERMINATION; AMENDMENT; WAIVER.......................................................................A-40
         7.1      Termination.................................................................................A-40


                                       A-ii




                                TABLE OF CONTENTS
                                   (continued)
                                                                                                               PAGE

         7.2      Termination Fee to Purchaser................................................................A-42
         7.3      Termination Fee to the Company..............................................................A-43
         7.4      Expenses....................................................................................A-43
         7.5      Effect of Termination; Survival of Agreements...............................................A-43
         7.6      Amendment...................................................................................A-44
         7.7      Waiver......................................................................................A-44
VIII.    GENERAL PROVISIONS...................................................................................A-44
         8.1      Survival....................................................................................A-44
         8.2      Notice......................................................................................A-44
         8.3      Applicable Law..............................................................................A-45
         8.4      Headings, Etc...............................................................................A-45
         8.5      Severability................................................................................A-45
         8.6      Entire Agreement; Binding Effect; Nonassignment; Counterparts...............................A-45
         8.7      Definitions.................................................................................A-45

                                    EXHIBITS

Exhibit A-1     Form of Conversion Agreement.................................................intentionally omitted
Exhibit A-2     Form of Cancellation Agreement...............................................intentionally omitted
Exhibit B       Form of Certificate of Merger................................................intentionally omitted
Exhibit C       Form of Bank Merger Agreement............................................................Page AC-1
Exhibit D       Form of Affiliate Letter.................................................................Page AD-1
Exhibit E       Forms of Letter of Understanding.............................................intentionally omitted
Exhibit F       Form of Benefits Letter......................................................intentionally omitted
Exhibit G       Index........................................................................intentionally omitted

                      AGREEMENT AND PLAN OF REORGANIZATION

         This Agreement and Plan of Reorganization ("Agreement") is made and entered into as of the 16th day of December, 2002, by and among MAF Bancorp, Inc., a Delaware corporation ("Purchaser"), and Fidelity Bancorp, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the Boards of Directors of Purchaser and the Company deem it advisable and in the best interests of their respective stockholders that the Company be merged with and into Purchaser in accordance with the Delaware General Corporation Law ("DGCL") and this Agreement;

         WHEREAS, in connection with the merger of the Company with and into Purchaser (the "Merger"), Purchaser and the Company intend that Fidelity Federal Savings Bank, a wholly-owned subsidiary of the Company (the "Bank"), shall merge (the "Bank Merger") with and into Mid America Bank, fsb, a wholly-owned subsidiary of Purchaser ("Mid America"); and

         WHEREAS, Purchaser and the Company intend the Merger to qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended ("Code").

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                       I.

                                   THE MERGER

         1.1      Effects of the Merger.

                  (a) Surviving Corporation. Subject to the terms and conditions of this Agreement, the separate existence of the Company shall cease and the Company shall be merged with and into Purchaser at the Effective Time (as defined below) in accordance with the DGCL, with Purchaser being the continuing and surviving corporation (the "Surviving Corporation").

                  (b) Certificate of Incorporation. The Certificate of Incorporation of Purchaser shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and the DGCL.

                  (c) By-laws. The By-laws of Purchaser in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until altered, amended or repealed as provided therein, or in accordance with the Certificate of Incorporation of the Surviving Corporation and the DGCL.

                  (d) Directors and Officers. The directors of the Surviving Corporation shall be the persons who were directors of Purchaser immediately prior to the Effective Time; provided, however, the Chairman and Chief Executive Officer of the Company, as of the date hereof, shall be appointed: (i) to the board of directors of the Surviving Corporation, with a position in that class of directors the term of which expires at the third annual meeting of Purchaser's stockholders following the Effective Time and (ii) to the board of directors of Mid America. The officers of the Surviving Corporation shall be the persons who were officers of Purchaser immediately prior to the Effective Time; provided, however, the President of the Company, as the date hereof, shall be appointed, at the Effective Time, as an officer of Purchaser and Mid America, in accordance with the provisions of Section 5.14(c).

         1.2 Conversion of Shares upon the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of Purchaser Common Stock (as defined below) or Company Common Stock (as defined below), the following shall occur:

                  (a) Purchaser Common Stock. Each share of the common stock, par value $0.01 per share, of Purchaser ("Purchaser Common Stock") issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be unchanged following the Merger.

                  (b) Company Common Stock. Subject to Sections 1.2(c) and 1.5(c), each share of the common stock, par value $0.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.89 fully paid and nonassessable shares of Purchaser Common Stock, subject to adjustment pursuant to this Section 1.2(b) (such ratio as may be modified pursuant to this Section 1.2(b), to the extent applicable, being referred to herein as the "Exchange Ratio", and the value of such shares of Purchaser Common Stock is referred to herein as the "Merger Consideration"). If subsequent to the date of this Agreement but prior to the Effective Time, Purchaser should split or combine shares of Purchaser Common Stock, or pay a dividend or other distribution in Purchaser Common Stock, then the Exchange Ratio shall be appropriately adjusted to reflect such split, combination, dividend or distribution. If subsequent to the date of this Agreement, but prior to the Effective Time, the Company should split or combine shares of Company Common Stock, or pay a dividend or other distribution in Company Common Stock, then the Exchange Ratio shall be appropriately adjusted to reflect such split, combination, dividend or distribution.

                  (c) Stock Held by the Company or Purchaser. All shares of Company Common Stock (other than shares of Company Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties) that are (i) owned by the Company as treasury stock, (ii) owned directly or indirectly by the Company or any of its wholly-owned subsidiaries or (iii) owned directly or indirectly by Purchaser or any of its wholly-owned subsidiaries, shall be cancelled and no shares of Purchaser Common Stock or other consideration shall be delivered in exchange therefor.

         1.3 Stock Options. (a) At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock (each an "Option," and collectively, "Options"), which is outstanding and unexercised immediately prior to the Effective Time, shall, at the option of the holder of such Option, be converted pursuant to either Section 1.3(a)(i) or (ii) below:

                           (i) each Option held by a holder of an Option who, prior to the Effective Time, delivers an agreement in the form of Exhibit A-1 attached hereto ("Conversion Agreement") shall be converted into an option to purchase shares of Purchaser Common Stock in such number and at such exercise price as set forth herein and otherwise having the same terms and conditions as in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the Merger contemplated hereby, and except that any limited rights related to such Option shall be cancelled and of no further force or effect): (x) the number of shares of Purchaser Common Stock to be subject to the converted Option shall be equal to the product of (A) the number of shares of Company Common Stock subject to the original Option and (B) the Exchange Ratio; (y) the exercise price per share of Purchaser Common Stock under the converted Option shall be equal to (A) the exercise price per share of Company Common Stock under the original Option divided by (B) the Exchange Ratio; and (z) upon exercise of each Option by a holder thereof, the aggregate number of shares of Purchaser Common Stock deliverable upon such exercise shall be rounded down, if necessary, to the nearest whole share and the aggregate exercise price shall be rounded up, if necessary, to the nearest cent; or

                           (ii)     each Option not converted pursuant to
                  Section 1.3(a)(i) above, shall be converted into the right to receive cash, to be paid in accordance with this Section 1.3(a)(ii). All Options converted to cash pursuant to this
                  Section 1.3(a)(ii) shall terminate effective immediately prior to the Effective Time. In consideration of the foregoing, Purchaser shall make or shall cause to be made a cash payment to the holder of each Option, at the time provided in the final sentence of this Section 1.3(a)(ii), in an amount (less any applicable withholding taxes) equal to the number of shares of Company Common Stock covered by such Option multiplied by the amount by which the Merger Consideration exceeds the exercise price per share of Company Common Stock under the Option converted by such holder. A holder of an Option who has executed a cancellation agreement, substantially in the form of Exhibit A-2 attached hereto ("Cancellation Agreement"), that is delivered by the Company to Purchaser (x) prior to the Effective Time shall be paid the amount to be paid pursuant to this Section 1.3(a)(ii) at the Closing (as defined below), and (y) after the Effective Time shall be paid the amount to be paid pursuant to this Section 1.3(a)(ii) within five (5) business days of Purchaser's receipt of such Cancellation Agreement.

The adjustments provided herein with respect to any Options that are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with the requirements of Section 424(a) of the Code.

                  (b) The Company shall amend each Company Stock Option Plan (as defined below) to provide for the conversion or cancellation of Options in accordance with this Section 1.3 (such amendments may be referred to herein together as the "Plan Amendments"). The Company shall also provide to Purchaser a notice identifying the conversion option applicable to holders of the Options under Section 1.3(a) not less than five (5) business days prior to the Effective Time. Such notice shall provide: (i) the name of the holder of such Option; (ii) the number of shares of Company Common Stock subject to such Option; (iii) the exercise price of such Option; and (iv) whether such Option shall be converted or cancelled as selected by the holder of such Option. In the event the Company fails to provide a conversion method for an Option pursuant to this Section 1.3, such Option shall be cancelled and paid pursuant to Section 1.3(a)(ii).

         1.4 Consummation of the Merger; Effective Time. Subject to the terms and conditions of this Agreement, the transactions contemplated by this Agreement shall be consummated (the "Closing") at the offices of Vedder, Price, Kaufman & Kammholz, 222 North LaSalle Street, Chicago, Illinois, on such date and time as shall be fixed by mutual agreement of Purchaser and the Company as promptly as practicable, but not later than ten (10) business days (unless otherwise agreed to by the parties) after all of the conditions set forth in
Article VI (other than the receipt of closing certificates and legal opinions) have first been fulfilled or waived, provided such conditions shall continue, on such tenth business day, to be fulfilled or waived, including the conditions which, by their terms, are to be satisfied on the Closing Date and/or at the Effective Time (the date of such closing being, the "Closing Date"). At the Closing, Purchaser and the Company shall cause the Merger to become effective by causing a certificate of merger substantially in the form set forth in Exhibit B (the "Certificate of Merger") to be executed in accordance with the DGCL and to be filed with the Secretary of State of the State of Delaware. The time at which the Merger becomes effective shall be referred to as the "Effective Time."

1.5      Exchange of Company Common Stock.

         (a) Surrender of Certificates. As soon as practicable after the Effective Time but in no event later than three (3) business days following the Effective Time, Computershare Investor Services LLP (the "Exchange Agent"), pursuant to documentation reasonably acceptable to Purchaser and the Company consistent with the terms hereof, shall mail to each holder of record of a certificate or certificates which, as of the Effective Time, represented outstanding shares of Company Common Stock (each, a "Certificate"): (i) a form letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or a lost certificate affidavit and bond in a form reasonably acceptable to the Exchange Agent) to the Exchange Agent; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent (or a lost certificate affidavit and bond in a form reasonably acceptable to the Exchange Agent), together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive, in exchange therefor, a certificate evidencing the number of shares of Purchaser Common Stock into which the shares of Company Common Stock, theretofore represented by the Certificate so surrendered, shall have been converted pursuant to the provisions of Section 1.2, and the Certificate so surrendered shall be cancelled. Purchaser shall direct the Exchange Agent to make such deliveries within three (3) business days of the receipt of all required documentation. If any Purchaser Common Stock to be exchanged for shares of Company Common Stock is to be delivered in a name other than that in which the Certificate surrendered for exchange is registered, it shall be a condition to the exchange that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that all signatures shall be guaranteed by a member firm of any national securities exchange in the United States or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company or other financial institution acceptable to Purchaser having an office in the United States, and that the person requesting the payment shall either (a) pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or (b) establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not payable. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of any shares of Company Common Stock outstanding immediately prior to the Effective Time and any such shares of Company Common Stock presented to the Exchange Agent shall be cancelled in exchange for the Merger Consideration payable with respect thereto as provided in Section 1.2 above.

                  (b) Failure to Exchange Company Common Stock. No dividends or other distributions declared after the Effective Time with respect to Purchaser Common Stock payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Purchaser Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any holder until the holder of record shall surrender such Certificate. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a Certificate, the holder thereof shall be entitled to receive any such dividends or distributions, without interest thereon, which theretofore became payable with respect to the Purchaser Common Stock represented by such Certificate. All dividends or other distributions declared on or after the Effective Time with respect to the Purchaser Common Stock and payable to the holders of record thereof on or after the Effective Time which are payable to the holder of a Certificate not theretofore surrendered and exchanged for Purchaser Common Stock pursuant to this Section 1.5(b) shall be paid or delivered by Purchaser to the Exchange Agent, in trust, for the benefit of such holders. All such dividends and distributions held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates unclaimed at the end of one (1) year from the Effective Time shall be repaid or redelivered by the Exchange Agent to Purchaser after which time any holder of Certificates who has not theretofore surrendered such Certificates to the Exchange Agent, subject to applicable law, shall look only to Purchaser for payment or delivery of such dividends or distributions, as the case may be. Any shares of

Purchaser Common Stock or other consideration delivered or made available to the Exchange Agent pursuant to this Section 1.5(b) and not exchanged for Certificates within one (1) year after the Effective Time shall be returned by the Exchange Agent to Purchaser which shall thereafter act as exchange agent subject to the rights of holders of unsurrendered Certificates hereunder.

                  (c) Fractional Shares. No certificates or scrip representing fractional shares of Purchaser Common Stock shall be issued upon the surrender or exchange of Certificates, no dividend or distribution of Purchaser shall relate to any fractional share, and such fractional share interests will not entitle the owner thereof to vote or assert any rights of a stockholder of Purchaser. In lieu of any fractional share of Purchaser Common Stock, the Purchaser shall cause to be paid to each holder of shares of Company Common Stock who otherwise would be entitled to receive a fractional share of Purchaser Common Stock an amount of cash (without interest) equal to the product of such fraction multiplied by the closing price of Purchaser Common Stock on The Nasdaq National Market ("Nasdaq") on the Closing Date.

                  (d) Escheat. Notwithstanding anything in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a former holder of Company Common Stock for any consideration delivered to a public official pursuant to applicable escheat or abandoned property laws.

                                      II.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to the Company that:

         2.1     Organization.

                 (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses, and to carry on its business substantially as it has been and is now being conducted. Purchaser is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a Purchaser Material Adverse Effect (as defined below). Purchaser has all requisite corporate power and authority to enter into this Agreement, and, upon the approval of the Governmental Authorities (as defined below), to consummate the transactions contemplated hereby. Purchaser is duly registered as a unitary savings and loan holding company under the Home Owners' Loan Act, as amended ("HOLA").

                  (b) Mid America is a federally-chartered stock savings bank duly organized and in existence under the laws of the United States. Mid America is an "insured depository institution" as defined in the Federal Deposit Insurance Act (the "FDI Act") and applicable regulations thereunder, the deposits of which are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Savings Association Insurance Fund ("SAIF") to the full extent permitted under applicable laws. Mid America has all requisite power and authority to enter into the Bank Merger Agreement (as defined below) and, upon the approval of all requisite state and federal regulatory agencies and the sole stockholder of Mid America, to consummate the transactions contemplated thereby.

                  (c) Except as set forth on Schedule 2.1(c) to the Purchaser Disclosure Schedule (as defined below), Purchaser has, and to Purchaser's Knowledge (as defined below) will have, no direct or indirect subsidiaries other than MAF Developments, Inc., N.W. Financial Corporation, Mid America

Investment Services, Inc., Mid America Finance Corporation, Mid America Insurance Agency, Inc., Centre Point Title Services, Inc., MAF Realty Co., L.L.C.-III, MAF Realty Co., L.L.C.-IV, Mid America Mortgage Securities, Inc., Ambria Development Corporation, Randall Road Development Corporation, Reigate Woods Development Corporation, Mid America Re, Inc., Fidelity Development Corporation and Equitable Finance Corporation (the "Purchaser Corporate Subsidiaries") and Mid America (collectively, the "Purchaser Subsidiaries"). Except as set forth on Schedule 2.1(c) to the Purchaser Disclosure Schedule, each of the Purchaser Corporate Subsidiaries is either wholly-owned by Purchaser or Mid America or by wholly-owned subsidiaries of Mid America, and is a duly organized and validly existing corporation or limited liability company, as applicable, in good standing under the laws of the State of Illinois, Delaware or Vermont, as applicable, and in any other jurisdiction where it is required to be so qualified, except where the failure to be so qualified does not have a Purchaser Material Adverse Effect, with entity power and authority to own, operate and lease its assets and properties and carry on its business substantially as it has been and is now being conducted.

                  (d) Purchaser and each of the Purchaser Subsidiaries hold all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its and their respective businesses, except where the failure to so hold would not have a Purchaser Material Adverse Effect.

         2.2 Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly approved and authorized by Purchaser's Board of Directors, and all necessary corporate action on the part of Purchaser has been taken. This Agreement has been duly executed and delivered by Purchaser and, subject to the approval of all requisite state and federal regulatory agencies, will constitute the valid and binding obligations of Purchaser, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles and doctrines. Neither the Certificate of Incorporation nor the By-laws of Purchaser will need to be amended to effectuate the transactions contemplated by this Agreement. No vote of the stockholders of Purchaser is required for Purchaser to enter into and perform under this Agreement in accordance with
Section 251(f) of DGCL.

         2.3 Conflicts. The execution and delivery of this Agreement by Purchaser, and of the Bank Merger Agreement by Mid America, do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation of the Certificate of Incorporation or By-laws of Purchaser or organizational documents of any Purchaser Subsidiary. The execution and delivery of this Agreement by Purchaser, and of the Bank Merger Agreement by Mid America, do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of, any obligation or result in the creation of any material lien, charge or encumbrance on any of the property or assets under any provision of any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or any Purchaser Subsidiary or their respective properties, other than any such conflicts, violations or defaults which (i) individually or in the aggregate do not have a Purchaser Material Adverse Effect, or (ii) will be cured or waived prior to the Effective Time. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state governmental authority is required by or with respect to Purchaser or Mid America in connection with the execution and delivery of this Agreement or the Bank Merger Agreement or the consummation by Purchaser or Mid America of the transactions contemplated hereby or thereby, the absence of which would have a Purchaser Material Adverse Effect, except for those relating to: any application or notice with the Office of Thrift Supervision ("OTS"), the FDIC, and any other federal or state regulatory authorities having jurisdiction over the transactions contemplated hereby (collectively, the "Governmental

Authorities"); the Registration Statement to be filed by Purchaser relating to the Purchaser Common Stock to be issued pursuant to this Agreement (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") and various blue sky authorities, which Registration Statement shall include the proxy statement for use in connection with the meeting of the stockholders of the Company (the "Proxy Statement") to be called pursuant to
Section 5.8 hereof; the Certificate of Merger to be filed with the Secretary of State of the State of Delaware; any filings, approvals or no-action letters with or from state securities authorities; and any antitrust filings, consents, waivers or approvals.

         2.4      Capitalization; Ownership of the Company.

                  (a) As of December 11, 2002, the capital stock of Purchaser consists of the following:


   CLASS OF STOCK       PAR VALUE      AUTHORIZED        ISSUED       OUTSTANDING       TREASURY
   --------------       ---------      ----------        ------       -----------       --------
       Common             $ .01        80,000,000      25,420,650      23,252,755      2,167,895
     Preferred            $ .01         5,000,000          0               0               0

All of the issued and outstanding shares of Purchaser Common Stock have been, and all of the shares of Purchaser Common Stock to be issued in the Merger will be at the Effective Time, duly and validly authorized and issued, and are, or upon issuance in the Merger will be, as the case may be, fully paid and nonassessable. None of the outstanding shares of Purchaser Common Stock has been issued in violation of any preemptive rights and none of the outstanding shares of Purchaser Common Stock is or will be entitled to any preemptive rights in respect of the Merger or any of the other transactions contemplated by this Agreement. Purchaser has reserved, and will at the Effective Time have, a number of authorized but unissued shares of Purchaser Common Stock or shares of Purchaser Common Stock held in treasury sufficient to pay the aggregate Merger Consideration in accordance with Section 1.2 hereof. None of the shares of Purchaser Common Stock to be issued in the Merger will be entitled to any preemptive rights.

                  (b) As of December 11, 2002, Purchaser had reserved 3,428,892 shares of Purchaser Common Stock for issuance under stock option plans (the "Purchaser Stock Option Plans") for the benefit of directors, employees and former directors and employees of Purchaser and the Purchaser Subsidiaries pursuant to which options covering 2,385,285 shares of Purchaser Common Stock were outstanding as of December 11, 2002. Except as set forth on Schedule 2.4 to the Purchaser Disclosure Schedule, and except for the Purchaser Stock Option Plans and other compensatory arrangements or employee benefit plans disclosed in the Purchaser Reports (as defined below), there are no shares of capital stock of Purchaser subject to options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Purchaser, or contracts, commitments, understandings, or arrangements by which Purchaser is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

                  (c) No capital stock of any of the Purchaser Subsidiaries is or may become required to be issued (other than to Purchaser or Purchaser Subsidiaries) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any Purchaser Subsidiary. There are no contracts, commitments, understandings or arrangements relating to the rights of Purchaser to vote or to dispose of shares of the capital stock of any Purchaser Subsidiary. Except as set forth on
Schedule 2.1(c) to the Purchaser Disclosure Schedule, all of the shares of capital stock of each Purchaser Subsidiary held by Purchaser, Mid America or by wholly-owned subsidiaries of Mid America are fully paid and non-assessable and are owned by Purchaser, Mid America or by wholly-owned subsidiaries of Mid America free and clear of any claim, lien or encumbrance.

                  (d) Purchaser has not been at any time during the three years preceding the date of this Agreement an "interested stockholder" of the Company as defined under Section 203 of the DGCL.

         2.5 Purchaser Financial Statements; Material Changes. Purchaser has previously delivered or made available to the Company its audited consolidated financial statements for the years ended December 31, 2001, 2000 and 1999, and the unaudited consolidated financial statements for the nine months ended September 30, 2002 (collectively, the "Purchaser Financial Statements"). The Purchaser Financial Statements: (x) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") during the periods involved (except as may be indicated in the notes thereto and, in the case of the unaudited consolidated financial statements, except for the absence of footnotes and for normal and recurring year-end adjustments which are not material); and (y) fairly present in all material respects the consolidated financial condition of Purchaser as of the dates thereof and the related results of operations, changes in stockholders' equity and cash flows for the periods then ended. Since December 31, 2001 to the date hereof, Purchaser and the Purchaser Subsidiaries, taken as a whole, have not undergone or suffered a Purchaser Material Adverse Change (as defined below).

         2.6 Purchaser SEC Filings. Purchaser has previously made available to the Company true and complete copies of (a) its proxy statements on Schedule 14A of the Securities Exchange Act relating to all meetings of stockholders (whether special or annual) during the calendar years 2000, 2001 and 2002, and
(b) all other reports, as amended, or filings, as amended, filed under the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the "Securities Exchange Act"), by Purchaser with the SEC since January 1, 2000, including without limitation, reports on Forms 10-K, 10-Q and 8-K, and filings with the SEC under the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the "Securities Act") since January 1, 2000.

         2.7 Purchaser Reports. (a) Since January 1, 2000, each of Purchaser and the Purchaser Subsidiaries has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed since such date with (a) the SEC, (b) the OTS, (c) the FDIC, (d) any applicable state banking, insurance, securities, or other regulatory authorities (except filings which are not material), and (e) Nasdaq (collectively, the "Purchaser Reports"). Purchaser has previously made available to the Company true and complete copies of the Purchaser Reports requested by the Company. As of their respective filing dates, each of such reports and documents (after giving effect to any amendments thereto), including the financial statements, exhibits, and schedules thereto, complied in all material respects with the applicable provisions of the statutes, rules, and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  (b) Except as disclosed on Schedule 2.7(b) to the Purchaser Disclosure Schedule, and except for examinations or reviews conducted in the regular course of the business of Purchaser or the Purchaser Subsidiaries by the SEC, Internal Revenue Service, Department of Labor, state, and local taxing authorities, OTS or the FDIC, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the Knowledge of Purchaser, investigation into the business or operations of Purchaser or the Purchaser Subsidiaries within the past three years. None of Purchaser or any Purchaser Subsidiary is subject to a written agreement (as such term is defined pursuant to 12 U.S.C. ss.1818) with the OTS or the FDIC. There is no unresolved violation, criticism or exception by the SEC, OTS or FDIC, or other agency, commission or entity with respect to any Purchaser Report that would constitute a Purchaser Material Adverse Effect.

         2.8 Compliance With Laws. (a) Except as disclosed on Schedule 2.7(b) to the Purchaser Disclosure Schedule, to the Knowledge of Purchaser, the business of Purchaser and each Purchaser Subsidiary are not being conducted in violation of any applicable federal and state laws, ordinances and regulations of any governmental entity, including, without limitation, HOLA, the FDI Act, any laws affecting financial institutions (including those pertaining to the Bank Secrecy Act, the USA Patriot Act, the investment of funds, the lending of money, the collection of interest and the extension of credit), federal and state securities laws, laws and regulations relating to financial statements and reports, truth-in-lending, truth-in-savings, fair debt collection practices, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices, fair labor standards and laws and regulations relating to employee benefits, and any statutes, regulations, rules or ordinances (including, without limitation, any statute, regulation, rule or ordinance pertaining to the protection, preservation, conservation or regulation of the environment) relating to the properties occupied or used by Purchaser or any Purchaser Subsidiary, except for possible violations which do not have a Purchaser Material Adverse Effect.

                  (b) Except as disclosed on Schedule 2.7(b) to the Purchaser Disclosure Schedule, no investigation or review by any governmental entity with respect to the Purchaser or any Purchaser Subsidiary is pending or, to the Knowledge of Purchaser, threatened, nor has any governmental entity indicated to the Purchaser an intention to conduct the same, other than normal bank regulatory examinations and examinations the outcome of which will not have a Purchaser Material Adverse Effect.

         2.9 Disclosure. None of the information supplied by Purchaser for inclusion in the Proxy Statement or the information relating to Purchaser and the Purchaser Subsidiaries in the Registration Statement will, in the case of the Proxy Statement after giving effect to any amendments thereof or supplements thereto, at the time of the Stockholders' Meeting (as defined below), contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading. The Registration Statement (except for such portions thereof that relate only to the Company or any of its subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act.

         2.10 Litigation. Except as disclosed on Schedule 2.7(b) to the Purchaser Disclosure Schedule, there is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to Knowledge of Purchaser, threatened against or affecting Purchaser or any Purchaser Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, which, if adversely determined, would have a Purchaser Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Purchaser or any Purchaser Subsidiary or any of their respective officers, directors, employees or agents, in their capacities as such, that has a Purchaser Material Adverse Effect.

         2.11 Defaults. There has not been any default, or the occurrence of an event which with notice or lapse of time or both would constitute a default, in any obligation to be performed by Purchaser or any Purchaser Subsidiary under any contract, commitment, or other material obligation to which Purchaser, any Purchaser Subsidiary or their respective properties is subject, and neither Purchaser nor any Purchaser Subsidiary has waived any right under any contract or commitment, except in each case where any such default or waiver, singly or in the aggregate with any other such defaults or waivers, would not have a Purchaser Material Adverse Effect. To the Knowledge of Purchaser, except as disclosed on Schedule 2.11 to the Purchaser Disclosure Schedule, no other party to any such material contract or commitment is in default in any material obligation to be performed by such party.

         2.12 Absence of Purchaser Material Adverse Change. Since December 31, 2001, there has not occurred a Purchaser Material Adverse Change (as defined below).

         2.13 Undisclosed Liabilities. Except as disclosed on Schedule 2.7(b) to the Purchaser Disclosure Schedule, all of the obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or becoming due, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, including, without limitation, taxes with respect to or based upon transactions or events heretofore occurring that are required to be reflected, disclosed or reserved against in the audited consolidated financial statements in accordance with GAAP ("Liabilities"), have, in the case of Purchaser and the Purchaser Subsidiaries, been so reflected, disclosed or reserved against in the audited consolidated financial statements of Purchaser as of December 31, 2001 or in the notes thereto, and Purchaser and the Purchaser Subsidiaries have no other Liabilities except Liabilities incurred since December 31, 2001, in the ordinary course of business.

         2.14 Licenses. Purchaser and each Purchaser Subsidiary, respectively, hold all governmental registrations, licenses, permits or franchises (each a "Purchaser Permit") required to be held by it and which are material with respect to the operation of their respective businesses as presently conducted, except for such Purchaser Permits which, the failure to hold, would not have a Purchaser Material Adverse Effect.

         2.15 Government Approvals. Except as disclosed on Schedule 2.7(b) to the Purchaser Disclosure Schedule, no fact or condition exists with respect to Purchaser or any Purchaser Subsidiary which Purchaser has reason to believe may prevent it from obtaining approval of the Merger, the Bank Merger and other transactions contemplated by this Agreement by any Governmental Authority prior to September 30, 2003.

         2.16 Fees. Other than the financial advisory services performed for Purchaser by Sandler O'Neill & Partners, L.P., neither Purchaser nor any of the Purchaser Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed a broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for the Purchaser or any Purchaser Subsidiary in connection with this Agreement or the transactions contemplated hereby.

         2.17 Fairness Opinion. Purchaser has received an opinion, dated the date of this Agreement, from Sandler O'Neill & Partners, L.P., that, subject to the terms, conditions and qualifications set forth therein, the Merger Consideration is fair to Purchaser's stockholders from a financial point of view.

         2.18 Taxation of the Merger. Neither Purchaser nor any Purchaser Subsidiary has engaged in any act that would preclude or adversely affect the Merger from qualifying as a tax-free reorganization under Section 368(a)(1)(A) of the Code.

         2.19 Insurance. In the reasonable judgment of management of Purchaser, Purchaser and each Purchaser Subsidiary maintain insurance with an insurer which is sound and reputable on their respective assets, and upon their respective businesses and operations, against loss or damage, risks, hazards and liabilities of the kinds customarily insured by prudent corporations engaged in the same or similar businesses.

         2.20 Employee Benefit Plans. Set forth on Schedule 2.20 to the Purchaser Disclosure Schedule are any retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, bonus, group insurance, severance and other employee benefit plans which Purchaser or any Purchaser Subsidiary has in effect as of the date hereof, and true and correct copies of each such plan are attached to and made a part of
Schedule 2.20 (except for such
employee benefit plans identified on Schedule 2.20 as having been filed as exhibits to the Purchaser SEC Reports identified on Schedule 2.20).

                                      III.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Purchaser that:

         3.1 Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to be so qualified does not have a Company Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to enter into this Agreement, and, upon the approval of the Governmental Authorities and the stockholders of the Company, to consummate the transactions contemplated hereby. The Company is duly registered as a unitary savings and loan holding company under HOLA.

                  (b) The Bank is a federally-chartered stock savings bank duly organized and in existence under the laws of the United States. The Bank is an "insured depository institution" as defined in the FDI Act and applicable regulations thereunder, the deposits of which are insured by FDIC through SAIF to the full extent permitted under applicable laws. The Bank has all requisite power and authority to enter into the Bank Merger Agreement and, upon the approval of the Governmental Authorities and the sole stockholder of the Bank, to consummate the transactions contemplated thereby.

                  (c) The Company has no direct or indirect subsidiaries other than Fidelity Corporation and Fidelity Loan Services, Inc. (the "Company Corporate Subsidiaries") and the Bank (collectively, the "Company Subsidiaries"). Each of the Company Corporate Subsidiaries is either wholly-owned by the Company or the Bank, and is a duly organized and validly existing corporation, in good standing under the laws of its state of incorporation, with corporate power and authority to own, operate and lease its assets and properties and carry on its business substantially as it has been and is now being conducted. Each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to be so qualified does not have a Company Material Adverse Effect. Each Company Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its and their respective businesses, except where the failure to so hold does not have a Company Material Adverse Effect.

         3.2 Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly approved and authorized by the Company's Board of Directors, and all necessary corporate action on the part of the Company (except for the requisite stockholder approval) has been taken. This Agreement has been duly executed and delivered by the Company and, subject to the approval of the stockholders of the Company and of the Governmental Authorities will constitute the valid and binding obligations of the Company, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles and doctrines. Neither the Certificate of Incorporation nor the By-laws of the Company will need to be amended to effectuate the transactions contemplated by this Agreement.

         3.3 Conflicts. The execution and delivery of this Agreement by the Company, and of the Bank Merger Agreement by the Bank, do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation of the Certificate of Incorporation or By-laws of the Company or organizational documents of any Company Subsidiary. The execution and delivery of this Agreement by the Company, and of the Bank Merger Agreement by the Bank, do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of, any obligation or result in the creation of any material lien, charge or encumbrance on any of the property or assets under any provision of any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Company Subsidiary or their respective properties, other than any such conflicts, violations or defaults which (i) individually or in the aggregate do not have a Company Material Adverse Effect, (ii) will be cured, by valid amendment or otherwise, or waived prior to the Effective Time, or (iii) are disclosed on Schedule 3.24 to the Company Disclosure Schedule (as defined below). No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state governmental authority is required by or with respect to the Company or the Bank in connection with the execution and delivery of this Agreement or the Bank Merger Agreement or the consummation by the Company or the Bank of the transactions contemplated hereby or thereby, the absence of which would have a Company Material Adverse Effect, except for those relating to: any application or notice with the Governmental Authorities; the Purchaser's Registration Statement and the Company's Proxy Statement with the SEC; the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and any antitrust filings, consents, waivers or approvals.

         3.4 Capitalization and Stockholders. (a) As of the date hereof, the capital stock of the Company consists of the following:


   CLASS OF STOCK       PAR VALUE      AUTHORIZED       ISSUED       OUTSTANDING       TREASURY
   --------------       ---------      ----------       ------       -----------       --------
     Common               $0.01        80,000,000      5,673,464      3,091,515       2,581,949
     Preferred            $0.01         5,000,000          0              0               0

All of the issued and outstanding shares of Company Common Stock have been duly and validly authorized and issued, and are fully paid and non-assessable. None of the outstanding shares of Company Common Stock were issued in violation of any preemptive rights of the current or past stockholders of the Company, and, to the Knowledge of the Company, there exist no prior rights of any party to acquire such shares. All of the issued and outstanding shares of Company Common Stock as of the relevant record date will be entitled to vote to adopt the Agreement.

                  (b) As of the date hereof, the Company has 266,088 shares of Company Common Stock reserved for issuance under the stock option plans for the benefit of employees and directors of the Company or Company Subsidiaries ("Company Stock Option Plans") pursuant to which options covering an aggregate of 266,088 shares of Company Common Stock are outstanding as of the date hereof. As of the date hereof, all of the shares of Company Common Stock authorized to be issued under the Bank's Recognition and Retention Plan for Officers and Employees and the Bank's Recognition and Retention Plan for Outside Directors (the "RRP Plans") have been awarded, vested and distributed, except as set forth on Schedule 3.4 to the Company Disclosure Schedule. Except pursuant to the Rights Agreement, as set forth in this Section 3.4 and for the Merger, there are no shares of capital stock or other equity securities of the Company outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of the Company, or contracts, commitments, understandings, or arrangements by which the Company is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. Each option is exercisable or will be exercisable as of the date set forth on
Schedule 3.4 to the Company Disclosure Schedule and has an exercise price in the amount set forth on Schedule 3.4 to the Company Disclosure Schedule.

                  (c) Schedule 3.4(c) to the Company Disclosure Schedule accurately identifies the names and addresses of all of the stockholders who, to the Company's Knowledge, beneficially own more than 5% of the shares of Company Common Stock and the number of shares of Company Common Stock held by each such stockholder and by each director and senior officer of the Company.

                  (d) No capital stock of any of the Company Subsidiaries is or may become required to be issued (other than to the Company) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any Company Subsidiary. There are no contracts, commitments, understandings or arrangements relating to the rights of the Company to vote or to dispose of shares of the capital stock of any Company Subsidiary. All of the shares of capital stock of each Company Subsidiary held by the Company are fully paid and non-assessable and are owned by the Company free and clear of any claim, lien or encumbrance.

         3.5 Company Financial Statements; Material Changes. The Company has previously delivered or made available to Purchaser its audited consolidated financial statements for the years ended September 30, 2002, 2001 and 2000 (collectively, the "Company Financial Statements"); provided, however, that the audit opinion for the financial statements for the year ended September 30, 2002 has not yet been delivered to the Company or made available to Purchaser and the Company agrees to deliver the actual, signed audited financial statements for the year ended September 30, 2002, promptly following their availability, and represents that such actual, signed audited financial statements will be substantially similar in all material respects to the September 30, 2002 consolidated financial statements delivered in draft form to Purchaser in satisfaction of the first sentence of this Section 3.5; provided, further, that all references herein to the consolidated financial statements for the year ended September 30, 2002 shall be deemed to be a reference to the audited financial statements from and after the delivery of such audited financial statements, provided such audited consolidated financial statements are substantially similar in all material respects to the September 30, 2002 consolidated financial statements delivered in draft form to Purchaser. The Company Financial Statements: (x) have been prepared in accordance with GAAP during the periods involved (except as may be indicated in the notes thereto; and (y) fairly present in all material respects the consolidated financial condition of the Company as of the dates thereof and the related results of operations, changes in stockholders' equity and cash flows for the periods then ended. Since September 30, 2002 to the date hereof, the Company and the Company Subsidiaries, taken as a whole, have not undergone or suffered a Company Material Adverse Change (as defined below).

         3.6 Company SEC Filings. The Company has previously made available to Purchaser true and complete copies of (a) its proxy statements on Schedule 14A to the Securities Exchange Act relating to all meetings of stockholders (whether special or annual) during the calendar years 2000, 2001 and 2002, (b) all other reports or filings, as amended, filed under the Securities Exchange Act by the Company with the SEC since January 1, 2000, including, without limitation, reports on Forms 10-K, 10-Q and 8-K, and filings with the SEC under the Securities Act since January 1, 2000, and (c) beneficial ownership reports or filings relating to the Company Common Stock furnished to the Company since January 1, 2000.

         3.7 Company Reports. (a) Since January 1, 2000, each of the Company and the Company Subsidiaries has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed since such date with (a) the SEC, (b) the OTS, (c) the FDIC, (d) any applicable state banking, insurance, securities, or other regulatory authorities

(except filings which are not material), and (e) Nasdaq (collectively, the "Company Reports"). The Company has previously made available to the Purchaser true and complete copies of the Company Reports requested by Purchaser. As of their respective filing dates, each of such reports and documents (after giving effect to any amendments thereto), including the financial statements, exhibits, and schedules thereto, complied in all material respects with the applicable provisions of the statutes, rules, and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  (b) Except for examinations or reviews conducted by the OTS or the FDIC in the regular course of the business of the Company or the Company Subsidiaries, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the Knowledge of the Company, investigation into the business or operations of the Company or the Company Subsidiaries within the past three years. None of the Company or any Company Subsidiary is subject to a written agreement (as such term is defined pursuant to 12 U.S.C. ss.1818) with the OTS or the FDIC. There is no unresolved violation, criticism or exception by the SEC, OTS or FDIC, or other agency, commission or entity with respect to any Company Report that would have a Company Material Adverse Effect.

         3.8 Compliance With Laws. (a) To the Knowledge of the Company, the businesses of the Company and each Company Subsidiary are not being conducted in violation of any applicable federal and state laws, ordinances and regulations of any governmental entity, including, without limitation, HOLA, the FDI Act, any laws affecting financial institutions (including those pertaining to the Bank Secrecy Act, the USA Patriot Act, the investment of funds, the lending of money, the collection of interest and the extension of credit), federal and state securities laws, laws and regulations relating to financial statements and reports, truth-in-lending, truth-in-savings, fair debt collection practices, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices, fair labor standards and laws and regulations relating to employee benefits, and any statutes or ordinances relating to the properties occupied or used by the Company or any Company Subsidiary except for possible violations which either singly or in the aggregate do not have a Company Material Adverse Effect.

                  (b) The policies, programs and practices of the Company and each Company Subsidiary relating to wages, hours of work, and other terms and conditions of employment are in compliance in all material respects with applicable laws, orders, regulations, public policies and ordinances governing employment and terms and conditions of employment. There are no disputes, claims, or charges, pending or, to the Company's Knowledge, threatened, against the Company or any Company Subsidiary alleging breach of any express or implied employment contract or commitment, or material breach of any applicable law, order, regulation, public policy or ordinance relating to employment or terms and conditions of employment, and, to the Knowledge of the Company, there is no basis for any valid claim or charge with regard to such matters.

                  (c) No investigation or review by any governmental entity with respect to the Company or any Company Subsidiary is pending or, to the Knowledge of the Company, threatened, nor has any governmental entity indicated to the Company an intention to conduct the same, other than normal bank regulatory examinations.

         3.9 Litigation. Except as identified on Schedule 3.9 to the Company Disclosure Schedule, there is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, which is seeking damages against the Company, any Company Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, in excess of $100,000, or which would materially affect the ability of the Company to consummate the transactions contemplated herein or which is seeking to enjoin consummation of the transactions provided for herein or to obtain other relief in connection with this Agreement or the transactions contemplated hereby, having, or which could reasonably be foreseen to have in the future, any such effect.

         3.10 Defaults. There has not been any default, or the occurrence of an event which with notice or lapse of time or both would constitute a default, in any obligation to be performed by the Company or any Company Subsidiary under any contract, commitment, or other material obligation to which the Company, any Company Subsidiary or their respective properties is subject, and neither the Company nor any Company Subsidiary has waived any right under any contract or commitment, except in each case where any such default or waiver, singly or in the aggregate with any other such defaults or waivers, would not have a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any such material contract or commitment is in default in any material obligation to be performed by such party.

         3.11 Absence of Company Material Adverse Change. Since September 30, 2002, there has not been, except for the transactions as contemplated herein or matters related thereto, any Company Material Adverse Change.

         3.12 Undisclosed Liabilities. All of the obligations or Liabilities have, in the case of the Company and the Company Subsidiaries, been so reflected, disclosed or reserved against in the audited consolidated financial statements of the Company as of September 30, 2002 or in the notes thereto, and the Company and the Company Subsidiaries have no other Liabilities except Liabilities incurred since September 30, 2002, in the ordinary course of business.

         3.13 Licenses. The Company and each Company Subsidiary, respectively, hold all governmental registrations, licenses, permits or franchises (each a "Company Permit") required to be held by it and which are material with respect to the operation of their respective businesses as presently conducted, except for such Company Permits which, the failure to hold, would not have a Company Material Adverse Effect.

         3.14 Governmental and Stockholder Approvals. To the Company's Knowledge, no fact or condition exists with respect to the Company or any Company Subsidiary which the Company has reason to believe will prevent the parties from obtaining approval of the Merger, the Bank Merger and other transactions contemplated by this Agreement by any Governmental Authority or the stockholders of the Company.

         3.15 Antitakeover Provisions Inapplicable. Other than Section 203 of the DGCL, no "business combination," "moratorium," "control share" or other state antitakeover statute or regulation, nor any provision in the Company's Certificate of Incorporation, By-laws or Rights Agreement, (i) prohibits or restricts the Company's ability to perform its obligations under this Agreement, the Certificate of Merger, or its ability to consummate the transactions contemplated hereby, (ii) would have the effect of invalidating or voiding this Agreement, the Certificate of Merger, or any provision hereof, or (iii) would subject Purchaser to any impediment or condition in connection with the exercise of any of its rights under this Agreement or the Certificate of Merger. Assuming the accuracy of the representation of Purchaser set forth in Section 2.4(d) above, the Company has taken all steps necessary to cause the restrictions on "business combinations" (as defined in Section 203 of the DGCL) set forth in
Section 203 of the DGCL to be inapplicable to this Agreement and the transactions contemplated hereby.

         3.16 Disclosure. None of the information to be supplied by the Company for inclusion or to be incorporated by reference in the Proxy Statement or the information relating to the Company and the Company Subsidiaries in the Registration Statement, will, in the case of the Proxy Statement after giving effect to any amendments thereof or supplements thereto, at the time of the meeting of the Company's stockholders to be held for purposes of adopting the Agreement, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The portions of the Proxy Statement relating to the Company which are incorporated by reference to Forms 10-K, 10-Q and 8-K filed by the Company under the Securities Exchange Act comply and will comply as to form in all material respects with the provisions of the Securities Exchange Act.

         3.17 Taxes. (a) The Company, each Company Subsidiary and each other company or joint venture where the Company or a Company Subsidiary owns more than 80% of the equity interest of such entity measured by both vote and value (a "Tax Subsidiary") have each timely filed all material tax and information returns, including but not limited to all required Forms 1099, 1098 and 5498, required to be filed (except as set forth on Schedule 3.17 to the Company Disclosure Schedule, all such returns being correct and complete in all material respects) and have paid (or the Company has paid on behalf of each Company Subsidiary and Tax Subsidiary), or have accrued on their respective books and set up an adequate reserve for the payment of, all taxes, interest and penalties required to be paid in respect of the periods covered by such returns and have accrued on their respective books and set up an adequate reserve for the payment of all material income and other taxes anticipated to be payable in respect of periods through the end of the calendar month next preceding the date hereof. Neither the Company nor any Company Subsidiary or Tax Subsidiary is delinquent in the payment of any material tax, assessment or governmental charge. No deficiencies for any taxes have been proposed, asserted or assessed against the Company, any Company Subsidiary or Tax Subsidiary that have not been resolved or settled and no requests for waivers of the time to assess any such tax are pending or have been agreed to. The income tax returns of the Company and each Company Subsidiary and Tax Subsidiary have not been audited by either the Internal Revenue Service, or any state or local taxing authorities, for any of the last seven (7) years. Neither the Company nor any Company Subsidiary or Tax Subsidiary is a party to any action or proceeding by any governmental authority for the assessment or the collection of taxes. Deferred taxes of the Company and each Company Subsidiary have been accounted for in accordance with GAAP. The Company and each Company Subsidiary have delivered or made available to Purchaser correct and complete (in all material respects) copies of all federal and state income tax returns and supporting schedules for all tax years since September 30, 1996.

                  (b) Within the last seven (7) years, the Company has not filed any consolidated federal income tax return with an "affiliated group" (within the meaning of Section 1504 of the Code) where the Company was not the common parent of the group. Neither the Company nor any Company Subsidiary or Tax Subsidiary is, or has been, a party to any tax allocation agreement or similar arrangement pursuant to which it has any contingent or outstanding tax-related liability to anyone other than the Company, any Company Subsidiary or Tax Subsidiary.

                  (c) The Company, each Company Subsidiary and each Tax Subsidiary have each withheld amounts from its employees, stockholders or holders of deposit accounts in material compliance with the tax withholding provisions of applicable federal, state and local laws, have filed all federal, state and local returns and reports for all years for which any such return or report would be due with respect to employee income tax withholding, social security, unemployment taxes, income and other taxes, and all payments or deposits with respect to taxes set forth therein have been timely made, and, in a manner consistent with industry standards, have notified, and followed up with, all employees, stockholders and holders of public deposit accounts of their obligations to file all forms, statements or reports with the Company or the appropriate Company Subsidiary or Tax Subsidiary in accordance with in all material respects applicable federal, state and local tax laws.

         3.18 Insurance. The Company and each Company Subsidiary maintain insurance with an insurer which in the reasonable judgment of management of the Company is sound and reputable, on their respective assets, and upon their respective businesses and operations, against loss or damage, risks, hazards and liabilities of the kinds customarily insured against by prudent corporations engaged in the same or similar businesses. The Company and each Company Subsidiary maintain in effect all insurance required to be carried by law or by any agreement by which they are bound. All material claims under all policies of insurance maintained by the Company and the Bank have been filed in due and timely fashion. Neither the Company nor any Company Subsidiary has had an insurance policy cancelled by the issuer of the policy within the past five (5) years.

         3.19     Loans; Investments. (a) Except as otherwise disclosed on
Schedule 3.19 to the Company Disclosure Schedule, each loan reflected as an asset on the Company Financial Statements is, to the Company's Knowledge, evidenced by appropriate and sufficient documentation in all material respects and constitutes, to the Company's Knowledge, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines. To the Company's Knowledge, no obligor named under any such loan is seeking to avoid the enforceability of the terms of any loan under any such laws or equitable principles or doctrines and to the Company's Knowledge no loan is subject to any defense, offset or counterclaim. All such loans originated by the Company or any Company Subsidiary and all such loans purchased by the Company or any Company Subsidiary, were made or purchased in accordance with customary lending standards of the Company and any Company Subsidiary and in the ordinary course of business of the Company and each Company Subsidiary. Set forth on Schedule 3.19(a) to the Company Disclosure
Schedule is a complete list of the Company REO (as defined herein) as of November 30, 2002.

                  (b) Except as set forth on Schedule 3.19(b) to the Company Disclosure Schedule, to the Company's Knowledge, all guarantees of indebtedness owed to the Company or any Company Subsidiary, including but not limited to those of the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are valid and enforceable, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines.

                  (c) Except as set forth on Schedule 3.19(c), to the Company's Knowledge, in originating, purchasing, underwriting, servicing, and discharging loans, mortgages, land contracts, and contractual obligations relating thereto, either for their own account or for the account of others, the Company and each Company Subsidiary have complied in all material respects with all applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures with respect to such servicing.

                  (d) Except as set forth in Schedule 3.19(d) to the Company Disclosure Schedule and except for pledges to secure public and trust deposits, none of the investments reflected in the Company Financial Statements and none of the investments made by the Company since September 30, 2002, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of the Company freely to dispose of such investment at any time. With respect to all material repurchase agreements to which the Company or any Company Subsidiary is a party, the Company or such Company Subsidiary has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement. Except as set forth on Schedule 3.19(d) to the Company Disclosure Schedule, neither the

Company nor any Company Subsidiary has sold or otherwise disposed of any assets in a transaction in which the acquiror of such assets or other person has the right, either conditionally or absolutely, to require the Company or any Company Subsidiary to repurchase or otherwise reacquire any such assets. Set forth on
Schedule 3.19(d) to the Company Disclosure Schedule is a complete and accurate list of each investment and debt security, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell owned by the Company or any Company Subsidiary, showing as of November 30, 2002, the carrying values and estimated fair values of investment and debt securities, the gross carrying value and estimated fair value of the mortgage-backed and related securities and the cost and estimated fair value of the marketable equity securities.

                  (e) All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States of the United States and their political subdivisions, and other investment securities classified as "held to maturity," "available for sale" and "trading" held by the Company or any Company Subsidiary, as reflected in the Company Financial Statements were classified and accounted for in accordance with SFAS 115 and the intentions of management.

         3.20 Interest Rate Risk Management Arrangements. Except as set forth on Schedule 3.20 to the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any, nor is any property bound by, any interest rate swaps, caps, floors and option agreements or other interest rate risk management arrangements.

         3.21 Allowance for Loan and Lease Losses. The Company's allowance for loan and lease losses as of the date hereof, and as of the date of the most recent monthly review, is in the reasonable judgment of the Company, adequate to provide for probable losses on outstanding loans and leases, consistent with the standards of the OTS and based upon GAAP.

         3.22 Company Benefit Plans. (a) Schedule 3.22(a)(i) to the Company Disclosure Schedule contains a list and a true and correct copy (or, a description with respect to any oral employee benefit plan, practice, policy or arrangement), including all amendments thereto, of each compensation, consulting, employment, termination or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, recognition and retention, life, health, accident or other insurance, bonus, deferred or incentive compensation, severance or separation agreement or any agreement providing any payment or benefit resulting from a change in control, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees, former employees, directors or former directors of the Company or each Company Subsidiary or their respective beneficiaries, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of ERISA, which the Company or any Company Subsidiary maintains, to which the Company or any Company Subsidiary contributes, or under which any employee, former employee, director or former director of the Company or any Company Subsidiary is covered or has benefit rights and pursuant to which any liability of the Company or any Company Subsidiary exists or is reasonably likely to occur (the "Company Benefit Plans"), and current summary plan descriptions, trust agreements, and insurance contracts and Internal Revenue Service Form 5500 or 5500-C/R (for the three most recently completed plan years) with respect thereto. Except as set forth on
Schedule 3.22(a)(ii) to the Company Disclosure Schedule, the Company neither maintains nor has entered into any Company Benefit Plan or other document, plan or agreement which contains any change in control provisions which would cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of the Company or any Company Subsidiary or their respective beneficiaries, or other provisions, which would cause an increase in the liability of the Company or any Company Subsidiary or to Purchaser as a result of the transactions contemplated by this Agreement or any related action thereafter (a "Change in Control Benefit"). The term "Company Benefit Plans" as used herein refers to all plans contemplated under the preceding sentences of this Section 3.22, provided that the term "Plan" or "Plans" is used in this Agreement for convenience only and does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of Section 3(3) of ERISA. No Company Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA. Neither the Company nor any Company Subsidiary has been notified by any Governmental Authority to amend any payments or other compensation paid or payable by the Company or any Company Subsidiary under this Agreement, any Company Benefit Plan or otherwise, to or for the benefit of any employee or director of the Company or any Company Subsidiary and to the Knowledge of the Company, all such payments are in compliance with all applicable rules, regulations and bulletins promulgated by the Governmental Authorities.

         (b) Each of the Company Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code ("Company Qualified Plans") has been determined by the Internal Revenue Service to qualify under Section 401(a) of the Code and an application for determination of such qualification has been timely made to the Internal Revenue Service prior to the end of the applicable remedial amendment period under Section 401(b) of the Code (a copy of each such determination letter and each pending application is included in Schedule 3.22(b) to the Company Disclosure Schedule), and, to the Knowledge of the Company, there exist no circumstances likely to materially adversely affect the qualified status of any such Company Qualified Plan. All such Company Qualified Plans established or maintained by the Company or each Company Subsidiary or to which the Company or any Company Subsidiary contribute are in compliance in all material respects with all applicable requirements of ERISA, and are in compliance in all material respects with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Effective Time) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such Company Qualified Plans. Except as set forth on Schedule 3.22(b) to the Company Disclosure Schedule, no Company Qualified Plan is a defined benefit pension plan which is subject to Title IV of ERISA. All accrued contributions and other payments required to be made by the Company or each Company Subsidiary to any Company Benefit Plan through the date hereof, have been made or reserves adequate for such purposes as of the date hereof, have been set aside therefor and reflected in the Company Financial Statements. Except as set forth on Schedule 3.22(b) to the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has accumulated any funding deficiency under Section 412 of the Code. Except as set forth on
Schedule 3.22(b) to the Company Disclosure Schedule, for each Company Qualified Plan that is a defined benefit pension plan, the net fair market value of assets under the Plan exceeds the actuarial present value of the accumulated Plan benefits, both vested and non-vested, as determined on the basis of the actuarial methods and assumptions used for purposes of the most recent actuarial report for the Plan filed with the Internal Revenue Service. Neither the Company nor any Company Subsidiary is in material default in performing any of its respective contractual obligations under any of the Company Benefit Plans or any related trust agreement or insurance contract, and there are no material outstanding liabilities of any such Plan other than liabilities for benefits to be paid to participants in such Plan and their beneficiaries in accordance with the terms of such Plan.

         (c) Except as set forth on Schedule 3.22(c) to the Company Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened litigation or pending claim (other than individual benefit claims made in the ordinary course) by or on behalf of or against any of the Company Benefit Plans (or with respect to the administration of any of such Plans) now or heretofore maintained by the Company or any Company Subsidiary which allege violations of applicable state or federal law or the terms of the Plan which are reasonably likely to result in a material liability on the part of Company or any Company Subsidiary or any such Plan.

         (d) The Company and each Company Subsidiary and all other persons having fiduciary or other responsibilities or duties with respect to any Company Benefit Plan are, and since the inception of each such Plan have been, in substantial compliance with, and each such Plan is and has been operated in substantial accordance with, its provisions and in substantial compliance with the applicable laws, rules and regulations governing such Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation (the "PBGC") and the Internal Revenue Service under ERISA, the Code or any other applicable law. No "reportable event" (as defined in Section 4043(c) of ERISA) has occurred with respect to any Company Benefit Plan. To the Knowledge of the Company, no Company Benefit Plan has engaged in or been a party to a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975(c) of the Code) without an exemption thereto under Section 408 of ERISA or Section 4975(d) of the Code. All Company Benefit Plans that are group health plans have been operated in material compliance with the group health plan continuation requirements of Section 4980B of the Code and Sections 601-609 of ERISA and with the certification of prior coverage and other requirements of Sections 701-702 of ERISA.

         (e) Neither the Company nor any Company Subsidiary has incurred, nor to the Knowledge of the Company or such Company Subsidiary is reasonably likely to incur, any liability under Title IV of ERISA in connection with any Plan subject to the provisions of Title IV of ERISA now or heretofore maintained or contributed to by it or by the Bank.

         (f) Except as set forth on Schedule 3.22(f) to the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has made any payments, or is or has been a party to any agreement or any Company Benefit Plan, that under any circumstances could obligate it, any Company Subsidiary, or any successor of any of them, to make any payment that is not or will not be deductible in full because of Section 162(m) or 280G of the Code.

         (g) Schedule 3.22(g) to the Company Disclosure Schedule describes any obligation that the Company or any Company Subsidiary has to provide health or welfare benefits to retirees or other former employees, directors or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA), including information as to the number of retirees, other former employees or directors and dependents entitled to such coverages and their ages.

         (h)      Schedule 3.22(h) to the Company Disclosure Schedule lists:
(i) each employee, officer and director of the Company and each Company Subsidiary who is eligible to receive a Change in Control Benefit and is a "disqualified individual" within the meaning of Section 280G of the Code, showing the amount of each such Change in Control Benefit and the basis of the calculation thereof, number of years of service, estimated compensation for 2002 based upon compensation received to the date of this Agreement, and the individual's rate of salary in effect on the date of this Agreement, the individual's participation in any bonus or other employee benefit plan, and such individual's compensation from Company or any Company Subsidiary for each of the calendar years 1998 through 2002 as reported by the Company or each Company Subsidiary on Form W-2 or Form 1099 (other than for compensation for calendar year 2002, which, for each such individual, is based on 2002 base salary, bonus paid in 2002, vesting, if any, of shares issued under RRP Plans (at $27 per share), an estimate of fringe benefits, if any, and the exercise of non-qualified stock options); (ii) a listing of each Option, showing the holder thereof, the number of shares, the type of option (incentive or non-statutory), the exercise price per share and a copy of the option agreements relating thereto; (iii) a listing of the participants in the Fidelity Federal Savings Bank Employee Stock Ownership Plan ("ESOP"), showing the number of outstanding shares of Company Common Stock credited to each participant, the vesting dates thereof, the unpaid balance of any loans owing by the ESOP to the Company or any party as of the date hereof (the "ESOP Loan") and the number of unallocated shares of Company Common Stock held by such trusts; and (iv) each employee, officer or director for whom a supplemental executive retirement, salary continuation or deferred compensation plan or agreement is maintained, showing the calculations of the amounts due under each such plan or agreement and the payment schedule thereof, and the amounts accrued in the Company Financial Statements with respect thereto.

                  (i) The Company and each Company Subsidiary have filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each Company Benefit Plan with the Internal Revenue Service, the PBGC, and the Department of Labor, as prescribed by the Code or ERISA, or regulations issued thereunder. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no misstatements or omissions in any such filing which would be material to the financial condition of the Company on a consolidated basis.

                  (j) Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement and, to the Company's Knowledge, no labor union claims to or is seeking to represent any employees of the Company or any Company Subsidiary.

         3.23 Environmental Matters. (a) For purposes of this Section 3.23, "Company Properties" means (i) the real estate owned or leased by the Company or the Bank and used as a banking related facility; (ii) other real estate owned, if any ("Company REO"), by the Company or any Company Subsidiary as defined by any federal or state financial institution regulatory agency with regulatory authority for the Company or any Company Subsidiary; (iii) real estate that is in the process of pending foreclosure or forfeiture proceedings conducted by the Company or any Company Subsidiary; (iv) real estate that is held in trust for others by the Bank; and (v) real estate owned or leased by a partnership or joint venture in which the Company or a Company Subsidiary has an ownership interest.

                  (b) Except as set forth on Schedule 3.23 to the Company Disclosure Schedule, to the Knowledge of the Company, there are no present or past conditions on the Company Properties, involving or resulting from a past or present storage, spill, discharge, leak, emission, injection, escape, dumping or release of any kind whatsoever of any material or substance: (i) which is or becomes defined as a "hazardous substance", "pollutant" or "contaminant" pursuant to CERCLA, or other Environmental Laws (as defined below); (ii) containing gasoline, oil, diesel fuel or other petroleum products, or fractions thereof; (iii) which is or becomes defined as a "hazardous waste" pursuant to RCRA and amendments thereto and regulations promulgated thereunder; (iv) containing polychlorinated biphenyls; (v) containing asbestos; (vi) which is radioactive; (vii) which is biologically hazardous; (viii) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, policy or other Environmental Laws; (ix) which is defined as a "hazardous waste", "hazardous substance", "pollutant" or "contaminant" or other such term used to defined a substance having an adverse affect on the environment under Environmental Laws; or (x) any toxic, explosive, dangerous corrosive or otherwise hazardous substance, material or waste, which is regulated by any federal, state or local governmental authority (collectively, "Hazardous Materials") or from any generation, transportation, treatment, storage, disposal, use or handling of any Hazardous Materials.

                  (c) The Company and each Company Subsidiary are in compliance in all material respects with all federal, state and local laws relating to pollution or protection of the environment such as laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (together with all regulations and rules adopted thereunder, and amendments thereto) ("Environmental Laws"). Neither the Company nor any Company Subsidiary have received notice of, nor to the Knowledge of the Company are there outstanding or pending, any public or private claims, lawsuits, citations, penalties, unsatisfied abatement obligations or notices or orders of non-compliance relating to the environmental condition of the Company Properties.

                  (d) To the Knowledge of the Company, no Company Properties are currently undergoing remediation or cleanup of Hazardous Materials or other environmental conditions.

                  (e) To the Knowledge of the Company, neither the Company nor any Company Subsidiary is required to have any governmental permits, licenses, certificates of inspection and other authorizations governing or protecting the environment necessary to conduct its present business.

         3.24 Material Contracts. Schedule 3.24 to the Company Disclosure Schedule sets forth, each contract, indenture, and other binding commitment and agreement (including any wholesale broker or loan purchase agreement, but not including documents evidencing, governing or related to loans or credits by the Company or any Company Subsidiary or deposits or investments held by the Bank) that provides for the receipt or expenditure of in excess of $50,000 over the course of any twelve-month period, or which cannot be terminated without penalty in excess of $25,000 to which the Company and/or any Company Subsidiary is a party or to which the Company and/or any Company Subsidiary or any of their properties are subject (collectively, the "Material Contracts" and each a "Material Contract"). True copies of each Material Contract are set forth on
Schedule 3.24 to the Company Disclosure Schedule, including all material amendments and supplements thereto. Except as disclosed on Schedule 3.24 to the Company Disclosure Schedule, all of the Material Contracts are binding upon the Company and/or Company Subsidiaries (as applicable) and, to the Company's Knowledge, the other parties thereto. The Company and the Company Subsidiaries have each duly performed in all material respects all of its obligations under each Material Contract to which they are a party to the extent that such obligations to perform have accrued. No breach or default under any Material Contract by the Company or any of the Company Subsidiaries or, to the Company's Knowledge, any other party thereto, has occurred which has a Company Material Adverse Effect. Except as disclosed on Schedule 3.24 to the Company Disclosure Schedule, none of the Material Contracts contains an express prohibition against assignment by operation of law or a change of control of the Company or a Company Subsidiary (or require written consent or notice to the other party), or contains any other provision which would preclude Purchaser from exercising and enjoying all of the rights, remedies and obligations of the Company or a Company Subsidiary, as the case may be, under such Material Contracts as a result of entering into this Agreement and the consummation of the Merger.

         3.25 Real Property. (a) The Company and each Company Subsidiary have good and marketable title to their real properties, including any leaseholds and ground leases, and their other assets and properties, all as reflected as owned by the Company or any Company Subsidiary in the Company Financial Statements dated as of September 30, 2002 except for (i) assets and properties disposed of since such date in the ordinary course of business and
(ii) such liens, claims, mortgages, security interests, leases, agreements and tenancies, licenses, options, options to purchase, covenants, conditions, restrictions, rights of way, easements, judgments, and other matters affecting the real properties as set forth on Schedule 3.25(a) to the Company Disclosure Schedule. All buildings, structures, fixtures and appurtenances comprising part of the real properties of the Company or any Company Subsidiary (whether owned or leased by the Company or any Company Subsidiary) are in good operating condition and have been well maintained, reasonable wear and tear excepted. Title to all real property listed as being owned by the Company or any Company Subsidiary on the Company Disclosure Schedule is held as disclosed on Schedule
3.25 to the Company Disclosure Schedule. The Company and each Company Subsidiary have title or other rights to its assets sufficient in all material respects for the conduct of their respective businesses as presently conducted, and except as set forth on Schedule 3.25(a) to the Company Disclosure Schedule such assets are free, clear and discharged of, and from any and all liens, charges, encumbrances and security interests. Set forth on Schedule 3.25(a) to the Company Disclosure
Schedule is evidence of title to all real property owned by the Company or the Bank and used for banking operations. Except as set forth on Schedule 3.25(a) to the Company Disclosure Schedule, to the Company's Knowledge, the Company's title to such properties are not subject to any exceptions.

                  (b) Except as set forth on Schedule 3.25(b) to the Company Disclosure Schedule, all leases pursuant to which the Company or any Company Subsidiary, as lessee, leases real or personal property are, to the Knowledge of the Company, valid, effective, and enforceable against the lessor in accordance with their respective terms. There is not under any of such leases any existing default, or any event which with notice or lapse of time or both would constitute a default, with respect to either the Company or any Company Subsidiary, or to the Knowledge of the Company, the other party. None of such leases contains a prohibition against assignment by the Company or any Company Subsidiary, by operation of law or otherwise, or any other provision which would preclude the Company or any Company Subsidiary from possessing and using the leased premises for the same purposes and upon the same rental and other terms upon the consummation of the Merger as are applicable to the possession and use by the Company or any Company Subsidiary as of the date of this Agreement. Neither the Company nor any Company Subsidiary has made a prior assignment for collateral purposes of any such lease.

         3.26 Indemnification. Except as set forth on Schedule 3.26 to the Company Disclosure Schedule, to the Knowledge of the Company, no action or failure to take action by any director, officer, employee or agent of the Company or each Company Subsidiary has occurred which would give rise to a claim by any such person for indemnification from the Company or any Company Subsidiary under the corporate indemnification provisions of the Company or any Company Subsidiary in effect on the date of this Agreement.

         3.27 Insider Interests. All outstanding loans and other contractual arrangements (including deposit relationships) between the Company or any Company Subsidiary and any officer, director or employee of the Company or any Company Subsidiary conform to the applicable rules and regulations and requirements of all applicable regulatory agencies which were in effect when such loans and other contractual arrangements were entered into. No officer, director or employee of the Company or any Company Subsidiary has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or any Company Subsidiary.

         3.28 Rights Agreement. The Company has amended the Rights Agreement (as defined below) to (i) render the Rights Agreement, dated as of February 18, 1997, by and among the Company and Computershare Investor Services LLP (as successor to Harris Trust and Savings Bank) (the "Rights Agreement") inapplicable with respect to any aspect of the Merger or the transactions contemplated herein, and (ii) ensure that neither Purchaser nor any of its affiliates will be deemed to be an "Acquiring Person" (as such term is defined in the Rights Agreement) and no "Distribution Date" or "Stock Acquisition Date" (as such terms are defined in the Rights Agreement) occurs by reason of announcement, approval, execution or delivery of any document relating to the Merger or the consummation of any action contemplated herein.

         3.29 Bankruptcy Claims. The Company has taken all necessary actions to perfect its claims as a creditor in the bankruptcy proceedings of Reliance Acceptance Group, Inc. with respect to $3.0 million principal amount of subordinated notes, that were originally issued by Cole Taylor Financial Group, Inc. and became obligations of Reliance Acceptance Group, Inc.

         3.30 Fairness Opinion. The Board of Directors of the Company has received an opinion, dated the date of this Agreement, from Stifel, Nicolaus & Company Incorporated, that, subject to the terms, conditions and qualifications set forth therein, the Merger Consideration is fair to the Company's stockholders from a financial point of view.

         3.31 Fees. Other than the financial advisory services performed for the Company by Stifel, Nicolaus & Company Incorporated, neither the Company, nor any of the Company Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed a broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby.

                                      IV.

                                    COVENANTS

         4.1 Conduct of Business by the Company Until the Effective Time. During the period commencing on the date hereof and continuing until the Effective Time, the Company agrees (except as expressly contemplated by this Agreement or to the extent that Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed) that:

                  (a) Except as contemplated by this Agreement, the Company and each Company Subsidiary will carry on their respective businesses in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted, maintain their respective books in accordance with GAAP, conduct their respective businesses and operations only in accordance with safe and sound banking (where applicable) and business practices, and use all reasonable efforts to preserve intact their present business organizations, to generally keep available the services of their present officers and employees and to preserve their relationships with customers, suppliers, agents, brokers and others having business dealings with them to the end that their respective goodwill and going businesses shall be unimpaired at the Effective Time.

                  (b) The Company will, and will cause each Company Subsidiary to, use its commercially reasonable good faith efforts to comply promptly with all requirements which federal or state law may impose on any of them with respect to the Merger and will promptly cooperate with and furnish information to Purchaser in connection with any such requirements imposed upon any of them in connection with the Merger.

                  (c) The Company will, and will cause each Company Subsidiary to, use its commercially reasonable good faith efforts to obtain (and to cooperate with Purchaser in obtaining) any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by any of them in connection with the Merger or the taking of any action contemplated hereby. The Company will not, nor will it permit any of the Company Subsidiaries to, knowingly or willfully take any action that would adversely affect the ability of such party to perform its obligations under this Agreement.

                  (d) The Company will not declare or pay any cash dividends on or make other distributions with respect to its capital stock, except that the Company will be permitted to declare and pay a regular quarterly cash dividend per share not exceeding $.10; provided, however, that the parties shall cooperate to schedule the Closing at a time during any quarter so that it occurs prior to the dividend record date of the Company or following the dividend record date of Purchaser. It is the intent of this Section 4.1(d) that holders of Company Common Stock who receive payment of cash dividends on their shares of Company Common Stock from the Company in a given quarter not also be holders of record on the record date in such quarter for the payment of cash dividends as the holders of shares of Purchaser Common Stock received in exchange for the shares of Company Common Stock. Except as may be agreed to by the other party hereto consistent with the first sentence of this Section 4.1(d), neither the Company nor Purchaser shall make any changes in its normal practice of establishing dividend record or dividend payment dates.

                  (e) The Company will not, and will not permit any Company Subsidiary to, sell, lease or otherwise dispose of any assets, except in the ordinary course of business, which are material, individually or in the aggregate, to the business or financial condition of the Company on a consolidated basis.

                  (f) The Company will not, and will not permit any Company Subsidiary to, acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof.

                  (g) Except for transactions permitted under any affiliate letter delivered pursuant to Section 5.5 of this Agreement and as otherwise contemplated by this Agreement or the Rights Agreement, or pursuant to the exercise of outstanding options, the Company will not, and will not permit any Company Subsidiary to, or enter into any agreement to, issue, sell, grant, authorize or propose the issuance or sale of, or purchase or propose the purchase of, permit the conversion of or otherwise acquire or transfer for any consideration any shares of their respective capital stocks of any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities, or to increase or decrease the number of shares of capital stock by split-up, reclassification, reverse split, stock dividend, stock split or change in par or stated value. No additional shares of Company Common Stock shall become subject to new grants of employee stock options, stock appreciation rights, limited rights or similar stock-based employee compensation rights, including, but not limited to, grants under the RRP Plans.

                  (h) The Company will not, and will not permit any Company Subsidiary to, create or incur any liabilities, in a single transaction or a series of related transactions, in excess of $50,000 other than the taking of deposits and other liabilities incurred in the ordinary course of business or consistent with past practices, or permit or suffer the imposition on any shares of stock held by it or by any Company Subsidiary of any material lien, charge or encumbrance.

                  (i) Except as set forth in Schedule 4.1(i) to the Company Disclosure Schedule or as contemplated in Section 5.14 (including in any writing entered into in accordance with Section 5.14), the Company will not, and will not permit any Company Subsidiary to, (i) grant to any director, officer or employee any increase in compensation (except in accordance with past practices for those employees who are not executive or senior management), (ii) make contributions to any Company Benefit Plan (except in accordance with past practices or the terms of such plans or agreements as currently in effect as of the date of this Agreement provided that no contributions shall be made to any Company Qualified Plan that is a defined benefit plan), or (iii) pay any bonus (except in accordance with past practices or plans or agreements with respect to employees other than executive or senior management) or increase in any severance or termination pay, or enter into or amend any employment, special termination, retention, covenant not to compete or severance agreement with any such person except as contemplated in this Agreement.

                  (j) Neither the Company, nor any Company Subsidiary, will enter into, renew, extend, amend or modify any material lease or license with respect to any property, whether real or personal with a term of more than one
(1) year or payments greater than $50,000.

                  (k) Neither the Company, nor any Company Subsidiary, will enter into or amend any continuing contract or series of related contracts involving in excess of $50,000 for the purchase of materials, supplies, equipment or services which cannot be terminated without cause with less than ninety (90) days' notice and without payment of any amount as a penalty, bonus, premium or other compensation for such termination except as contemplated or permitted by this Agreement.

                  (l) Except as set forth on Schedule 4.1(l) to the Company Disclosure Schedule, the Company will not, and will not permit any Company Subsidiary to, adopt or amend in any material respect any collective bargaining, employee pension, profit-sharing, retirement, employee stock ownership, insurance, incentive compensation, severance, vacation, stock option, or other plan, agreement, trust, fund or arrangement for the benefit of employees, except as contemplated herein.

                  (m) The Company will, and will cause each Company Subsidiary to, use its commercially reasonable good faith efforts to maintain their respective properties and assets in their present states of repair, order and condition, reasonable wear and tear excepted, and to maintain and keep in full force and effect all policies of insurance presently in effect, including the insurance of accounts with the FDIC. The Company will, and will cause each Company Subsidiary to, take all requisite action (including without limitation the making of claims and the giving of notices) pursuant to their directors' and officers' liability insurance policies in order to preserve all rights thereunder with respect to all matters of which the Company has Knowledge which could reasonably give rise to a claim prior to the Effective Time.

                  (n) The Company will not, and will not permit any Company Subsidiary to, amend their respective Certificate of Incorporation, Charters, or Bylaws, except as contemplated on Schedule 4.1(n) to the Company Disclosure Schedule or by this Agreement.

                  (o) The Company will not, and will not permit any Company Subsidiary to, enter into, renew, increase or materially modify any (i) loan secured by lease receivables; (ii) loan secured by commercial real estate, (iii) business loan, (iv) loan or credit commitment to (including letters of credit and including investments in, or agreements to invest in) any person or entity who is listed as a borrower on a "watch list" or similar internal report of the Company or the Bank, (v) loan or credit commitment which is secured by property located outside of the six-county Chicago MSA, or (vi) loan or credit commitment in an amount in excess of $500,000, or in any amount which, when aggregated with any and all loans to the same borrower would be in excess of $1,000,000. Notwithstanding the foregoing, in no event may the Company or any Company Subsidiary enter into, renew, increase or materially modify any loan or credit commitment except in accordance with its lending policies as in effect on the date hereof, provided, however, that nothing in this subsection shall prohibit the Company or any Company Subsidiary from honoring any contractual obligation in existence on the date of this Agreement.

                  (p) The Company will not, and will not permit any Company Subsidiary to, take any action which would, or fail to take any action contemplated by this Agreement if such failure would, disqualify the Merger as a tax-free reorganization under Section 368(a)(1)(A) of the Code.

                  (q) Without the approval of the Chief Financial Officer of Purchaser, the Company will not, and will not permit any Company Subsidiary to: (i) materially restructure or change its investment securities portfolio, through purchases, sales or otherwise as defined by the Company's investment policy, except that individual investment and mortgage-backed securities purchases will be limited to $3 million per issue, and will only be of the two highest investment grade categories, and no fixed-rate security should have an average life of greater than four (4) years; (ii) have outstanding at any one time more than $32.5 million of internet-sourced certificates of deposit, consistent with current term and pricing policies; or (iii) incur any indebtedness for borrowed money other than fixed-rate Federal Home Loan Bank advances in the ordinary course of business with a term not in excess of four
(4) years and without embedded options that are exercisable by the Federal Home Loan Bank.

                  (r) Except as required by applicable law or regulation, the Company (i) will not, and will not permit any Company Subsidiary to, implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, and (ii) will, and will cause each Company Subsidiary to, follow its existing policies and practices with respect to managing its exposure to interest rate and other risk and to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest risk.

                  (s) The Company will not, and will not permit any Company Subsidiary to, enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, derivative or synthetic mortgage product or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risks.

                  (t) The Company will not, and will not permit any Company Subsidiary to, enter into, increase or renew any loan or credit commitment (including letters of credit) to any executive officer or director of the Company or any Company Subsidiary, any five percent stockholder of the Company, or any entity controlled, directly or indirectly, by any of the foregoing or engage in any transaction with any of the foregoing which is of the type or nature sought to be regulated in 12 U.S.C. 371c and 12 U.S.C. 371c-1. For purposes of this Subsection, "control" shall have the meaning associated with that term under 12 U.S.C. 371c.

                  (u) The Company will promptly advise Purchaser orally and in writing of any event or series of events which has a Company Material Adverse Effect.

                  (v) Notwithstanding any of the foregoing, at or immediately prior to the Effective Time, if and as so requested by Purchaser, the Company and the Bank (i) shall cause any outstanding inter-company debt to be repaid, and (ii) cause dividends to be paid to the Company in such amounts as specified by Purchaser.

                  (w) Neither the Company, nor any Company Subsidiary, will enter into any contract or agreement to buy, sell, exchange or otherwise deal in any tangible assets in a single transaction or a series of related transactions in excess of $50,000 in aggregate value.

                  (x) Except as set forth on Schedule 4.1(x) to the Company Disclosure Schedule, neither the Company, nor any Company Subsidiary, will make any one capital expenditure or any series of related capital expenditures (other than emergency repairs and replacements), the amount or aggregate amount of which (as the case may be) is in excess of $50,000; provided, further, any computer or network equipment ordered by the Company or the Bank shall satisfy certain standards and specifications acceptable to Purchaser.

                  (y) Neither the Company, nor any Company Subsidiary, will file any application to relocate operations from existing locations.

                  (z) Neither the Company, nor any Company Subsidiary, will create or incur or suffer to exist any mortgage, lien, pledge, or security interest, against or in respect of any property or right of the Company or any Company Subsidiary securing any obligation in excess of $50,000, except for any pledge or security interests given in connection with the acceptance of repurchase agreements or government deposits or if in the ordinary course of business consistent with past practice.

                  (aa) Neither the Company, nor any Company Subsidiary, will discharge or satisfy any mortgage, lien, charge or encumbrance other than as a result of the payment of liabilities in accordance with the terms thereof, or except in the ordinary course of business, unless the expense recognized by the Company or any Company Subsidiary to discharge or satisfy any such mortgage, lien, charge or encumbrance is less than $50,000, or unless such discharge or satisfaction is covered by general or specific reserves.

                  (bb) Neither the Company, nor any Company Subsidiary, will settle or agree to settle any claim, action or proceeding, whether or not initiated in a court of law, involving an expenditure by the Company or any Company Subsidiary in excess of $50,000.

                  (cc) Neither the Company, nor any Company Subsidiary, will offer internet banking services to its customers, or enter into any contract or procure any services or assets in order to offer internet banking services to its customers.

                  (dd) Except as set forth on Schedule 4.1(dd) to the Company Disclosure Schedule, neither the Company, nor any Company Subsidiary, will change in any material respect any basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices, accounting or any other material aspect of its business or operations, except for such changes as may be appropriate in the opinion of the Chief Executive Officer of the Company or Bank or other appropriate senior management of the Company or the Bank, as the case may be, in each case to respond to then current business, market or economic conditions or as may be required by the rules of the AICPA or the FASB or by Governmental Authorities or by law.

         4.2 Conduct of Business by Purchaser Until the Effective Time. During the period commencing on the date hereof and continuing until the Effective Time, Purchaser agrees (except as expressly contemplated by this Agreement or to the extent that the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed) that:

                  (a) Except as contemplated by this Agreement, Purchaser and the Purchaser Subsidiaries will carry on their respective businesses in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, maintain their respective books in accordance with GAAP, conduct their respective businesses and operations only in accordance with safe and sound banking and business practices, and, to the extent consistent with such businesses, use all reasonable efforts to preserve intact their present business organizations, to generally keep available the services of their present officers and employees and to preserve their relationships with customers, suppliers and others having business dealings with them to the end that their respective goodwill and going businesses shall be unimpaired at the Effective Time.

                  (b) Purchaser will, and will cause the Purchaser Subsidiaries to, use their commercially reasonable good faith efforts to comply promptly with all requirements which federal or state law may impose on any of them with respect to the Merger and will promptly cooperate with and furnish information to the Company in connection with any such requirements imposed upon any of them in connection with the Merger.

                  (c) Purchaser will, and will cause the Purchaser Subsidiaries to, use their commercially reasonable good faith efforts to obtain (and to cooperate with the Company in obtaining) any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by any of them in connection with the Merger or the taking of any action contemplated hereby. Purchaser will not, nor will it permit any of the Purchaser Subsidiaries to, knowingly or willfully take any action that would adversely affect their ability to perform their obligations under this Agreement.

                  (d) Purchaser shall cooperate with Company to coordinate the record and payment dates of their cash dividends for the quarter the Merger is consummated as provided in Section 4.1(d) hereof.

                  (e) Purchaser will not, and will not permit any Purchaser Subsidiary to, take any action which would, or fail to take any action contemplated by this Agreement if such failure would disqualify the Merger as a tax-free reorganization under Section 368(a)(1)(A) of the Code.

                  (f) Purchaser will promptly advise the Company, orally and in writing, of any event or series of events which has a Purchaser Material Adverse Effect.

         4.3 Certain Actions. (a) None of the Company or any Company Subsidiary or their directors, officers or employees (i) shall solicit, initiate, participate in discussions of, or, to their Knowledge, encourage, or take any other action to facilitate (including by way of the disclosing or furnishing of any information that it is not legally obligated to disclose or furnish) any inquiry or the making of any proposal relating to an Acquisition Transaction (as defined below) with respect to the Company or any Company Subsidiary, or (ii) shall enter into any agreement, arrangement, or understanding (whether written or oral), regarding any Acquisition Transaction providing for or requiring it to abandon, terminate or fail to consummate this Agreement, or compensating it or any Company Subsidiary under any of the instances described in this clause. The Company shall immediately instruct and otherwise use its commercially reasonable good faith efforts to cause its agents, advisors (including, without limitation, any investment banker, attorney or accountant retained by the Company or any Company Subsidiary), consultants and other representatives to comply with such prohibitions. The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to such activities. Notwithstanding the foregoing, upon receipt of a bona fide, written proposal or offer unsolicited after the date hereof made by any Person or group (other than Purchaser or any of its affiliates) with respect to an Acquisition Transaction that the Board of Directors of the Company determines, in good faith, could result in a Superior Proposal (as defined below), the Company may provide information at the request of or enter into negotiations with a third party with respect to such Acquisition Transaction, and provided, further, that the Company shall provide to Purchaser concurrently any information it provides to such third party which it has not previously provided to Purchaser. The Company shall promptly notify Purchaser orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all material facts relating to such inquiries.

                  (b) "Acquisition Transaction" shall, with respect to the Company, mean any of the following: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company with either the Company or any significant subsidiary (as defined in Rule 1.2 of Regulation S-X of the SEC) (a "Significant Subsidiary") of the Company; (ii) a purchase, lease or other acquisition of all or substantially all the assets of either the Company or any Significant Subsidiary of the Company; (iii) a purchase or other acquisition of "beneficial ownership" by any "person" or "group" (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act) (including by way of merger, consolidation, share exchange or otherwise) which would cause such person or group to become the beneficial owner of securities representing 15% or more of the voting power of either the Company or any Significant Subsidiary of the Company; (iv) a tender or exchange offer to acquire securities representing 15% or more of the voting power of the Company; (v) a public proxy or consent solicitation made to stockholders of the Company seeking proxies in opposition to any proposal relating to any of the transactions contemplated by this Agreement that has been recommended by the Board of Directors of the Company; (vi) the filing of an application or notice with the OTS or any other federal or state regulatory authority seeking approval to engage in one or more of the transactions referenced in clauses (i) through (iv) above; or (vii) the making of a bona fide proposal to the Company or its stockholders, by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses
(i) through (v) above.

         4.4 Request for Consent. With respect to any written request by either party for the other party's consent to any non-permitted action described in Section 4.1 or 4.2, as the case may be, the requested party shall not condition, delay or withhold its consent unreasonably, and the requesting party shall be entitled to conclusively presume that the other party has consented to any such action unless the requesting party shall have received the other party's written objection to such action within five (5) business days of the date of the requested party's actual receipt of such written request; provided, however, in the event that the Chief Executive Officer of either party sends a request in accordance with Section 8.2 hereof and expressly and conspicuously requests expedited consideration of a matter concerning a non-permitted action described in Section 4.1 or 4.2, as the case may be, the requesting party shall be entitled to conclusively presume that the other party has consented to any such action unless the requesting party shall have received other party's written objection to such action within two (2) business days of the date of the requested party's actual receipt of such written request. For purposes of this Section 4.4, receipt shall be conclusively evidenced by fax transmittal notification.

                                       V.

                              ADDITIONAL AGREEMENTS

         5.1 Inspection of Records; Confidentiality. (a) The Company shall afford to Purchaser and Purchaser's accountants, counsel and other representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records, including all attorneys' responses to auditors' requests for information and accountants' work papers, developed by the Company or any Company Subsidiary or their accountants or attorneys, and will permit the Company's representatives to discuss such information directly with Purchaser's officers, directors, employees, attorneys and accountants. From the date hereof until the Effective Time, the Company shall, upon reasonable request, provide Purchaser with (i) a complete list of all of its stockholders of record and non-objecting stockholders, including the names, addresses and number of shares of Company Common Stock held by each stockholder, and (ii) any correspondence between the Company and any stockholder of the Company.

                  (b) Purchaser shall provide the Company reasonable access to the books and records of Purchaser, and such information concerning its business and properties as reasonably requested by the Company.

                  (c) In the event that this Agreement is terminated, each party shall upon request of the other party return all nonpublic documents furnished to it hereunder or destroy all documents or portions thereof that contain nonpublic information furnished by the other party pursuant hereto and, in any event, shall hold all nonpublic information received pursuant hereto in the same degree of confidence with which it maintains its own like information unless or until such information is or becomes a matter of public knowledge or is or becomes known to the party receiving the information through persons other than the party providing such information.

         5.2 Meetings of the Company. The Company shall provide to Purchaser the agenda for or a summary of the business proposed to be discussed at: (i) all meetings of the Boards of Directors of the Company and each Company Subsidiary, and (ii) all meetings of the committees of each such Board of Directors, including without limitation the audit and executive committees thereof. The Company shall give reasonable notice to Purchaser of any such meeting. The Company shall provide to Purchaser all information provided to the directors on all such Boards of Directors and committees in connection with all such meetings of directors, when the same are provided to such directors, including minutes of prior meetings, financial reports and any other analyses prepared by senior management of the Company. All such information provided to Purchaser shall be treated in confidence as provided in Section 5.1(c) hereof. Notwithstanding the foregoing, the Company shall not be required to provide Purchaser with any materials in violation of applicable Delaware law, or that relate to this Agreement or an Acquisition Transaction, or that involve matters protected by the attorney-client privilege.

         5.3 Bank Merger. The Company and Purchaser intend to take all action necessary and appropriate to cause to be entered into the Bank Merger Agreement, substantially on the terms and in the form attached hereto as Exhibit C (the "Bank Merger Agreement") pursuant to which Mid America and the Bank shall merge simultaneously with or, if such Bank Merger cannot be effected simultaneously, immediately after the consummation of the Merger.

         5.4      D&O Indemnification.

                  (a) Purchaser hereby agrees that for six (6) years after the Effective Time, Purchaser shall cause to be maintained in effect the Company's and the Company Subsidiary's current policy of officers' and directors' liability insurance with respect to actions and omissions occurring on or prior to the Effective Date; provided, however, that Purchaser may substitute therefor policies of at least the same coverage amounts containing terms and conditions which are no less advantageous to the covered persons provided that such substitution shall not result in any lapses in coverage with respect to matters occurring on or prior to the Effective Time; provided, further, that Purchaser shall not be required to pay in excess of $125,000 to obtain such policy, and if the Purchaser is unable to obtain the insurance required by this Section 5.4, Purchaser shall obtain as much comparable insurance as possible for such maximum amount.

                  (b)      From and after the Effective Time through the sixth
(6th) anniversary of the Effective Time, the Purchaser shall, and shall cause and Mid America (each an "Indemnifying Party" and together the "Indemnifying Parties"), jointly and severally indemnify and hold harmless each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director, officer, employee or agent of the Company or a Company Subsidiary, or trustee of any benefit plan of the Company or any Company Subsidiary, except for unaffiliated corporate trustees (the "Indemnified Parties"), against any costs or expenses (including, without limitation, reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters involving the Company, and/or any Company Subsidiary existing or occurring at or prior to the Effective Time, including, without limitation, in connection with the transaction contemplated by this Agreement, whether asserted or claimed prior to, at or through the sixth anniversary of the Effective Time, to the fullest extent to which the Company or the applicable Company Subsidiary is permitted or required by law or their respective Certificate of Incorporation (or other chartering document) and Bylaws to indemnify such Indemnified Parties and in the manner most favorable to the Indemnified Parties to which the Company or Company Subsidiary could indemnify such parties under the Certificate of Incorporation (or other chartering document) and Bylaws of such entity, in each case as in effect on the date hereof, subject to applicable law; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

                  (c) Any Indemnified Party wishing to claim indemnification under Section 5.4(b), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the appropriate Indemnifying Party thereof, but the failure to so notify shall not relieve the Indemnifying Party except to the extent that such failure materially prejudices the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation, (whether arising before or after the Effective Time); (i) the Indemnifying Party shall have the right to promptly and timely assume the defense thereof with counsel reasonably acceptable to such Indemnified Party and the Indemnifying Party shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to, or fails to promptly and timely assume such defense, or to appropriately defend such claim once assumed (except with respect to any settlement contemplated below), or, if there is any conflict of interest between Purchaser and the Indemnified Party, the Indemnified Parties may retain counsel which is reasonably satisfactory to Purchaser to handle such defense and the Indemnifying Party shall pay the reasonable fees and expenses to all such counsel for the Indemnified Party (which may not exceed one firm in any jurisdiction for an Indemnified Party), and notwithstanding any assumption of such defense by the Indemnifying Party, an Indemnified Party may retain counsel of its own choosing to monitor such defense (with the Indemnified Party assuming any and all expenses as a result of hiring such counsel); (ii) the Indemnified Parties will cooperate in the defense of any such matter; (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and (iv) the Indemnifying Party shall not make any settlement of any such claim without prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).

         5.5 Affiliate Letters. The Company has delivered to Purchaser a signed representation letter as to certain restrictions on resale and other matters substantially in the form of Exhibit D hereto from the executive officers, directors and stockholders of the Company set forth on Schedule 5.5 of the Company Disclosure Schedule. The Company shall use its commercially reasonable good faith efforts to obtain and deliver to Purchaser, as promptly as practicable, a signed representation letter substantially in the form of Exhibit D from any other person who is or who becomes an executive officer, director or stockholder who may reasonably be deemed an "affiliate" of the Company within the meaning of such term as used in Rule 145 under the Securities Act as Purchaser may reasonably request.

         5.6 Regulatory Applications. Purchaser shall, as soon as practicable, file applications or notices with the applicable Governmental Authorities, and shall use its commercially reasonable good faith efforts to respond as promptly as practicable to all inquiries received concerning said applications; provided, however, except as set forth in Schedule 5.6, that Purchaser shall have no obligation to accept nonstandard conditions or restrictions with respect to the aforesaid approvals of Governmental Authorities if it shall reasonably determine that such conditions or restrictions would have a Purchaser Material Adverse Effect. In the event of an adverse or unfavorable determination by any Governmental Authority, or in the event the Merger is challenged or opposed by any administrative or legal proceeding, whether by the United States Department of Justice or otherwise, the determination of whether and to what extent to seek appeal or review, administrative or otherwise, or other appropriate remedies shall be made by Purchaser in good faith after consultation with the Company. Purchaser shall deliver a draft of the nonconfidential portions of all regulatory applications to the Company prior to filing them and copies of the nonconfidential portions of all responses from or written communications from regulatory authorities relating to the Merger or this Agreement promptly after receipt, and Purchaser shall deliver a final copy of the nonconfidential portions of all regulatory applications to the Company promptly after they are filed with the appropriate regulatory authority.

         5.7 Financial Statements and Reports. From the date hereof and prior to the Effective Time: (a) each party will deliver to the other, not later than ninety (90) days after the end of any fiscal year, its Annual Report on Form 10-K (and all schedules and exhibits thereto) for the fiscal period then ended as filed with the SEC, which shall be prepared in conformity with GAAP and the rules and regulations of the SEC; (b) each party will deliver to the other, not later than thirty (30) days after the end of any fiscal quarter, the quarterly reports filed with the OTS by the Company or the Bank which shall be prepared in accordance with the rules and regulations of the OTS; (c) each party will deliver to the other not later than forty-five (45) days after the end of each of its first three (3) fiscal quarters, its report on Form 10-Q for such quarter as filed with the SEC which shall be prepared in conformity with GAAP and the rules and regulations of the SEC; (d) each party will deliver to the other, any and all other material reports filed with the SEC, the FDIC, the OTS or any other regulatory agency within five (5) business days of the filing of any such report; and (e) the Company will deliver to Purchaser monthly financial statements which shall include a summary of the investment securities acquired in the ordinary course of business.

         5.8 Registration Statement; Stockholder Approval. As soon as reasonably practicable after the date hereof, Purchaser shall prepare and file with the SEC a Registration Statement on Form S-4 covering the Purchaser Common Stock to be issued solely to holders of Company Common Stock in the

Merger, which Registration Statement shall include the Proxy Statement for use in soliciting proxies for the meeting of stockholders (the "Stockholders' Meeting") to be held by the Company for purposes of considering this Agreement, and for such other purposes as the parties agree or as may be legally required, and Purchaser and the Company shall use their commercially reasonable good faith efforts to cause the Registration Statement to become effective under the Securities Act. Purchaser will take any reasonable action required to be taken, if any, under the applicable blue sky or securities laws in connection with the issuance of the shares of Purchaser Common Stock in the Merger. Each party shall furnish all information concerning it and the holders of its capital stock as the other party may reasonably request in connection with the preparation and filing of the Registration Statement and Proxy Statement and related actions. Subject to Schedule 5.8 of the Purchaser Disclosure Schedule, the Company shall call the Stockholders' Meeting to be held as soon as reasonably practicable after the effective date of the Registration Statement for the purpose of voting upon this Agreement. In connection with the Stockholders' Meeting, (a) Purchaser and the Company shall jointly prepare the Proxy Statement as part of the Registration Statement, and the Company shall mail, subject to Schedule 5.8 of the Purchaser Disclosure Schedule, the Proxy Statement to its stockholders, on a date mutually acceptable to the parties hereto but in any event no less than twenty (20) business days prior to the date of the Stockholders' Meeting (the "Mailing Date"); and (b) unless the Board of Directors of the Company determines, in good faith, that doing so could be inconsistent with its fiduciary duties to the Company or the Company's stockholders under applicable law, the Board of Directors of the Company shall unanimously recommend to its stockholders the adoption of this Agreement and the Merger, and shall otherwise use its commercially reasonable good faith efforts to the extent consistent with its fiduciary duty to obtain such stockholder approval.

         5.9 Notice. At all times prior to the Effective Time, each party shall give prompt notice to the other of the occurrence or its Knowledge of any event or condition (financial or otherwise) that would cause any of its representations or warranties set forth in this Agreement not to be true and correct in all material respects as of the date of this Agreement or as of the Effective Time, or any of its obligations set forth in this Agreement required to be performed at or prior to the Effective Time not to be performed in all material respects at or prior to the Effective Time, including without limitation, any event, condition, change or occurrence which individually, or in the aggregate with any other events, conditions or changes that have occurred after the date hereof, has a Company Material Adverse Effect or Purchaser Material Adverse Effect, as the case may be. After receipt of any such notice disclosing a material breach, the nondisclosing party may, within five (5) business days thereof, notify the disclosing party of its intent to terminate this Agreement pursuant to Section 7.1(d); provided, however, that the disclosing party shall have the right to cure such breach within 30 days thereof but no later than the Effective Time. In the event the nondisclosing party fails to notify the disclosing party of its intent to terminate within five (5) business days after receipt of any notice hereunder, the nondisclosing party shall be deemed to have waived its right of termination as to (i) any such breach arising out of or with respect to the events, conditions, change or occurrence described in such notice, and (ii) all of the breaches considered as a whole, described in all notices delivered pursuant to this Section 5.9. Each party agrees to provide an updated notice to the other party if a prior notice delivered pursuant to this Section 5.9 is determined to be inaccurate in any materially adverse respect, which updated notice shall be treated for all purposes under this Agreement as a notice described in the first sentence of this Section 5.9.

         5.10 Press Releases. Purchaser and the Company shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as otherwise required by law or Nasdaq rules, or with respect to employee meetings, neither party shall issue any press release, publicity statement or other public notice relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed. The Company shall obtain the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of Purchaser to the content of any communication to its stockholders.

         5.11 Delivery of Supplements to Disclosure Schedules. Five (5) business days prior to the Effective Time, the Company will supplement or amend the Company Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in the Company Disclosure Schedule or in any representation and warranty made by the disclosing party which has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of the Company contained in Article III hereof and in order to determine the fulfillment of the conditions set forth in
Article VI hereof as of the Effective Time, the Company Disclosure Schedule shall be deemed to include only the information contained therein on the date hereof and any information previously disclosed by the Company pursuant to
Section 5.9 as to which Purchaser is deemed to have waived its right of termination; provided, however, except as set forth in this Section 5.11 with respect to information previously disclosed and deemed waived pursuant to
Section 5.9, the delivery of such supplements containing information which indicates any representation or warranty of the Company to be materially false or materially misleading will not cure any breach hereunder of such representations or warranties.

         5.12 Tax Opinion. Purchaser and the Company shall obtain a written opinion ("Tax Opinion") of Vedder, Price, Kaufman & Kammholz addressed to Purchaser and the Company, dated the Closing Date, subject to customary representations and assumptions referred to therein, and substantially to the effect that (a) the Merger will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code, and Purchaser and the Company will each be a party to such reorganization; (b) the exchange in the Merger of Purchaser Common Stock for Company Common Stock will not give rise to the recognition of any income, gain or loss to Purchaser, the Company, or the stockholders of the Company with respect to such exchange except, with respect to the stockholders of the Company, to the extent of cash received for fractional shares; (c) the adjusted tax basis of the Purchaser Common Stock received by Company stockholders in the Merger will equal the adjusted tax basis of the Company Common Stock exchanged therefor decreased by the amount of money received in the exchange and increased by the amount of gain recognized in the exchange; (d) the holding period of the Purchaser Common Stock received in the Merger will include the period during which the shares of Company Common Stock surrendered in exchange therefor were held, provided such shares of Company Common Stock were held as a capital asset at the Effective Time; (e) the adjusted tax basis of the assets of the Company in the hands of Purchaser will be the same as the adjusted tax basis of such assets in the hands of the Company immediately prior to the exchange; and (f) the holding period of the assets of the Company transferred to Purchaser will include the period during which such assets were held by the Company prior to the exchange.

         5.13 Tax Treatment. Neither the Company, the Company Subsidiaries, Purchaser, the Purchaser Subsidiaries, nor any of their affiliates, shall voluntarily take any action which would cause the Merger to fail to qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Code. In addition, Purchaser and the Company agree to take any and all necessary or advisable steps to restructure or modify the terms of the transaction contemplated hereby, if such steps are necessary or advisable to qualify the transaction contemplated hereby as a tax-free reorganization under Section 368(a)(1)(A) of the Code; provided, however, nothing contained in this Section 5.13 shall be deemed to require Purchaser or the Company to take any steps which will alter the Merger Consideration provided for in Section 1.2.

         5.14 Resolution of Company Benefit Plans. The Company and Purchaser shall cooperate in effecting the following treatment of the Company Benefit Plans, except as mutually agreed upon by Purchaser and the Company prior to the Effective Time:

                  (a) At the Effective Time, Purchaser (or a Purchaser Subsidiary) shall be substituted for the Company as the sponsoring employer under those Company Benefit Plans with respect to which the Company or the Bank is a sponsoring employer immediately prior to the Effective Time, and shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in the Company or the Bank with respect to each such plan. Except as otherwise provided herein, each such plan and any Company Benefit Plan sponsored by the Company or the Bank shall be continued in effect by Purchaser or any applicable Purchaser Subsidiary after the Effective Time without a termination or discontinuance thereof as a result of the Merger, subject to the power reserved to Purchaser or any applicable Purchaser Subsidiary under each such plan to subsequently amend or terminate the plan, which amendments or terminations shall comply with applicable law and be consistent with Purchaser's obligations under this Section 5.14. The Company and Purchaser will, and the Company will cause the Bank to, use all reasonable efforts (i) to effect said substitutions and assumptions, and take such other actions contemplated under this Agreement, and (ii) to amend such plans as to the extent necessary to provide for said substitutions and assumptions, and such other actions contemplated under this Agreement.

                  (b) Except as contemplated in any Letter of Understanding discussed below, at or as promptly as practicable after the Effective Time, as Purchaser shall reasonably determine, Purchaser shall provide, or cause any Purchaser Subsidiary to provide, to each employee of the Company and the Bank as of the Effective Time ("Company Employees") the opportunity to participate in each employee benefit plan and program maintained by Purchaser or the Purchaser Subsidiaries for similarly situated employees (the "Purchaser Benefit Plans"); provided, however, that with respect to such Purchaser Benefit Plans, Company Employees shall be given credit for service with the Company or the Bank in determining eligibility for and vesting in benefits thereunder, but not for purposes of benefit accrual; provided, further, that Company Employees shall not be subject to any waiting periods or pre-existing condition exclusions under the Purchaser Benefit Plans to the extent that such periods are longer or restrictions impose a greater limitation than the periods or limitations imposed under the Company Benefit Plans; provided, further, that to the extent that the initial period of coverage for Company Employees under any Purchaser Benefit Plan that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA is not a full 12-month period of coverage, Company Employees shall be given credit under the applicable Purchaser Benefit Plans for any deductibles and co-insurance payments made by such Company Employees under the Company Benefit Plans during the balance of such 12-month period of coverage. Nothing in the preceding sentence shall obligate Purchaser to provide or cause to be provided any benefits duplicative of those provided under any Company Benefit Plan continued pursuant to subparagraph (a) above, including, without limitation, extending participation in any Purchaser Benefit Plan which is an "employee pension benefit plan" under ERISA with respect to any year during which benefits are accrued by Company Employees under the Company defined benefit plan or allocations are made to Company Employees under the ESOP or the 401(k) Plan. Except as otherwise provided in this Agreement, the power of Purchaser or any Purchaser Subsidiary to amend or terminate any benefit plan or program, including any Company Benefit Plan, shall not be altered or affected. Moreover, this Agreement shall not confer upon any Company Employee any rights or remedies hereunder and shall not constitute a contract of employment or create the rights, to be retained or otherwise, in employment with Purchaser or any Purchaser Subsidiary.

                  (c) Concurrently with or immediately after the execution of this Agreement, the Company shall use its commercially reasonable good faith efforts to obtain from each officer of the Company who is a party to an employment agreement or special termination agreement with the Company or the Bank a Letter of Understanding with Purchaser substantially in the forms of Exhibit E attached hereto (the "Letters of Understanding"), addressing certain matters pertaining to such executive's employment agreement or special termination agreement and benefits payable thereunder, and where applicable, such executive's employment after the Effective Time.

                  (d) Notwithstanding anything in this Agreement to the contrary, all retention, severance, covenant not to compete, termination payments, acceleration of benefit vesting, and other compensation paid by the Company or the Bank, or as provided for in this Agreement, any Letter of Understanding, any Company Benefit Plan or otherwise, including, without limitation, any Change in Control Benefit, shall not violate any prohibitions which are imposed by any Governmental Authorities, or which any Governmental Authorities otherwise deem to constitute unsafe and unsound banking practices or unreasonable compensation giving effect to any obligations of Purchaser or the Purchaser Subsidiary as provided herein or in any Letter of Understanding.

                  (e) The parties acknowledge that the ESOP has been and shall remain, frozen until and following the Effective Time. The Purchaser Common Stock issued upon the conversion of the Company Common Stock in the Merger shall become the qualifying employee security for purposes of the ESOP. As soon as is reasonably practicable after the Effective Time, Purchaser shall cause the ESOP to be merged (without loss or limitation of any benefit) into the Purchaser's employee stock ownership plan in compliance with Section 414(l) of the Code.

                  (f) Purchaser and the Company agree to take certain other actions with respect to the Company Benefit Plans as set forth in the letter agreement of even date herewith between Purchaser and the Company in the form of Exhibit F attached hereto.

         5.15 Appointment to Purchaser Board of Directors. Purchaser shall, effective as of the Effective Time, cause the Chairman and Chief Executive Officer of the Company to become a director of Purchaser, with a position in that class of directors the term of which expires at the third annual meeting of Purchaser's stockholders following the Effective Time.

         5.16 Advisory Board. Purchaser shall cause Mid America to create an advisory board (the "Advisory Board") to (a) assist in and advise with respect to integration of the operations of the Bank with and into those of Mid America, and (b) advise with respect to the operations of Mid America. The Advisory Board shall consist of all current members of the Board of Directors of the Company and the Bank who are members of such Boards of Directors as of the Effective Time (before giving effect to Section 6.2(k)) other than the Chairman and Chief Executive Officer of the Company and the President of the Company, each of whom shall be entitled to receive per meeting fees (without reimbursement for travel expenses) equal to those currently in effect at the Bank; provided, that the Advisory Board shall meet at least quarterly, and may meet more frequently at the request of Purchaser. The Board of Directors of Purchaser shall review the Advisory Board function annually to consider its continuation.

         5.17 Rights Agreement. The Company shall take all necessary steps to terminate the Rights Agreement at minimal cost to the Company or Purchaser effective upon the Effective Time, provided, however, the Company shall not redeem the Rights without the prior written consent of Purchaser.

         5.18     Environmental Investigation.

                  (a) Following the date hereof, Purchaser may engage an environmental consultant acceptable to the Company to conduct a preliminary ("Phase I") environmental assessment of each of the parcels of owned real estate used in the operation of the businesses of the Company and the Bank and any other real estate owned by the Company, other than the parcel located at 5455 W. Belmont Avenue, Chicago, Illinois. The fees and expenses of the consultant with respect to the Phase I assessments shall be paid by Purchaser. The Company shall fully cooperate with Purchaser to provide the consultant reasonable access to the premises under assessment. The consultant shall complete and deliver the Phase I assessments not later than forty-five (45) days after the date of this Agreement. If any environmental conditions are found or suspected or would tend to be indicated by the report of the consultant which may be contrary to the representations and warranties of the Company set forth herein without regard to any knowledge qualifiers or exceptions that may be contained in the Company Disclosure Schedule, then the parties shall obtain from one or more mutually acceptable consultants or contractors, as appropriate, an estimate of the cost of any further environmental investigation, sampling, analysis, remediation, or other follow-up work that may be necessary to address those conditions in accordance with applicable laws and regulations. The costs, if any, of estimates from such consultants or contractors shall be borne by Purchaser.

                  (b) Upon receipt of the estimate of the costs of all follow-up work to the Phase I assessments obtained pursuant to Section 5.18(a) or any subsequent investigation phases that may be conducted on the properties for which any such Phase I assessment was obtained, the parties shall attempt to agree upon a course of action for further investigation and remediation of any environmental condition suspected, found to exist, or that would tend to be indicated by the report of the consultant. All such post-Phase I investigations or assessments (the cost of which shall be paid by Purchaser), all work plans for any such post-Phase I assessments or remediation and any removal or remediation actions that may be performed shall be mutually satisfactory to Purchaser and the Company. If such work plans or removal or remediation actions are estimated to cost more than $100,000 (individually or in the aggregate) to complete, Purchaser and the Company shall discuss in good faith a mutually acceptable modification of this Agreement. Purchaser and the Company shall cooperate in the review, approval and implementation of all such work plans.

                  (c) If the parties are unable to agree upon a course of action for further investigation and remediation of an environmental condition or issue raised by an environmental assessment conducted pursuant to this
Section 5.18 and/or a mutually acceptable modification to this Agreement, and the condition or issue is not one for which it can be determined to a reasonable degree of certainty that the risk and expense to which the Surviving Corporation and its subsidiaries would be subject as owner of the property involved can be quantified, in good faith, and limited to an amount less than $500,000 then Purchaser may abandon this Agreement as soon as possible but in no event more than 120 days after the receipt of the Phase I assessments.

         5.19 Cooperation. Subject to applicable law and regulation, the Company and the Company Subsidiaries shall at such times as are reasonably requested by Purchaser prior to Closing (i) consult and cooperate with Purchaser with respect to conforming the loan, classification, accrual and reserve policies of the Company and the Company Subsidiaries to those policies of Purchaser and the Purchaser Subsidiaries, and (ii) establish and take such accruals, reserves and changes to conform the loan, accrual and reserves policies of the Company and the Company Subsidiaries to the differing policies of Purchaser and the Purchaser Subsidiaries and to implement the same; provided, however, that the Company and the Company Subsidiaries shall not be required to take any such action that is not consistent with GAAP.

                                      VI.

                                   CONDITIONS

         6.1 Conditions to the Obligations of the Parties. Notwithstanding any other provision of this Agreement, the obligations of Purchaser on the one hand, and the Company on the other hand, to consummate the Merger are subject to the following conditions precedent:

                  (a) No preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Merger or the Bank Merger shall have been issued and shall remain in effect.

                  (b) This Agreement shall have been duly adopted by the requisite vote of the stockholders of the Company at the Stockholder's Meeting.

                  (c) Purchaser shall have received approvals of the Governmental Authorities to acquire the Company and to consummate the transactions contemplated hereby and all required waiting periods relating thereto shall have expired.

                  (d) The Registration Statement shall have been declared effective under the Securities Act and no stop orders shall be in effect and no proceedings for such purpose shall be pending or threatened by the SEC.

                  (e) Each party shall have received the Tax Opinion (as contemplated in Section 5.12 above).

         6.2 Conditions to the Obligations of Purchaser. Notwithstanding any other provision of this Agreement, the obligations of Purchaser to consummate the Merger are subject to the following conditions precedent:

                  (a) All of the representations and warranties made by the Company in this Agreement and in any documents or certificates provided by the Company (i) shall have been true and correct in all material respects as of the date of this Agreement and (ii) shall be true and correct as of the Effective Time as though made at and as of the Effective Time. For purposes of this
Section 6.2(a), the representations and warranties made by the Company shall be deemed true and correct in all material respects as of the Effective Time unless the failure of any such representations and warranties to be true and correct, either individually or in the aggregate, and without giving effect to any qualifications as to Company Material Adverse Effect or Company Material Adverse Change set forth in any such representation or warranty, but giving effect to any updates pursuant to Section 5.11 and waivers in accordance with Section 5.9, constitute a Company Material Adverse Change.

                  (b) The Company shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time.

                  (c) Except as specifically contemplated herein, there shall not have been any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any federal or state government or governmental agency or instrumentality or court, which would prohibit Purchaser's ownership or operation of all or a material portion of the Company's business or assets, whether immediately at the Effective Time or as of some future date, whether specified or to be specified, or would compel Purchaser to dispose of or hold separate all or a material portion of the Company's business or assets, whether immediately at the Effective Time or as of some future date, whether specified or to be specified as a result of this Agreement, or which would render Purchaser or the Company unable to consummate the transactions contemplated by this Agreement.

                  (d) Except as otherwise noted on Schedule 3.24 to the Company Disclosure Schedule as not required for purposes of this Section 6.2(d), to the extent any material lease, license, loan or financing agreement or other material contract or agreement to which the Company or any Company Subsidiary, as the case may be, is a party requires the consent of, waiver from, or notice to, the other party thereto as a result of the transactions contemplated by this Agreement, such consent, waiver or notice shall have been obtained or given. Notwithstanding anything to the contrary set forth herein, the Company shall obtain the prior written consent of the respective individuals to the assignment of all leases set forth in Section (b) to Schedule 3.25 to the Company Disclosure Schedule.

                  (e) As of the Closing Date, there shall have been no Company Material Adverse Change from that which was represented and warranted on the date of this Agreement pursuant to this Agreement and the Company Disclosure Schedule provided on the date of this Agreement, it being understood that any updates provided pursuant to Section 5.11 hereof do not constitute a waiver or other consent to any such Company Material Adverse Change, except in accordance with Section 5.9.

                  (f) Purchaser shall have received a certificate signed by the Chairman and Chief Executive Officer of the Company, dated as of the Effective Time, certifying that based upon his knowledge, the conditions set forth in Sections 6.2(a), (b) and (e) hereto have been satisfied.

                  (g) Neither the Company nor any Company Subsidiary shall be made a party to, or to the Knowledge of the Company, be threatened by, any actions, suits, proceedings, litigation or legal proceedings (except as may be set forth on Schedule 3.9 to the Company Disclosure Schedule) which, in the reasonable opinion of Purchaser, have or are likely to have a Company Material Adverse Effect, nor shall any director or officer or former director or officer of the Company or any Company Subsidiary be made a party to, or be threatened by, any actions, suits, proceedings, litigation or legal proceedings relating to the performance or nonperformance of their legal or fiduciary duties as directors and officers of the Company or any Company Subsidiary which in the reasonable opinion of Purchaser is likely to have a Company Material Adverse Effect. No action, suit, proceeding or claim shall have been instituted by any person relating to the Merger or the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement which, in the reasonable opinion of Purchaser, has a substantial likelihood of being successful and which would prohibit consummation of the Merger.

                  (h) The Bank Merger Agreement shall have been duly authorized and approved by the Company and the Bank and the other terms and conditions of the Bank Merger Agreement shall have been satisfied so as to permit the Bank Merger to be consummated as contemplated thereby.

                  (i) If requested by the Purchaser, the Company shall have caused to be delivered to Purchaser letters from the Company's independent public accountants, Crowe, Chizek and Company LLP, dated the date on which the Registration Statement shall become effective, and dated the Effective Time, and addressed to Purchaser and the Company, with respect to the Company's consolidated financial position and results of operations, and which describes procedures which shall be consistent with applicable professional standards for "comfort" letters delivered by independent accountants in connection with comparable transactions.

                  (j) All action required to be taken by or on the part of the Company to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and the stockholders of the Company, and Purchaser shall have received certified (by the Secretary or an Assistant Secretary of the Company) copies of the resolutions evidencing such authorization.

                  (k) Except as otherwise contemplated by Section 1.1(d), the Company shall have procured and delivered to Purchaser the resignations of each of the directors and executive officers of the Company and the Company Subsidiaries, effective as of the Effective Time, in form and substance reasonably acceptable to Purchaser (none of which resignations shall prejudice or limit any rights such persons would otherwise have).

                  (l) Purchaser shall have received an opinion of Barack Ferrazzano, counsel for the Company, in a form mutually agreeable to the parties.

                  (m) The Company shall have taken all necessary actions to repay the obligations of the Company set forth on Schedule 6.2(m) to the Company Disclosure Schedule, unless otherwise requested by the Purchaser.

         6.3 Conditions to the Obligations of the Company. Notwithstanding any other provision of this Agreement, the obligations of Company to consummate the Merger are subject to the following conditions precedent:

                  (a) All of the representations and warranties made by Purchaser in this Agreement and in any documents or certificates provided by Purchaser shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct as of the Effective Time as though made at and as of the Effective Time; provided, however, that any representation and warranty that is qualified as to Material Adverse Effect shall be deemed true and correct as of the Effective Time if any inaccuracy therein does not constitute a Purchaser Material Adverse Change.

                  (b) Purchaser shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time.

                  (c) The Company shall have received a certificate signed by the Chairman and Chief Executive Officer of Purchaser, dated as of the Effective Time, that based upon such Chief Executive Officer's knowledge, the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

                  (d) The Company shall have received an opinion of Vedder, Price, Kaufman & Kammholz, counsel for Purchaser, in a form mutually agreeable to the parties.

                  (e) Purchaser Common Stock, including the shares to be issued as part of the Merger Consideration, shall be listed on Nasdaq as of the Effective Time.

                  (f) As of the Closing Date, there shall have been no Purchaser Material Adverse Change from that which was represented and warranted on the date of this Agreement pursuant to this Agreement and the Purchaser Disclosure Schedule provided on the date of this Agreement, it being understood that any updates provided pursuant to Section 5.11 hereof do not constitute a waiver or other consent to any such Purchaser Material Adverse Change, except in accordance with Section 5.9.

                  (g) In the event Purchaser delivers to the Company any notice delivered pursuant to Section 5.9 indicating that any matter set forth on or incorporated by reference on Schedule 2.1(c) of the Purchaser Disclosure
Schedule is not true, correct, accurate and complete in all materials respects, the Board of Directors of the Company shall have received an opinion, dated within ten (10) business days of the receipt of such notice, from Stifel, Nicolaus & Company Incorporated, that, subject to the terms, conditions and qualifications set forth therein, the Merger Consideration is fair to the Company's stockholders from a financial point of view.

                                      VII.

                         TERMINATION; AMENDMENT; WAIVER

         7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, subject to the terms hereof, before or after adoption of this Agreement by the stockholders of the Company:

                  (a) By mutual written consent of the Board of Directors of Purchaser and the Board of Directors of the Company.

                  (b) At any time prior to the Effective Time, by Purchaser or the Company if there shall have been a final judicial or regulatory determination (as to which all periods for appeal shall have expired and no appeal shall be pending) that any material provision of this Agreement is illegal, invalid or unenforceable (unless the enforcement thereof is waived by the affected party) or denying any regulatory application, the approval of which is a condition precedent to either party's obligations hereunder.

                  (c) By either party at any time after the stockholders of the Company fail to adopt this Agreement in a vote taken at a meeting duly convened for that purpose.

                  (d) By Purchaser or the Company in the event of the material breach by the other party of any representation, warranty, covenant or agreement contained herein or in any schedule or document delivered pursuant hereto, which breach would result in the failure to satisfy the closing conditions set forth in Section 6.2 hereof, in the case of Purchaser, or Section
6.3 hereof, in the case of the Company, except in each case, for any such breach which has been disclosed pursuant to Section 5.9 and waived by the non-disclosing party pursuant to Section 5.9 or cured by the disclosing party prior to the Effective Time and within the time period specified in Section 5.9; or

                  (e) By either party on or after September 30, 2003, in the event the Merger has not been consummated by such date (provided that the terminating party has not caused the Merger to not be consummated by such date due to its material breach of any representation, warranty, covenant or other agreement contained herein).

                  (f) By Purchaser on or before the 10th day prior to the Mailing Date (or such later date as the parties shall mutually agree) pursuant to the provision of Section 5.18(c) hereof relating to certain environmental matters.

                  (g) By the Company, if (i) the Company has complied with the provisions of Section 4.3, (ii) any corporation, partnership, person, other entity or group, as defined in the Securities Exchange Act (other than Purchaser or any affiliate of Purchaser, shall have commenced, made or proposed an Acquisition Transaction, (iii) the Company's Board of Directors shall have determined, in its good faith judgment, after consultation with its independent financial advisors, that such offer is more favorable to the Company's stockholders than the Reorganization (as defined below), and (iv) the Company's Board of Directors shall have determined, in good faith, that if it failed to recommend such offer or accept such proposal then such failure would be determined to result in a breach of the directors' fiduciary duties (a "Superior Proposal"); provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(g) until the expiration of five (5) business days after written notice of any such offer or proposal referenced in this Section 7.1(g) has been delivered to Purchaser, together with a summary of the terms of any such offer or proposal.

                  (h) By the Company, by delivery of notice to Purchaser at any time during the three business-day period commencing on the Determination Date, if both of the following conditions are satisfied:

                           (i) the Average Closing Price shall be less than eighty-two and one-half percent (82.5%) of the Announcement Price; and

                           (ii) (A) the quotient obtained by dividing the Average Closing Price by the Announcement Price (such quotient being referred to herein as the "Purchaser Ratio") shall be less than (B) the number obtained by taking the quotient obtained by dividing the Index Value on the Determination Date by the Index Value on the Starting Date and subtracting 0.175 from such quotient (such number being referred to herein as the "Index Ratio").

         For purposes of this Section 7.1(h), the following terms shall have the meanings indicated:

         "Announcement Price" shall mean the per share closing price of Purchaser on Nasdaq next determined after announcement of this Agreement.

         "Average Closing Price" shall mean the average per share closing price of the Purchaser Common Stock as reported on Nasdaq for the twenty (20) consecutive trading days on which such shares are traded next preceding the Determination Date.

         "Determination Date" shall mean the date seven (7) business days prior to the Closing Date.

         "Index" shall mean the entities (and the appropriate index weighting of such entities) as set forth on Exhibit G.

         "Index Value" on a given date shall mean the value of the Index, determined in accordance with Exhibit G.

         "Starting Date" shall mean December 18, 2002.

                  (i) By the Company in the event (a) Purchaser has failed to properly file with the OTS application on Form H-(e)2 with respect to the Merger (the "Application") on or before March 31, 2003, (b) the OTS has failed to notify Purchaser on or before June 30, 2003 that the Application is "sufficient" pursuant to 12 C.F.R. ss.574.6(c)(2) and accepted for processing by the OTS, or
(c) the OTS has failed to issue to Purchaser a written denial, approval or extension of the Application dated within sixty (60) days of the date of the OTS notice to Purchaser indicating that the Application is "sufficient" pursuant to 12 C.F.R. ss.574.6(c)(2) and accepted for processing by the OTS; provided, however, that the Company may not terminate this Agreement pursuant to this
Section 7.1(i) in the event any of the time periods set forth in subparagraphs
(a), (b), or (c) above are not met as a result of (i) the failure of the Company to have performed in all material respects all obligations, or to have complied in all material respects with all agreements and covenants, required by this Agreement to be performed or complied with by the Company prior to the time the Company exercises its right to terminate under Section 7.1(i), or (ii) any matters or issues (expressly identified to the parties hereto by the OTS) relating solely to the Company or the Bank; provided, further, the Company's right to terminate the Agreement under Section 7.1(i)(a) shall expire fifteen
(15) days after the filing of the Application, and the Company's right to terminate the Agreement under Section 7.1(i)(b) shall expire fifteen (15) days after the Application has been deemed "sufficient" pursuant to 12 C.F.R. ss.574.6(c)(2) and accepted for processing by the OTS.

         7.2 Termination Fee to Purchaser. (a) In consideration of the expenses and forgone opportunities of Purchaser, as a condition and inducement to Purchaser's willingness to enter into and perform this Agreement, provided that the Company has not validly terminated this Agreement pursuant to Section 7.1(d), 7.1(h) or 7.1(i), the Company shall pay to Purchaser immediately upon demand a fee of Four Million Five Hundred Thousand Dollars ($4,500,000) (the "Termination Fee") upon the earliest to occur of the following:

                  (i) the Purchaser shall have terminated this Agreement pursuant to Section 7.1(c) or 7.1(d) and (A) the Board of Directors of the Company (1) shall have withdrawn, modified or amended in any respect its approval or recommendation of this Agreement or the transactions contemplated hereby, (2) shall not at the appropriate time have unanimously recommended or shall have withdrawn or changed in any respect its recommendation that its stockholders vote in favor of the adoption of this Agreement, or (3) shall not have included such recommendation in the Proxy Statement, or (B) the Board of Directors of the Company shall have resolved to do any of the foregoing in clause
         (A); or

                  (ii) the Company shall have (A) terminated this Agreement pursuant to Section 7.1(g), (B) entered into an agreement with a party other than Purchaser or an affiliate of Purchaser providing for an Acquisition Transaction described in Section 4.3(b)(i) through (iv), or
         (C) terminated this Agreement pursuant to Section 7.1(c) and any action or inaction described in Section 7.2(a)(i)(A) or (B) shall have occurred; or

                  (iii) the announcement of a tender or exchange offer with the intent to accomplish any of the foregoing, which offer the Company's Board of Directors does not reject.

                  (b) In the event this Agreement is terminated prior to the Effective Time for any reason other than (i) mutual agreement of the parties pursuant to Section 7.1(a) above, (ii) a valid termination by either party pursuant to Section 7.1(b), (iii) a valid termination by the Company pursuant to
Section 7.1(d), 7.1(h) or 7.1(i), or (iv) a valid termination by the Purchaser pursuant to Section 7.1(f), the Termination Fee, unless previously paid, shall continue to be payable by the Company to Purchaser upon the consummation of any Acquisition Transaction that is entered into or announced during the 18-month period, and is consummated during the 30-month period, from and after the date hereof with any party (or an affiliate of any party) that had delivered a written proposal for, or otherwise engaged in activities relating to, an Acquisition Transaction prior to the termination date of this Agreement.

                  (c) Other than in connection with fraud or bad faith by the Company, the right of Purchaser to receive the Termination Fee under circumstances where Purchaser is entitled to receive the Termination Fee is the exclusive remedy of Purchaser for any damages suffered as a result of the failure of the Merger to occur and the Company shall have no other duty to Purchaser on account of the failure of the Merger to occur.

         7.3 Termination Fee to the Company. In consideration of the expenses and foregone opportunities of the Company, as a condition and inducement to Company's willingness to enter into and perform this Agreement, if
(A) the Company terminates this Agreement pursuant to Sections 7.1(i); or (B) this Agreement is terminated for any other reason and the Company would have had the right to terminate this Agreement pursuant to Section 7.1(i) as of the effective date of any such termination, then Purchaser shall pay the Company immediately upon demand and in immediately available funds a fee of $1,000,000; provided, however, that the Company shall not be entitled to any such fee in the event this Agreement is terminated pursuant to Section 7.1(a) or validly terminated by Purchaser pursuant to Section 7.1(d).

         7.4 Expenses. Except as otherwise provided elsewhere herein, Purchaser and the Company shall each bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel. In the event one of the parties hereto files suit to enforce this Section 7.4 or a suit seeking to recover costs and expenses or damages for breach of this Agreement, the costs, fees, charges and expenses (including, without limitation, attorneys' fees and expenses) of the prevailing party in such litigation (and any related litigation) shall be borne by the losing party.

         7.5 Effect of Termination; Survival of Agreements. If this Agreement is terminated for any reason, no party shall have any further liability hereunder to the other party or otherwise with respect to any claims related to the matters or the transactions contemplated hereby and this Agreement shall forthwith become void and be of no further effect; except that
(i) the agreements contained in Sections 5.1(c), 5.10, 7.2, 7.3 and 7.4 hereof shall survive the termination hereof; and (ii) a termination pursuant to Section 7.1(d) hereof shall not relieve a breaching party from any liability for any breach giving rise to such termination.

         7.6 Amendment. This Agreement may be amended by the parties hereto by action taken by their respective Boards of Directors at any time before or after approval hereof by the stockholders of the Company but, after such approval, no amendment shall be made which by law requires the further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         7.7 Waiver. Any term, provision or condition of this Agreement (other than requirements for stockholder approval and required approvals of the Governmental Authorities) may be waived in accordance with Section 5.9 hereof or in writing at any time by the party which is entitled to the benefits thereof. Each and every right granted to any party hereunder, or under any other document delivered in connection herewith or therewith, and each and every right allowed it by law or equity, shall be cumulative and may be exercised from time to time. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same except in connection with matters that are deemed waived pursuant to Section 5.9. Except in connection with matters that are deemed waived pursuant to Section 5.9, no waiver by any party of a condition or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty of this Agreement. No investigation, review or audit by Purchaser of the Company or the Company of Purchaser prior to or after the date hereof shall prevent either party from exercising any right hereunder or be deemed to be a waiver of any such right.

                                     VIII.

                               GENERAL PROVISIONS

         8.1 Survival. All representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement (other than the agreements, covenants and obligations set forth herein which are contemplated to be performed after the Effective Time) shall not survive the Effective Time except as provided for in
Section 7.5.

         8.2 Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile transmission or by registered or certified mail to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be deemed to be delivered on the date so delivered:

                (a)  if to Purchaser:  MAF Bancorp, Inc.
                                       55th & Holmes Avenue
                                       Clarendon Hills, Illinois 60514
                                       Attention:   Allen H. Koranda
                                                    Chairman and Chief
                                                    Executive Officer
                                       Telephone Number:  (630) 887-5800
                                       Facsimile Number:  (630) 325-0407
              copy to: Vedder, Price, Kaufman & Kammholz 222 North LaSalle Street, Suite 2600 Chicago, Illinois 60601
                                       Attention:   Jennifer R. Evans, Esq.
                                       Telephone Number:  (312) 609-7500
                                       Facsimile Number:  (312) 609-5005

              (b)  if to the Company:  Fidelity Bancorp, Inc.
                                       5455 W. Belmont
                                       Chicago, Illinois  60641
                                       Attention:   Raymond S. Stolarczyk
                                                    Chairman and Chief
                                                    Executive Officer
                                       Telephone Number:  (773) 794-2410
                                       Facsimile Number:  (773) 736-6471

              copy to:                 Barack Ferrazzano
                                       333 West Wacker Drive, Suite 2700
                                       Chicago, Illinois 60606
                                       Attention:   Edwin S. del Hierro, Esq.
                                       Telephone Number:  (312) 984-3222
                                       Facsimile Number:  (312) 984-3150

         8.3 Applicable Law. This Agreement shall be construed and interpreted in all respects, including validity, interpretation and effect, by the laws of the State of Delaware with respect to matters of corporate laws and, with respect to all other matters, by the laws of the State of Illinois, except to the extent that the federal laws of the United States apply.

         8.4 Headings, Etc. The article headings and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         8.5 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated unless the effect would be to cause this Agreement to not achieve its essential purposes.

         8.6 Entire Agreement; Binding Effect; Nonassignment; Counterparts. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement between the parties hereto and supersedes all other prior agreements and undertakings, both written and oral, between the parties, with respect to the subject matter hereof; and (b) is not intended to confer upon any other person any rights or remedies hereunder except as specifically provided herein. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party hereto. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

         8.7 Definitions. In addition to the capitalized terms otherwise defined herein, as used in this Agreement, the following capitalized terms shall have the meanings provided in this Section 8.7:

         "Company Disclosure Schedule" and "Purchaser Disclosure Schedule" shall mean and refer to all of the disclosures, agreements, lists, instruments and other documentation described or referred to in this Agreement as constituting a numbered schedule to the Company Disclosure Schedule and Purchaser Disclosure Schedule, respectively.

         "Company Material Adverse Change" shall mean any occurrence or change that results in a Company Material Adverse Effect, but excluding any effect or change attributable to or resulting from: (A) changes in economic conditions or financial market conditions affecting similarly situated savings banks and/or savings and loan holding companies; (B) changes in laws, regulations, interpretations or laws or regulations, GAAP or regulatory accounting requirements applicable to savings banks and/or savings and loan holding companies; (C) expenses or expenditures incurred in connection with the negotiation and execution of this Agreement and any cost incurred solely at the request of Purchaser other than in the usual course consistent with the Company's past practices; or (D) an event or development specifically disclosed to Purchaser and waived pursuant to Section 5.9.

         "Company Material Adverse Effect" shall mean any effect (except as may relate to the Plan Amendments) that is or would reasonably be expected to be material and adverse to the financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or that would reasonably be expected to materially and adversely affect (i) the ability of the Company to consummate the Reorganization as defined below, or the Bank to consummate the Bank Merger, or (ii) the ability of the Company or the Company Subsidiaries to perform their material obligations (including timeliness) hereunder.

         "Knowledge" or "to the Knowledge of" shall mean (unless otherwise expressly provided herein), with respect to the Company and the Company Subsidiaries, information known to any member of the boards of directors of the Company or the Bank or any of the officers of the Company or the Bank set forth on Schedule 8.7 to the Company Disclosure Schedule, and, in the case of Purchaser and the Purchaser Subsidiaries, information known to any member of the boards of directors of Purchaser or Mid America or any officer of Purchaser or Mid America set forth on Schedule 8.7 to the Purchaser Disclosure Schedule, and, in each case, any facts of which any of them is aware.

         "Purchaser Material Adverse Change" shall mean any occurrence or change (other than as disclosed on Schedule A to the Purchaser Disclosure Schedule) that results in a Purchase Material Adverse Effect, but excluding any effect or change attributable to or resulting from (i) changes in economic conditions or financial market conditions affecting similarly situated savings banks and/or savings and loan holding companies, and (ii) changes in laws, regulations, interpretations or laws or regulations, GAAP or regulatory accounting requirements applicable to savings banks and/or savings and loan holding companies.

         "Purchaser Material Adverse Effect" shall mean any effect that is or would reasonably be expected to be material and adverse to the financial condition or results of operations of Purchaser and the Purchaser Subsidiaries, taken as a whole, or that would reasonably be expected to materially and adversely affect the ability of Purchaser to consummate, the transactions contemplated in this Agreement, including without limitation, the transactions resulting in the Merger and the Bank Merger (collectively, the "Reorganization"), or the ability of Mid America to consummate the Bank Merger.

         "Superior Proposal" shall have the meaning ascribed in Section 7.1(g).

                        [*** SIGNATURE PAGE FOLLOWS ***]

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

                                       MAF BANCORP, INC.


                                       /s/ Allen H. Koranda
                                       ---------------------------------------
                                       By:  Allen H. Koranda
                                       Its: Chairman and Chief Executive Officer

                                       FIDELITY BANCORP, INC.


                                       /s/ Raymond S. Stolarczyk
                                       ---------------------------------------
                                       By:  Raymond S. Stolarczyk
                                       Its: Chairman and Chief Executive Officer

                                    EXHIBIT C

                                     Form of
                             BANK MERGER AGREEMENT*

                               AGREEMENT OF MERGER

                                 BY AND BETWEEN

                          FIDELITY FEDERAL SAVINGS BANK

                                       AND

                              MID AMERICA BANK, FSB

                              UNDER THE CHARTER OF

                              MID AMERICA BANK, FSB

                               UNDER THE TITLE OF

                              MID AMERICA BANK, FSB

         THIS AGREEMENT OF MERGER ("Agreement") dated as of December 16, 2002 is by and between FIDELITY FEDERAL SAVINGS BANK, a federally chartered savings bank ("FIDELITY"), and MID AMERICA BANK, FSB, a federally chartered savings bank ("MID AMERICA"). FIDELITY and MID AMERICA are hereinafter collectively referred to as the "Banks."

                              W I T N E S S E T H:

         WHEREAS, FIDELITY is a federally chartered bank having its main banking premises located at 5455 West Belmont Avenue, Chicago, Illinois, with capital of $1,000 divided into 1,000 shares of common stock, $1.00 par value per share; surplus of $25,926,000; undivided profits of $29,587,000 and unrealized gains or losses for securities available for sale of $667,000, all as of September 30, 2002;

         WHEREAS, MID AMERICA is a federally chartered savings bank having its main banking premises located at 55th & Holmes Avenue, Clarendon Hills, Illinois, with capital of $2,000 divided into 2,000 shares of common stock, $1.00 par value per share, surplus of $206,732,000 and undivided profits of $270,389,000 and unrealized gains or losses for securities available for sale of $2,545,000, all as of September 30, 2002;

         WHEREAS, FIDELITY is a direct, wholly-owned subsidiary of Fidelity Bancorp, Inc. ("Company"), a Delaware corporation registered with the Office of Thrift Supervision ("OTS") as a savings and loan holding company under the Home Owners' Loan Act, as amended ("HOLA");

         WHEREAS, MID AMERICA is a direct, wholly-owned subsidiary of MAF Bancorp, Inc. ("Purchaser"), a Delaware corporation registered with the OTS as a savings and loan holding company under HOLA;


________________________
*As amended, effective December 16, 2002.

         WHEREAS, the Company and Purchaser have entered into an Agreement and Plan of Reorganization dated December 16, 2002, pursuant to which the Company shall merge with and into Purchaser (the "Merger Agreement"). Immediately after consummation of the merger of the Company with and into Purchaser, Purchaser intends to merge FIDELITY with and into MID AMERICA;

         WHEREAS, each of the Banks, acting pursuant to resolutions of their respective boards of directors duly adopted by the vote of a majority of their respective directors, all pursuant to authority arising under and in accordance with the provisions of HOLA, have authorized, approved and agreed upon this Agreement and all of the transactions contemplated hereby in writing, including without limitation the merger of FIDELITY with and into MID AMERICA (the "Bank Merger") whereby MID AMERICA shall be the resulting institution (the "Resulting Institution");

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, and for the purpose of stating the terms and conditions of the Bank Merger, the mode of effectuating the same, the manner of converting or exchanging the shares of the Banks issued and outstanding immediately prior to the consummation of the Bank Merger into shares of the Resulting Institution pursuant to this Agreement, and such other details and provisions as are deemed desirable, the parties hereto hereby agree, subject to the terms and conditions hereinafter set forth and in accordance with the provisions of HOLA, as follows:

                                   ARTICLE I

         1.0 The Bank Merger. At the Effective Time (as hereinafter defined), the Banks shall become a single federally chartered savings bank by the merger of FIDELITY with and into MID AMERICA. Upon the consummation of the Bank Merger, the separate corporate existence of FIDELITY shall cease as a consequence of being merged into and continued in MID AMERICA as the Resulting Institution, which shall be deemed to be the same business and corporate entity as the Banks. On and after the Effective Time, the Resulting Institution, operating under the Charter of MID AMERICA, and the By-laws of MID AMERICA, shall have, without transfer, all the property (whether real, personal or mixed), rights, powers and other assets (whether tangible or intangible) of the Banks, and shall be subject to and liable for all debts, liabilities, duties and other obligations of the Banks in the same manner as if the Resulting Institution had itself incurred them. All the rights, franchises and interests of the Banks in and to every species of property (real, personal and mixed) and chooses in action thereunto belonging shall be deemed to be transferred to and vested in the Resulting Institution without any deed or other transfer, and the Resulting Institution, without any order or other action on the part of any court or otherwise, shall hold and enjoy the same and all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar or transfer agent of stock and bonds, guardian, conservator, assignee and receiver and in every other fiduciary capacity, in the same manner and to the same extent as were held and enjoyed by the Banks immediately prior to the Bank Merger. As a result of the Bank Merger, the Resulting Institution shall assume and succeed, in accordance with 12 C.F.R. Section 563b.475(b), to all of the rights and obligations of FIDELITY relating to its liquidation account, which liquidation account was established in connection with the conversion of FIDELITY from the mutual to stock form of organization. Any reference to the Banks in any writing, whether executed or taking effect before or after the Bank Merger, shall be deemed a reference to the Resulting Institution if not inconsistent with the other provisions of such writing.

         1.1 Effective Time. The Bank Merger shall become effective immediately following satisfaction of all requirements of law and other conditions specified in this Agreement or on such other date and time as may be agreed upon by the parties hereto and consented to by the Federal Deposit Insurance Corporation ("FDIC") and the OTS (the "Effective Time"); provided, however, that the OTS and the FDIC shall have approved the Bank Merger and the Agreement and shall have issued an approval letter to the Resulting Institution.

                                   ARTICLE II

         2.0 Form of Transactions. The parties hereto may, upon written agreement, restructure the transactions described herein in any format sufficient to achieve the needs of each party and its respective stockholder.

                                  ARTICLE III

         3.0 Charter and By-laws. The Charter of MID AMERICA, in effect immediately prior to the Effective Time, shall be the Charter of the Resulting Institution, a copy of which Charter is attached hereto as Exhibit A. The By-laws of MID AMERICA, in effect immediately prior to the Effective Time, shall be the By-laws of the Resulting Institution, a copy of which By-laws is attached hereto as Exhibit B.

                                   ARTICLE IV

         4.0 Name and Place of Business. The business of the Resulting Institution shall be that of a federally chartered savings bank. The Resulting Institution shall conduct this business under the name of "Mid America Bank, fsb" at its main banking premises which shall be located at 55th & Holmes Avenue, Clarendon Hills, Illinois and at its legally established branches.

                                   ARTICLE V

         5.0 Capital Structure. Upon completion of the Bank Merger, the Resulting Institution shall have 2,000,000 authorized shares of capital stock of which 1,000,000 shall be common stock, par value $1.00 per share, and of which 1,000,000 shall be preferred stock, par value $1.00 per share. The amount of capital stock of the Resulting Institution shall be $2,000, divided into 2,000 shares of outstanding common stock, $1.00 par value per share. Based upon the financial statements of the Banks as of September 30, 2002, upon completion of the Bank Merger, the Resulting Institution shall have a surplus of $232,659,000, undivided profits of $299,976,000 and unrealized gains or losses for securities available for sale of $3,212,000 which when combined with the capital and surplus will be equal to the combined capital structures of the Banks as stated in the preamble of this Agreement, as adjusted for normal earnings and expenses between September 30, 2002 and the Effective Time and such other accounting adjustments as may be recommended by the accountants of the Banks and Purchaser.

                                   ARTICLE VI

         6.0 Capital Stock and Stockholders.

                  6.1 Conversion of Stock of the Banks.

                  (a) On and as of the Effective Time, each issued and outstanding share of common stock of FIDELITY, $1.00 par value per share, outstanding immediately prior to the Effective Time shall, by virtue of the Bank Merger, be canceled and no consideration shall be paid.

                  (b) On and as of the Effective Time, each issued and outstanding share of common stock of MID AMERICA, $1.00 par value per share, outstanding immediately prior to the Effective Time shall be converted into a right to receive one share of the common stock, $1.00 par value per share, of the Resulting Institution solely by virtue of the Bank Merger.

                  6.2 Exchange of the Banks' Certificates. Outstanding certificates representing shares of common stock of MID AMERICA shall be deemed to represent an identical number of shares of common stock of the Resulting Institution, without any action on the part of the stockholder of MID AMERICA.

                                  ARTICLE VII

         7.0 Stockholder Approval. This Agreement will be submitted to the sole stockholders of each of MID AMERICA and FIDELITY for approval in the manner provided by the applicable provisions of HOLA.

                                  ARTICLE VIII

         8.0 Officers and Directors.

                  8.1 Board of Directors. As of the Effective Time, the Board of Directors of MID AMERICA shall constitute the Board of Directors of the Resulting Institution; provided, however, the Chairman and Chief Executive Officer of FIDELITY, as of the date hereof, shall become a director of the Resulting Institution as of the Effective Time.

                  8.2 Officers. As of the Effective Time, the officers of MID AMERICA shall constitute the officers of the Resulting Institution; provided, however, the President of FIDELITY, as of the date hereof, shall be elected as Senior Vice President of the Resulting Institution as of the Effective Time.

                                   ARTICLE IX

         9.0 Conditions to Consummation.

                  9.1 Consummation. Consummation of the Bank Merger is subject to the satisfaction of the following conditions:

                  (a) The consummation of the merger of the Company with and into Purchaser in accordance with the terms and conditions of the Merger Agreement;

                  (b) The approval of the Bank Merger and this Agreement, by the OTS and the FDIC; and

                  (c) The receipt of all other necessary corporate (including, but not limited to, stockholder) and regulatory approvals.

                                   ARTICLE X

         10.0 Termination. This Agreement shall be terminated (i) immediately in the event the Merger Agreement is terminated, or (ii) by written agreement of the parties.

                                   ARTICLE XI

         11.0 Miscellaneous.

                  11.1 Expenses. Whether the Bank Merger is approved or disapproved by the OTS and the FDIC, MID AMERICA shall pay any examination fees and filing fees of the OTS and the FDIC incurred in connection with the Bank Merger.

                  11.2 Counterparts and Captions. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument. The captions of the Sections hereof are for descriptive purposes only, and they are not intended to limit or otherwise affect the content nor are they a part of this Agreement.

                  11.3 Law Governing. This Agreement shall be construed and interpreted in all respects, including validity, interpretation and effect, by the laws of the State of Delaware with respect to matters of corporate laws and, with respect to all other matters, by the laws of the State of Illinois, except to the extent that the federal laws of the United States apply.

                  11.4 Amendment and Waiver. Any of the terms or conditions of this Agreement may be waived, amended or modified in whole or in part at any time before or after the approval of this Agreement by the stockholder of each of the parties hereto, to the extent authorized by applicable law, by a writing signed by all of the parties hereto.

                  11.5 Notices. Any notice or communication required or permitted hereunder shall be sufficiently given if in writing and (a) when delivered, if delivered in person or by facsimile transmission, or (b) on the following business day, if sent by overnight courier, as follows (or to such other addresses as shall be specified by like notice):

                  If to FIDELITY, addressed to:

                        Fidelity Bancorp, Inc.
                        5455 W. Belmont
                        Chicago, Illinois  60641
                        Attention:   Raymond S. Stolarczyk
                                     Chairman and Chief Executive
                                     Officer
                        Telephone Number:(773) 794-2410
                        Facsimile Number:(773) 736-6471

                  with a copy to:

                        Barack Ferrazzano
                        333 West Wacker Drive, Suite 2700
                        Chicago, Illinois 60606
                        Attention:  Edwin S. del Hierro, Esq.
                        Telephone Number:(312) 984-3222
                        Facsimile Number:(312) 984-3150

                  If to MID AMERICA, addressed to:

                        MAF Bancorp, Inc.
                        55th & Holmes Avenue
                        Clarendon Hills, Illinois 60514
                        Attn:  Allen H. Koranda, Chairman and
                               Chief Executive Officer
                        Telephone Number:  (630) 887-5800
                        Facsimile Number:  (630) 325-0407
                  with a copy to:

                        Vedder, Price, Kaufman & Kammholz
                        222 North LaSalle Street, Suite 2600
                        Chicago, Illinois  60601
                        Attn:   Jennifer R. Evans, Esq.
                                Daniel C. McKay II, Esq.
                        Telephone Number:  (312) 609-7500
                        Facsimile Number:   (312) 609-5005

                  11.6 Remedies. Subject to the terms hereof, in the event of any breach of this Agreement in any material respect by any of the parties hereto, any other party hereto damaged shall have all the rights, remedies and causes of action available at law or in equity, including, but not limited to, attorneys' fees and the right to specific performance.

         IN WITNESS WHEREOF, the parties hereto, pursuant to resolutions duly adopted by their respective Boards of Directors, have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                      MID AMERICA BANK, FSB


                                      __________________________________________
                                      By: Allen H. Koranda
                                      Its:  Chairman and Chief Executive Officer



                                      FIDELITY FEDERAL SAVINGS BANK


                                      __________________________________________
                                      By: Raymond S. Stolarczyk
                                      Its:  Chairman and Chief Executive Officer

                                    EXHIBIT D

                                     Form of
                                AFFILIATE LETTER
                                ----------------

MAF Bancorp, Inc.
55th & Holmes Avenue
Clarendon Hills, Illinois  60514

Ladies and Gentlemen:

         I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Fidelity Bancorp, Inc., a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations ("Rules and Regulations") of the Securities and Exchange Commission ("Commission") under the Securities Act of 1933, as amended ("Act"). Pursuant to the terms of the Agreement and Plan of Reorganization dated as of December 16, 2002 ("Merger Agreement"), by and between MAF Bancorp, Inc., a Delaware corporation ("Purchaser"), and the Company, pursuant to which the Company shall be merged with and into Purchaser (the "Merger") and the stockholders of the Company shall be entitled to receive shares of common stock, par value $0.01 per share, of Purchaser ("Purchaser Common Stock") in exchange for shares of common stock, par value $0.01 per share, of the Company ("Company Common Stock").

         As a result of the Merger, I may be entitled to receive shares of Purchaser Common Stock ("Purchaser Securities") in exchange for shares owned by me of the Company Common Stock (or upon exercise of options to purchase shares or upon the exercise by me of rights under certain option plans of the Company that become exercisable upon the consummation of the Merger).

         I represent, warrant and covenant to Purchaser that in the event I receive any shares of Purchaser Securities as a result of the Merger:

         A. I shall not make any sale, transfer or other disposition of Purchaser Securities in violation of the Act or the Rules and Regulations.

         B. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Purchaser Securities to the extent I felt necessary, with my counsel or counsel for the Company.

         C. I have been advised that the issuance of Purchaser Securities to me pursuant to the Merger shall be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because (a) at the time the Merger shall be submitted for a vote of the stockholders of the Company, I may be deemed to be an affiliate of the Company and (b) the distribution by me of Purchaser Securities has not been registered under the Act, I may not sell, transfer or otherwise dispose of Purchaser Securities issued to me in the Merger unless: (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145(d) promulgated by the Commission under the Act ("Rule 145(d)"); (ii) such sale, transfer or other disposition has been registered under the Act; or (iii) in the opinion of counsel reasonably acceptable to Purchaser, such sale, transfer or other disposition is otherwise exempt from registration under the Act. I may, however, transfer any of my shares of Purchaser Securities: (x) by gift to a charity or to a member of my immediate family for estate planning purposes and not to avoid the restrictions of this affiliate letter; (y) if necessary to discharge a fiduciary duty as a trustee; or (z) upon death by will or the laws of descent and distribution; provided in each such case that each transferee agrees to the terms of this affiliate letter.

         D. I understand that, except as provided in the Merger Agreement, Purchaser is under no obligation to register the sale, transfer or other disposition of Purchaser Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

         E. I also understand that stop transfer instructions will be given to Purchaser's transfer agents with respect to Purchaser Securities issued to me and that there will be placed on the certificates for Purchaser Securities issued to me, or any substitutions therefor, a legend stating in substance:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED DECEMBER 16, 2002 BETWEEN THE REGISTERED HOLDER HEREOF AND MAF BANCORP, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF MAF BANCORP, INC."

Purchaser agrees that the foregoing restrictive legend shall be promptly removed upon: (i) the sale, transfer or disposition of the Purchaser Securities in full compliance with the provisions of this letter agreement (except for any transfer permitted by (and in accordance with) the last sentence of Paragraph C above); or (ii) the provisions of clause (2) or (3) of Rule 145(d) being satisfied.

         F. I also understand that, unless the sale or transfer by me of Purchaser Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Purchaser reserves the right to put the following legend on the certificates issued to my transferee:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ACQUIRED IN A TRANSACTION THAT WAS NOT REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

         G. I hereby agree that at any meeting of the stockholders of the Company however called, and in any action by written consent to the stockholders of the Company. I (solely in my capacity as a stockholder) shall vote the Company Common Stock which I am entitled to vote: (a) in favor of the adoption of the Merger Agreement; (b) against any action or agreement which would result in a breach of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; and (c) against any action or agreement which would impede or interfere with the transactions contemplated by the Merger Agreement, including, but not limited to: (i) any change in the management or Board of Directors of the Company, except as otherwise consented to in writing by Purchaser; (ii) any change in the present capitalization or dividend policy of the Company; or (iii) any other material change in the Company's corporate structure or business.

         H. I agree not to vote or execute any written consent to rescind or amend in any manner any prior stockholder vote or written consent to adopt the Merger Agreement.

         I. I agree to use my best efforts to cause the Merger and the other transactions contemplated by the Merger Agreement to be consummated.

         J. Prior to the Effective Time (as defined in the Merger Agreement), I will not sell, assign, transfer or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined below)), or permit to be sold, assigned, transferred or otherwise disposed of, any shares of Company Common Stock owned of record or beneficially by me, whether such shares of Company Common Stock are owned of record or beneficially by me on the date of the Merger Agreement or are subsequently acquired, whether pursuant to the exercise of stock options or otherwise, except: (i) for transfers by operation of law (in which case I agree to use commercially reasonable efforts to cause the transferee to be bound by the terms of this affiliate letter); (ii) for sales, assignments, transfers or other dispositions necessitated by hardship with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed); (iii) for transfer permitted by (and in accordance with) the last sentence of Paragraph C above; or (iv) as Purchaser may otherwise agree in writing.

         K. I represent that (i) I have the complete and unrestricted power and the unqualified right to enter into and perform the terms of this letter agreement; (ii) this letter agreement constitutes a valid and binding agreement with respect to me, enforceable against me in accordance with its terms; and (iii) I own the shares of Company Common Stock free and clear of any liens, claims, charges or other encumbrances and restrictions of any kind whatsoever ("Liens") except as noted below, and have sole and unrestricted voting power with respect to such shares of Company Common Stock:

                           __________________________

                           __________________________

                           __________________________

         L. I do not make any agreement or understanding herein in my capacity as a director or officer of the Company. I execute this letter agreement solely in my capacity as a holder of the Company Common Stock that I am entitled to vote and nothing herein will limit or affect any actions taken by me in my capacity as an officer or director of the Company.

         M. Notwithstanding anything herein to the contrary, my obligations under this letter agreement shall terminate, automatically and without any further action on my part or on the part of any party to the Merger Agreement, upon the termination of the Merger Agreement.

                  Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                            Very truly yours,


                                            ------------------------------------
                                            Name:


Accepted and Agreed to                      Number of Shares of
this ________ day of                        Company Common Stock _______________
___________, 2002, by


MAF Bancorp, Inc.

By:
   ---------------------------------
   Name:
   Title:

                                                                      APPENDIX B

               [Stifel, Nicolaus & Company, Incorporated Opinion]






June 5, 2003






Board of Directors
Fidelity Bancorp, Inc.
5455 West Belmont Avenue
Chicago, IL  60641

Members of the Board:

         You have requested our opinion as to the fairness from a financial point of view to the shareholders of Fidelity Bancorp, Inc. ("Fidelity") of the exchange ratio (the "Exchange Ratio") of 0.89 shares of common stock, par value $0.01 per share, of MAF Bancorp, Inc. ("MAF") common stock to be exchanged for each share of common stock, par value $0.01 per share, of Fidelity pursuant to the terms of the Agreement and Plan of Reorganization by and among Fidelity and MAF, dated as of December 16, 2002 (the "Agreement"). The Agreement provides for the merger (the "Merger") of Fidelity with and into MAF, with MAF as the continuing and surviving corporation. For the purposes of our opinion, we have assumed that the Merger will be consummated pursuant to the terms of the Agreement and will constitute a tax-free reorganization.

         Stifel, Nicolaus & Company, Incorporated ("Stifel"), as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Fidelity and MAF and have completed our financial analysis of this transaction. In the ordinary course of its business, Stifel actively trades equity securities of Fidelity and MAF for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

         In rendering our opinion, we have reviewed, among other things: the Agreement as executed on December 16, 2002; the financial statements of Fidelity included in its Form 10-Ks for the five years ended September 30, 2002 and its Form 10-Qs for the two quarters ended March 31, 2003; the financial statements of MAF included in its Form 10-Ks for the five years ended December 31, 2002 and its Form 10-Q for the quarter ended March 31, 2003; and certain internal financial analyses and forecasts for Fidelity and MAF prepared by their respective management. We have conducted conversations with Fidelity's and MAF's senior management regarding recent developments and management's financial forecasts for Fidelity and MAF. We have also compared certain financial and securities data of Fidelity and MAF with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of Fidelity and MAF, reviewed the financial terms of certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our knowledge of the bank and thrift industries generally.

         In rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to us or that was otherwise reviewed by us and have not assumed any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to us (including without limitation, projected cost savings and operating synergies resulting from the Merger), we have assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of Fidelity and MAF as to the future operating and financial performance of Fidelity and MAF, that they would be realized in the amounts and time periods estimated and that they provided a reasonable basis upon which we could form our opinion. We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Fidelity or MAF since the date of the last financial statements made available to us. We have also assumed, without independent verification and with your consent, that the aggregate allowances for loan losses set forth in the financial statements of Fidelity and MAF are in the aggregate adequate to cover all such losses. We did not make or obtain any independent evaluation, appraisal or physical inspection of Fidelity's or MAF's assets or liabilities, the collateral securing any of such assets or liabilities, or the collectibility of any such assets nor did we review loan or credit files of Fidelity or MAF. We relied on advice of Fidelity's counsel and accountants as to certain legal and accounting matters with respect to Fidelity, the Agreement and the transactions and other matters contained or contemplated therein. We have assumed, with your consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Merger will be satisfied and not waived.

         Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. Our opinion is directed to the Board of Directors of Fidelity for its information and assistance in connection with its consideration of the financial terms of the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed transaction, nor have we expressed any opinion as to the prices at which any securities of Fidelity or MAF might trade in the future. Except as required by applicable law, including without limitation federal securities laws, our opinion may not be published or otherwise used or referred to, nor shall any public reference to Stifel be made, without our prior written consent.

         Based upon the foregoing and such other factors as we deem relevant, we are of the opinion, as of the date hereof, that the Exchange Ratio pursuant to the Agreement is fair to the holders of Fidelity common stock from a financial point of view.

Very truly yours,



/s/ Stifel, Nicolaus & Company, Incorporated
STIFEL, NICOLAUS  & COMPANY, INCORPORATED


                                       B-2